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TABLE OF CONTENTS

Exhibit 4.4

Execution Copy

QUANEX CORPORATION

REVOLVING CREDIT AGREEMENT

DATED AS OF NOVEMBER 26, 2002

COMERICA BANK
AS LEAD ARRANGER AND ADMINISTRATIVE AGENT

HARRIS BANK AND
U.S. BANK AS CO-SYNDICATION AGENTS

WELLS FARGO BANK AND BANK OF AMERICA
AS CO-DOCUMENTATION AGENTS

TABLE OF CONTENTS

1.	DEFINITIONS
	1.1	Certain Defined Terms
2.	REVOLVING CREDIT
	2.1	Commitment
	2.2	Accrual of Interest and Maturity; Evidence of Indebtedness
	2.3	Requests for and Refundings and Conversions of Advances
	2.4	Disbursement of Advances
	2.5	Swing Line Advances
	2.6	Prime-based Interest Payments
	2.7	Eurocurrency-based Interest Payments and Quoted Rate Interest Payments
	2.8	Interest Payments on Conversions
	2.9	Interest on Default
	2.10	Optional Prepayments
	2.11	Prime-based Advance in Absence of Election or Upon Default
	2.12	Revolving Credit Facility Fee
	2.13	Mandatory Repayment of Revolving Credit Advances
	2.14	Optional Reduction or Termination of Revolving Credit Aggregate Commitment
	2.15	Extensions of Revolving Credit Maturity Date
	2.16	Use of Proceeds of Advances
3.	LETTERS OF CREDIT
	3.1	Letters of Credit
	3.2	Conditions to Issuance
	3.3	Notice
	3.4	Letter of Credit Fees
	3.5	Other Fees
	3.6	Drawings and Demands for Payment Under Letters of Credit
	3.7	Obligations Irrevocable
	3.8	Risk Under Letters of Credit
	3.9	Indemnification
	3.10	Right of Reimbursement
	3.11	Existing Letters of Credit
4.	CONDITIONS
	4.1	Execution of Notes and this Agreement
	4.2	Corporate Authority
	4.3	Collateral Documents, Guaranties and other Loan Documents
	4.4	Existing Credit Facilities
	4.5	Insurance
	4.6	Compliance with Certain Documents and Agreements
	4.7	Opinion of Counsel
	4.8	Company's Certificate
	4.9	Payment of Fees
	4.10	Financial Statements
	4.11	Continuing Conditions
5.	REPRESENTATIONS AND WARRANTIES
	5.1	Corporate Authority
	5.2	Due Authorization—Company
	5.3	Due Authorization—Guarantors
	5.4	Good Title, No Liens
	5.5	Taxes
	5.6	No Defaults
	5.7	Enforceability of Agreement and Loan Documents—Company

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	5.8	Enforceability of Loan Documents—Guarantors
	5.9	Compliance with Laws
	5.10	Non-contravention—Company
	5.11	Non-contravention—Guarantors
	5.12	No Litigation
	5.13	Consents, Approvals and Filings, Etc.
	5.14	No Investment Company or Margin Stock
	5.15	ERISA
	5.16	Conditions Affecting Business or Properties
	5.17	Environmental and Safety Matters
	5.18	Subsidiaries
	5.19	Franchises, Patents, Copyrights, Trade Names, etc.
	5.20	Accuracy of Information
	5.21	Solvency
6.	AFFIRMATIVE COVENANTS
	6.1	Financial Statements
	6.2	Certificates; Other Information
	6.3	Payment of Obligations
	6.4	Conduct of Business and Maintenance of Existence; Compliance with Contractual Obligations and Laws (a)
	6.5	Maintenance of Property; Insurance
	6.6	Inspection of Property; Books and Records, Discussions
	6.7	Notices
	6.8	Hazardous Material Laws
	6.9	Consolidated Fixed Charge Coverage Ratio
	6.10	Maintain Consolidated Tangible Net Worth
	6.11	Maintain Consolidated Leverage Ratio
	6.12	Governmental and Other Approvals
	6.13	Compliance with ERISA; ERISA Notices
	6.14	Security; Defense of Collateral
	6.15	Use of Proceeds
	6.16	Future Subsidiaries; Additional Collateral
	6.17	Operating Accounts
	6.18	Further Assurances
7.	NEGATIVE COVENANTS
	7.1	Limitation on Funded Debt
	7.2	Limitation on Liens
	7.3	Limitation on Guarantee Obligations
	7.4	Acquisitions
	7.5	Limitation on Mergers, other Fundamental Changes or Sale of Assets
	7.6	Restricted Payments
	7.7	Limitation on Investments, Loans and Advances
	7.8	Transactions with Affiliates
	7.9	Limitation on Negative Pledge Clauses
	7.10	Prepayment of Debts
	7.11	Amendment of Subordinated Debt Documents
	7.12	Modification of Certain Agreements
	7.13	Fiscal Year
8.	DEFAULTS
	8.1	Events of Default
	8.2	Exercise of Remedies
	8.3	Rights Cumulative
	8.4	Waiver by Company of Certain Laws

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	8.5	Waiver of Defaults
	8.6	Set Off
9.	PAYMENTS, RECOVERIES AND COLLECTIONS; MARGIN ADJUSTMENTS
	9.1	Payment Procedure
	9.2	Application of Proceeds of Collateral
	9.3	Pro-rata Recovery
	9.4	Margin Adjustments
10.	CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS
	10.1	Reimbursement of Prepayment Costs
	10.2	Eurocurrency Lending Office
	10.3	Circumstances Affecting Eurocurrency-based Rate Availability
	10.4	Laws Affecting Eurocurrency-based Advance Availability
	10.5	Increased Cost of Eurocurrency-based Advances
	10.6	Capital Adequacy and Other Increased Costs
	10.7	Substitution of Banks
	10.8	Right of Banks to Fund through Branches and Affiliates
11.	AGENT
	11.1	Appointment of Agent
	11.2	Deposit Account with Agent
	11.3	Scope of Agent's Duties
	11.4	Successor Agent
	11.5	Credit Decisions
	11.6	Authority of Agent to Enforce This Agreement
	11.7	Indemnification of Agent
	11.8	Knowledge of Default
	11.9	Agent's Authorization; Action by Banks
	11.10	Enforcement Actions by the Agent
	11.11	Collateral Matters
	11.12	Agent in its Individual Capacities
	11.13	Co-Agent or Other Titles
	11.14	Agent's Fees
12.	MISCELLANEOUS
	12.1	Accounting Principles
	12.2	Consent to Jurisdiction
	12.3	Law of Michigan
	12.4	Interest
	12.5	Closing Costs and Other Costs; Indemnification
	12.6	Notices
	12.7	Further Action
	12.8	Successors and Assigns; Participations; Assignments
	12.9	Counterparts
	12.10	Amendment and Waiver
	12.11	Confidentiality
	12.12	Withholding Taxes
	12.13	WAIVER OF JURY TRIAL
	12.14	Complete Agreement; Conflicts
	12.15	Severability
	12.16	Table of Contents and Headings
	12.17	Construction of Certain Provisions
	12.18	Independence of Covenants
	12.19	Reliance on and Survival of Various Provisions

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SCHEDULES

Schedule 1.1	Pricing Matrix
Schedule 1.2	Percentages and Allocations
Schedule 1.3	Guarantors
Schedule 4.2	List of Jurisdictions in which Company and/or Subsidiaries do material business
Schedule 4.3(b)	Description of Leased Property
Schedule 4.3(d)	List of Jurisdictions in which to file financing statements
Schedule 5.1	Exceptions to Foreign Corporation Qualifications
Schedule 5.4	Description of Owned Property
Schedule 5.9	Compliance with Laws
Schedule 5.12	Litigation
Schedule 5.16	Employee Pension Benefit Plans
Schedule 5.18	Environmental Matters
Schedule 5.19	Subsidiaries
Schedule 5.20	Trade Names/Trade Styles
Schedule 5.21	Contingent Obligations
Schedule 7.1(b)	Existing Funded Debt
Schedule 7.2	Permitted Liens
Schedule 7.3	Existing Guaranties
Schedule 7.7	Existing Investments
Schedule 7.8	Transactions with Affiliates
Schedule 7.9	Negative Pledges
Schedule 12.6	Notices

EXHIBITS

A	FORM OF REQUEST FOR REVOLVING CREDIT ADVANCE
B	FORM OF REVOLVING CREDIT NOTE
C	FORM OF SWING LINE NOTE
D	FORM OF REQUEST FOR SWING LINE ADVANCE
E	FORM OF SWING LINE BANK PARTICIPATION CERTIFICATE
F	FORM OF NOTICE OF LETTERS OF CREDIT
G	RESERVED
H	RESERVED
I	FORM ASSIGNMENT AGREEMENT
J	FORM OF GUARANTY
K	FORM OF SECURITY AGREEMENT
L	FORM OF INTERCOMPANY NOTE
M	FORM OF COVENANT COMPLIANCE REPORT
N	SUBORDINATION PROVISIONS

REVOLVING CREDIT AGREEMENT

        This Revolving Credit Agreement ("Agreement") is made as of November 26, 2002, by and among the financial institutions from time to time signatory hereto (individually a "Bank," and any and all such financial institutions collectively the "Banks"), Comerica Bank, as agent for the Banks (in such capacity, "Agent"), and Quanex Corporation, a Delaware corporation (the "Company").

RECITALS

        A.    The Company has requested that the Banks extend to it credit and letters of credit on the terms and conditions set forth herein.

        B.    The Banks are prepared to extend such credit as aforesaid, but only on the terms and conditions set forth in this Agreement.

        NOW THEREFORE, in consideration of the covenants contained herein, the Company, the Banks and the Agent agree as follows:

1.    DEFINITIONS

        1.1    Certain Defined Terms.     For the purposes of this Agreement the following terms will have the following meanings:

        "Account Party(ies)" shall mean, with respect to any Letter of Credit, the account party or parties (which shall be the Company or a Guarantor) as named in an application to the Agent for the issuance of such Letter of Credit.

        "Advance(s)" shall mean, as the context may indicate, a borrowing requested by the Company, and made by the Revolving Credit Banks under Section 2.1 hereof or the Swing Line Bank under Section 2.5 hereof, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3 or 2.5 hereof, and any advance deemed to have been made in respect of a Letter of Credit under Section 3.6(a) hereof, and shall include, as applicable, a Eurocurrency-based Advance, a Prime-based Advance and a Quoted Rate Advance.

        "Affiliate" shall mean, with respect to any Person, any other Person or group acting in concert in respect of the first Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such first Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person or group of Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Unless otherwise specified to the contrary herein, or the context requires otherwise, Affiliate shall refer to Affiliates of the Company.

        "Agent" shall mean Comerica Bank, in its capacity as agent for the Banks hereunder, or any successor agent appointed in accordance with Section 11.4 hereof.

        "Agent's Correspondent" shall mean for Advances in eurodollars, Agent's Grand Cayman Branch (or for the account of said branch office, at Agent's main office in Detroit, Michigan, United States).

        "Alternate Base Rate" shall mean, for any day, an interest rate per annum equal to the Federal Funds Effective Rate in effect on such day, plus one percent (1%).

        "Applicable Fee Percentage" shall mean, as of any date of determination thereof, the applicable percentage used to calculate certain of the fees due and payable hereunder, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Schedule 1.1.

        "Applicable Interest Rate" shall mean (i) in respect of Revolving Credit Advances, the Eurocurrency-based Rate and the Prime-based Rate; and (ii) in respect of Swing Line Advances, the

Prime-based Rate and the Quoted Rate; in each case, as selected by Company from time to time subject to the terms and conditions of this Agreement.

        "Applicable Margin" shall mean, as of any date of determination thereof, the applicable interest rate margin, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Schedule 1.1.

        "Asset Sale" shall mean the sale, transfer or other disposition by the Company or any Subsidiary of any tangible asset (other than stock or other ownership interests of any Subsidiary) to any Person (other than to the Company or any Subsidiary), other than sales, transfers or other dispositions of inventory in the ordinary course of business and sales of assets or other dispositions of assets that have been damaged, become obsolete, worn out or are no longer useable or useful in the conduct of Company's or such Subsidiary's business.

        "Assignment Agreement" shall have mean an Assignment Agreement substantially in the form of Exhibit I hereto.

        "Bank Hedging Agreement" means any Hedging Transaction entered into between the Company and any Bank or an Affiliate of a Bank.

        "Bankruptcy Code" shall mean Title 11 of the United States Code and the rules promulgated thereunder.

        "Banks" shall mean Comerica Bank and such other financial institutions from time to time parties hereto as lenders and shall include the Revolving Credit Banks and the Swing Line Bank and any assignee which becomes a Bank pursuant to Section 12.8 hereof.

        "Business Day" shall mean any day on which commercial banks are open for domestic and international business in Detroit, Michigan and if related to a determination of the Eurocurrency-based Rate or to a Eurocurrency-based Advance, a day on which commercial banks are open in the relevant interbank market for eurodollar transactions.

        "Capital Stock" shall mean (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

        "Capital Expenditures" shall mean, for any period, with respect to any Person, the aggregate of all expenditures incurred by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant and property that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

        "Capitalized Lease" shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

        "Collateral" shall mean all property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of the Banks is or has been granted or arises or has arisen, under or in connection with this Agreement, the other Loan Documents, or otherwise to secure the Indebtedness.

        "Collateral Documents" shall mean the Security Agreement and all of the other acknowledgments, certificates, stock powers, financing statements, instruments and other security documents executed by Company or any Subsidiary in favor of the Agent for the benefit of the Banks and delivered to the Agent, as security for the Indebtedness, in each case as of the Effective Date or, from time to time subsequent thereto, in connection with such collateral documents, in each case, as such collateral documents may be amended or otherwise modified from time to time.

        "Comerica Bank" shall mean Comerica Bank, a Michigan banking corporation, its successors or assigns.

        "Commitment" shall mean the Revolving Credit Aggregate Commitment.

        "Commonly Controlled Entity" shall mean an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or which is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Internal Revenue Code.

        "Company" is defined in the preamble.

        "Consolidated" (or "consolidated") or "Consolidating" (or "consolidating") shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated (or consolidating) basis in accordance with GAAP, applied on a consistent basis. Unless otherwise specified herein, "Consolidated" and "Consolidating" shall refer to Company and its Subsidiaries (or if the context so indicates, the Company and its significant subsidiaries), determined on a Consolidated or Consolidating basis, as the case may be.

        "Consolidated EBITDA" shall mean for any period, Consolidated Net Income for such period plus, without duplication and only to the extent reflected as a charge or reduction in the statement of such Consolidated Net Income for such period, the sum of (a) Consolidated Interest Expense, (b) income tax expense, (c) depreciation and amortization expense, (d) any extraordinary non-cash expenses or losses including non-cash losses on sales of assets outside of the ordinary course of business, (e) amortization of debt discount and (f) less any extraordinary gains; provided, however, that notwithstanding the foregoing, "Consolidated EBITDA" shall be determined on a pro forma basis for each period during which a Permitted Acquisition shall have occurred, giving effect to such Permitted Acquisition as if it had occurred on the first day of the relevant period.

        "Consolidated Fixed Charges" shall mean, for any period, the sum, without duplication, of (i) all Consolidated Interest Expense paid or payable during such period plus (ii) all installments of principal or other sums payable during such period by Company and the Subsidiaries with respect to the Consolidated Funded Debt (excluding prepayments of Consolidated Funded Debt) plus (iii) the amount of dividends declared and paid in cash by Company during such period, all as determined in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" shall mean for any period, the ratio of (a) Consolidated EBITDA for such period minus Capital Expenditures for such period and minus all Income Taxes paid or payable for such period (other than Income Taxes properly deferred for payment in a subsequent period) to (b) Consolidated Fixed Charges for such period.

        "Consolidated Funded Debt" shall mean at any date, the aggregate amount of all Funded Debt of the Company and its Subsidiaries at such date, determined on a Consolidated basis.

        "Consolidated Interest Expense" shall mean for any period total cash interest expense (including that attributable to Capitalized Leases) of the Company and its Consolidated Subsidiaries plus, without duplication, capitalized interest expense, plus all fees and expenses incurred in connection with the Indebtedness to the extent such costs are allocable to such period in accordance with GAAP.

        "Consolidated Leverage Ratio" shall mean for any period, the ratio of (a) Consolidated Funded Debt on such date to (b) Consolidated EBITDA for such period.

        "Consolidated Net Income" shall mean for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any of its Subsidiaries and (b) the undistributed earnings of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

        "Consolidated Tangible Net Worth" shall mean as of any date the sum of (a) all amounts that would be included under stockholders' equity on a Consolidated balance sheet of Company and its Consolidated Subsidiaries, less goodwill and other intangible assets plus (b) the outstanding principal amount of Subordinated Debt as of such date, all as determined in accordance with GAAP.

        "Contractual Obligation" shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

        "Covenant Compliance Report" shall mean the report to be furnished by the Company to the Agent pursuant to Section 6.2(a) hereof, in the form attached hereto Exhibit M and certified by a Responsible Officer, which report shall include, among other things, detailed calculations and the resultant ratios or financial tests with respect to the financial covenants contained in Sections 6.9 through 6.11 and 7.7 of this Agreement, accompanied by such other supplemental or supporting information as may be reasonably requested by Agent or Majority Banks.

        "De Minimis Matters" shall mean any suits, actions, proceedings, investigations, or other matters, the existence of which and any liability which may result therefrom, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        "Debt" shall mean as to any Person, without duplication (a) all Funded Debt of a Person, (b) all Guarantee Obligations of such Person, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all indebtedness of such Person arising in connection with any interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by such Person, (e) any obligations in respect of phantom stock or comparable employee incentive plans which would be classified as liabilities on the balance sheet of a Person, and (f) any items that would be classified as liabilities on the balance sheet of a Person.

        "Default" shall mean any event which with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.

        "Defaulting Bank" is defined in Section 2.4(c).

        "Distribution" is defined in Section 7.6 hereof.

        "Dollars" and the sign "$" shall mean lawful money of the United States of America.

        "Domestic Advance" shall mean any Advance other than a Eurocurrency-based Advance.

        "Domestic Subsidiary(ies)" shall mean any direct or indirect Subsidiary of the Company which is incorporated under the laws of the United States of America, or any state, territory or other political subdivision thereof.

        "Effective Date" shall mean the date on which all the conditions precedent set forth in Sections 4.1 through 5.11 have been satisfied.

        "Equity Offering" shall mean the issuance and sale for cash, on or after the date hereof, by Company or any of its Subsidiaries of additional capital stock or other equity interests.

        "Equity Offering Adjustment" shall mean that amount to be added to the minimum Consolidated Tangible Net Worth required to be maintained under Section 6.10 hereof consisting of an amount equal to fifty percent (50%) of each Equity Offering conducted by the Company or any of its Subsidiaries (excluding any Equity Offering resulting from the exercise of stock options issued pursuant to any employee benefit plans or any secondary offering of the capital stock of the Company or any of its Subsidiaries by a third party, provided that the Company or such Subisidiary shall not receive any cash proceeds resulting from such secondary offering), net of costs of the offering and issuance, on and after the Effective Date, on a cumulative basis.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.

        "Eurocurrency-based Advance" shall mean any Advance which bears interest at the Eurocurrency-based Rate.

        "Eurocurrency-based Rate" shall mean a per annum interest rate which is equal to the sum of (a) the Applicable Margin, plus (b) the quotient of:

  (A)
  the per annum interest rate at which deposits in the relevant eurocurrency are offered to Agent's Eurocurrency Lending Office by other prime banks in the eurocurrency market in an amount comparable to the relevant Eurocurrency-based Advance and for a period equal to the relevant Eurocurrency-Interest Period at approximately 11:00 A.M. Detroit time two (2) Business Days prior to the first day of such Eurocurrency-Interest Period, divided by

  (B)
  a percentage equal to 100% minus the maximum rate on such date at which Agent is required to maintain reserves on "Eurocurrency Liabilities' as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurocurrency deposits or includes a category of assets which includes eurocurrency loans, the rate at which such reserves are required to be maintained on such category, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%.

        "Eurocurrency-Interest Period" shall mean, for any Eurocurrency-based Advance, an interest period of one, two, three or six months (or any lesser or greater number of days agreed to in advance by the Company, Agent and the Banks) as selected by the Company, for such Eurocurrency-based Advance pursuant to Section 2.3 or 2.5 hereof, as the case may be.

        "Eurocurrency Lending Office" shall mean, (a) with respect to the Agent, Agent's office located at its Grand Caymans Branch or such other branch of Agent, domestic or foreign, as it may hereafter designate as its Eurocurrency Lending Office by written notice to Company and the Banks and (b) as to each of the Banks, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified thereon as its Eurocurrency Lending Office), or at such other office, branch or affiliate of such Bank as it may hereafter designate as its Eurocurrency Lending Office by written notice to Company and Agent.

        "Event of Default" shall mean each of the Events of Default specified in Section 8.1 hereof.

        "Existing Letter of Credit" shall mean a letter of credit issued under the Prior Credit Agreement which is outstanding on the effective date hereof.

        "Federal Funds Effective Rate" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it, all as conclusively determined by the Agent, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%.

        "Fee Letter" shall mean each fee letter in effect from time to time between Company and the Agent or any Bank hereunder, as amended from time to time.

        "Fees" shall mean the Revolving Credit Facility Fee, the Letter of Credit Fees and the other fees and charges payable by the Company to the Banks or Agent hereunder.

        "Foreign Subsidiary(ies)" shall mean each Subsidiary of the Company which is not a Domestic Subsidiary.

        "Funded Debt" of any Person shall mean, on a Consolidated basis (without duplication) as of the date of determination, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such Person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities secured by any liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, in each case determined in accordance with GAAP; provided however that so long as such Person is not personally liable for such liabilities, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the lien securing such liability and the amount of the liability secured, (e) liabilities for obligations which may arise by operation of law (excluding taxes, but including, by way of example and not limitation, liabilities for ERISA funding, environmental hazards and other liabilities under Hazardous Materials Laws) and (f) all Guarantee Obligations in respect of any liability which constitutes Funded Debt; provided, however that, except for purposes of Section 9.1 hereof, Funded Debt shall not include any interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by such Person prior to the occurrence of a termination event with respect thereto.

        "GAAP" shall mean generally accepted accounting principles in the United States of America, consistently applied.

        "Governmental Obligations" means noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.

        "Guarantee Obligation" shall mean as to any Person (the "guaranteeing person") any obligation of the guaranteeing person in respect of any obligation of another Person (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, guaranty agreement, keepwell agreement, purchase agreement, counterindemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the "primary obligations") of any other third Person (the

"primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by Company in good faith.

        "Guarantors" shall mean the Significant Domestic Subsidiaries described on Schedule 1.3 hereto, and each Significant Domestic Subsidiary which is required by the Banks to guarantee the obligations of the Company under the terms set forth in Section 6.16 of this Agreement and under the other Loan Documents; provided, however, that for purposes of this Agreement, so long as the assets of Quanex Health Management Company consist only of intercompany accounts receivables, such Subsidiary shall not be required to execute a Guaranty or be deemed to be a Guarantor under this Agreement.

        "Guaranty" shall mean that certain guaranty of all outstanding Indebtedness of the Company, executed and delivered (or to be executed and delivered) by the Guarantors (whether by execution thereof, or by execution of the Joinder Agreement attached as "Exhibit A" to the form of such Guaranty), to the Agent, on behalf of the Banks, in the form annexed hereto as Exhibit J, as amended from time to time.

        "Hazardous Material" shall mean any hazardous or toxic waste, substance or material defined or regulated as such in or for purposes of the Hazardous Material Laws.

        "Hazardous Material Law(s)" shall mean all laws, codes, ordinances, rules, regulations, orders, decrees and final, written directives issued by any federal, state, local or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to any substance or material which is regulated for reasons of health, safety or the environment and which is present or alleged to be present on or about or used in any facilities owned, leased or operated by the Company or any of Subsidiaries, or any portion thereof including, without limitation, those relating to surface and subsurface soil and ground water conditions and the condition of the indoor and outdoor ambient air; any so-called "superfund" or "superlien" law; and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now in effect or at any time during the term of the Agreement.

        "Hedging Transaction" means each interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by the Company from time to time, but only for risk management purposes and not for speculative purposes.

        "Hereof", "hereto", "hereunder" and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.

        "Income Taxes" shall mean for any period the aggregate amount of taxes based on income or profits for such period of the operations of Company and its Subsidiaries determined in accordance with GAAP on a Consolidated basis (to the extent such income and profits were included in computing Consolidated Net Income).

        "Indebtedness" shall mean all indebtedness and liabilities including interest, fees and other charges (including interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the Revolving Credit Maturity Date and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), arising under this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, of the Company or any Subsidiary to any of the Banks or Affiliates thereof or to the Agent, in any manner and at any time, whether arising under this Agreement or under the Guaranty or any of the other Loan Documents, due or hereafter to become due, now owing or that may hereafter be incurred by the Company or any Subsidiary to, any of the Banks or Affiliates thereof or to the Agent (and which shall be deemed to include any liabilities of the Company or any Subsidiary to any Bank arising in connection with account overdrafts or other cash management services related to this Agreement), and any judgments that may hereafter be rendered on such indebtedness or any part thereof, with interest according to the rates and terms specified, or as provided by law, any payment obligations, if any, under Hedging Transactions evidenced by Bank Hedging Agreements, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing; provided, however that for purposes of calculating the Indebtedness outstanding under this Agreement or any of the other Loan Documents, the direct and indirect and absolute and contingent obligations of the Company and the Subsidiaries (whether direct or contingent) shall be determined without duplication.

        "Intercompany Loan" shall mean any loan (or advance in the nature of a loan) by the Company to any Subsidiary, or by any Subsidiary to the Company or to any other Subsidiary, provided that each such loan or advance is subordinated in right of payment and priority to the Indebtedness on terms and conditions satisfactory to Agent and the Majority Banks.

        "Intercompany Loans, Advances or Investments" shall mean any Intercompany Loan, and any advance or investment by the Company or any Subsidiary (including without limitation any guaranty of obligations or indebtedness to third parties) to or in another Subsidiary (or by any Subsidiary to the Company).

        "Intercompany Note" shall mean any promissory note issued or to be issued by the Company or any Subsidiary to evidence an Intercompany Loan substantially in the form of Exhibit L.

        "Interest Period" shall mean (a) with respect to a Eurocurrency-based Advance, a Eurocurrency-Interest Period, commencing on the day a Eurocurrency-based Advance is made, or on the effective date of an election of the Eurocurrency-based Rate made under Section 2.3 hereof, and (b) with respect to a Swing Line Advance carried at the Quoted Rate, an interest period of 30 days (or any lesser or greater number of days agreed to in advance by the Company, Agent and the Swing Line Bank; provided, however that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, except that as to an Interest Period in respect of a Eurocurrency-based Advance, if the next succeeding Business Day falls in another calendar month, such Interest Period shall end on the next preceding Business Day, (ii) when an Interest Period in respect of a Eurocurrency-based Advance begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business

Day of such calendar month, and (iii) no Interest Period in respect of any Advance shall extend beyond the Revolving Credit Maturity Date.

        "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

        "Investment" shall mean, when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person (including, without limitation, any contingent obligation) in respect of any capital stock, Debt, obligation or liability of such other Person and (b) any other investment made by such Person (however acquired) in stock or other ownership interests in any other Person, including, without limitation, any investment made in exchange for the issuance of shares of stock of such Person.

        "Issuing Bank" shall mean Comerica Bank in its capacity as issuer of one or more Letters of Credit hereunder, or its successor designated by the Company and the Revolving Credit Banks.

        "Issuing Office" shall mean such office as Issuing Bank shall designate as its Issuing Office.

        "Letter of Credit Agreement" shall mean, in respect of each Letter of Credit, the application and related documentation satisfactory to the Issuing Bank of an Account Party or Account Parties requesting Issuing Bank to issue such Letter of Credit, as amended from time to time.

        "Letter of Credit Documents" is defined in Section 3.7.

        "Letter of Credit Fees" shall mean the fees payable to Agent for the accounts of the Revolving Credit Banks in connection with Letters of Credit pursuant to Section 3.4(a) and (b) hereof.

        "Letter of Credit Maximum Amount" shall mean Twenty Five Million Dollars ($25,000,000).

        "Letter of Credit Obligations" shall mean at any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding as of such date, (b) the aggregate face amount of all Letters of Credit requested but not yet issued as of such date and (c) the aggregate amount of Reimbursement Obligations as of such date.

        "Letter of Credit Payment" shall mean any amount paid or required to be paid by the Issuing Bank in its capacity hereunder as issuer of a Letter of Credit as a result of a draft or other demand for payment under any Letter of Credit.

        "Letter(s) of Credit" shall mean any standby letters of credit issued by Issuing Bank at the request of or for the account of an Account Party or Account Parties pursuant to Article 3 hereof, including without limitation any Existing Letters of Credit.

        "Lien" shall mean the security interest or lien arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, Capitalized Lease, consignment or bailment for security or any other type of lien, charge, title exception, encumbrance (including, with respect to stock, any stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements), preferential or priority arrangement affecting Property, whether based on common law or statute.

        "Loan Documents" shall mean, collectively, this Agreement, the Notes (if issued), the Letter of Credit Agreements, the Letters of Credit, the Guaranty, the Collateral Documents, any Bank Hedging Agreement and any other documents, certificates, instruments or agreements executed or delivered pursuant to or in connection with any such document or this Agreement, as such documents may be amended or otherwise modified from time to time.

        "Loan Parties" shall mean the Company and each Guarantor and "Loan Party" shall mean any one of them, as the context indicates or otherwise requires.

        "Majority Banks" shall mean (a) so long as the Revolving Credit Aggregate Commitment is outstanding hereunder, at any time Banks holding not less than 51% of the aggregate principal amount of the Revolving Credit Aggregate Commitment and (b) if the Revolving Credit Aggregate Commitment has been terminated, at any time the Banks holding not less than 51% of the aggregate principal amount of the Indebtedness then outstanding under the Revolving Credit (provided that, for purposes of determining Majority Banks hereunder, Indebtedness outstanding under the Swing Line or under any Letter of Credit shall be allocated among the Banks based on their respective Percentages; provided however that so long as there are fewer than three Banks, "Majority Banks" shall mean all Banks).

        "Material Adverse Effect" shall mean a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company and the Guarantors to perform their respective obligations under this Agreement, the Notes (if issued) or any other Loan Document to which any of them is a party, or (c) the validity or enforceability of this Agreement, any of the Notes (if issued) or any of the other Loan Documents or the rights or remedies of the Agent or the Banks hereunder or thereunder.

        "Multiemployer Plan" shall mean a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

        "Non-Defaulting Bank" is defined in Section 2.4(c).

        "Notes" shall mean the Revolving Credit Notes and the Swing Line Note.

        "Operating Lease" shall mean any lease (or other arrangement conveying the right to use) real or personal property, or any combination thereof, which lease is not required to be classified as a Capitalized Lease in accordance with GAAP.

        "Pension Plan" shall mean any plan established and maintained by the Company or any Subsidiary which is qualified under Section 401(a) of the Internal Revenue Code and subject to the minimum funding standards of Section 412 of the Internal Revenue Code.

        "Percentage" shall mean with respect to each Revolving Credit Bank, its percentage share, as set forth on Schedule 1.2 under column 1, of the Revolving Credit and its risk participation in Letters of Credit and in any outstanding Swing Line Advances, as such Schedule may be revised from time to time by Agent in accordance with Section 12.8.

        "Permitted Acquisition" shall mean any acquisition (including by way of merger) by Company or any Guarantor of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or shares of stock or other ownership interests of another Person, which is conducted in accordance with the following requirements:

          (a)  Such acquisition is of a business or Person engaged in a line of business reasonably related to that of the Company and its Subsidiaries;

          (b)  If such acquisition is structured as a stock acquisition, then the Person so acquired shall either (X) become a wholly-owned Subsidiary of the Company, a Guarantor or other wholly-owned Subsidiary of the Company and the Company shall comply, or cause such Subsidiary to comply, with Section 6.16 hereof (if applicable) or (Y) such Person shall be merged with and into the Company, a Guarantor or other wholly-owned Subsidiary of the Company (with the Company or such Guarantor or such Subsidiary being the surviving entity);

          (c)  If such acquisition is structured as the acquisition of assets, such assets shall be acquired by Company or a Guarantor or other wholly-owned Subsidiary of the Company;

          (d)  The Company shall have delivered to the Agent not less than fifteen (15) nor more than ninety (90) days prior to the target consummation date of such acquisition, notice of such acquisition together with Pro Forma Projected Financial Information, copies of all material documents relating to such acquisition, and historical financial information (including income statements, balance sheets and cash flows) covering at least two (2) complete fiscal years of the acquisition target prior to the effective date of the acquisition or the entire credit history of the acquisition target, whichever period is shorter, in each case in form and substance satisfactory to the Agent and the Majority Banks;

          (e)  Both immediately before and after such acquisition no Default or Event of Default shall have occurred and be continuing;

          (f)    The board of directors (or other Person(s) exercising similar functions) of the seller of the assets or issuer of the shares of stock or other ownership interests being acquired shall not have disapproved such transaction or recommended that such transaction be disapproved;

          (g)  The purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or to be paid or incurred, with respect thereto, including the amount of Funded Debt assumed or to which such assets, businesses or business or ownership interests or shares, or any Person so acquired is subject (and including payments made or to be made under any non-compete agreements), but excluding the value of any common shares of the Company, any Subsidiary or any other Person transferred as a part of such acquisition, (X) is less than Fifty Million Dollars ($50,000,000), and (Y) when added to the purchase price for each other Permitted Acquisition consummated during the same fiscal year, does not exceed One Hundred Million Dollars ($100,000,000).

        "Permitted Investments" shall mean with respect to any Person:

          (a)  Governmental Obligations;

          (b)  Obligations of a state of the United States, the District of Columbia or any possession of the United States, or any political subdivision thereof, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three (3) major grades as determined by at least one Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one Rating Agency;

          (c)  Banker's acceptances, commercial accounts, demand deposit accounts, money market accounts, certificates of deposit, or depository receipts issued by or maintained with any Bank or a bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $250,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by the Company or any of the Subsidiaries in the ordinary course of business;

          (d)  Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies, and which matures within 270 days after the date of issue;

          (e)  Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced; and

          (f)    Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (e) above.

        "Permitted Liens" shall mean with respect to any Person:

          (a)  Liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

          (b)  carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlord's liens or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings; provided however that a reserve or other appropriate provisions shall have been made therefor;

          (c)  pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

          (d)  deposits to secure (i) the performance of tenders or bids, trade contracts (other than for borrowed money), statutory obligations, surety, customs, stay and appeal bonds, performance and return of money bonds, government contracts and other obligations of a like nature or (ii) the performance of leases permitted hereunder, in each case given or incurred on terms, in amounts and otherwise in the ordinary course of business;

          (e)  easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar encumbrances or Liens incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of such Person; and

          (f)    any attachment or judgment Lien not constituting an Event of Default under Section 8.1(h);

          (g)  leases or subleases of real property interests granted to third parties in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business by Company or any of its Subsidiaries;

          (h)  any (i) interest or title of a lessor or sublessor under any lease permitted hereunder, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii), so long as the holder of such restriction of encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

          (i)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

          (j)    any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

          (k)  licenses of patents, trademarks and other intellectual property rights granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business by Company or any of its Subsidiaries.

        "Person" shall mean a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind.

        "Potential Financial Institution" is defined in Section 2.4(c).

        "Prime-based Advance" shall mean an Advance which bears interest at the Prime-based Rate.

        "Prime-based Rate" shall mean, for any day, that rate of interest which is equal to the sum of the Applicable Margin plus the greater of (i) the Prime Rate, and (ii) the Alternate Base Rate.

        "Prime Rate" shall mean the per annum rate of interest announced by the Agent, at its main office from time to time as its "prime rate" (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Agent to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

        "Prior Credit Agreement" shall mean that certain Quanex Corporation $250,000,000 Revolving Credit and Term Loan Agreement dated as of July 23, 1996, by and among the Company, the banks signatory thereto and Comerica Bank as Agent for the Banks, and any and all amendments or other modifications thereto.

        "Pro Forma Projected Financial Information" shall mean, as to any proposed acquisition, a statement executed by a Responsible Officer (supported by reasonable detail) setting forth the total consideration to be paid or incurred in connection with the proposed acquisition, and pro forma combined projected financial information for the Company and the Consolidated Subsidiaries and the acquisition target (if applicable), consisting of projected balance sheets as of the proposed effective date of the acquisition or the closing date thereof and as of the end of at least the next succeeding three (3) fiscal years of the Company following the acquisition and projected statements of income and cash flows for each of those years, including sufficient detail to permit calculation of the amounts and the ratios described in Sections 6.9 through 6.11 and 7.7 hereof, as projected as of the effective date of the acquisition and for those fiscal years and accompanied by (i) a statement setting forth a calculation of the ratios and amounts so described, (ii) a statement in reasonable detail specifying all material assumptions underlying the projections and (iii) such other information as the Agent or Majority Banks shall reasonably request.

        "Purchasing Bank" shall have the meaning set forth in Section 10.7.

        "Quoted Rate" shall mean the rate of interest per annum offered by the Swing Line Bank in its sole discretion with respect to a Swing Line Advance.

        "Quoted Rate Advance" means any Swing Line Advance which bears interest at the Quoted Rate.

        "Rating Agency" shall mean Moody's Investor Services, Inc., Standard and Poor's Ratings Services, their respective successors or any other nationally recognized statistical rating organization which is acceptable to the Agent.

        "Register" is defined in Section 12.8(f) hereof.

        "Reimbursement Obligation(s)" shall mean the aggregate amount of all unreimbursed drawings under all Letter of Credit Agreements (excluding for the avoidance of doubt, amounts deemed to have been advanced under Section 3.6(a)) together with all other sums, fees, charges and amounts which may be owing to the Issuing Bank under such Letter of Credit Agreement or this Agreement relating to Letters of Credit.

        "Request for Advance" shall mean a Request for Revolving Credit Advance or a Request for Swing Line Advance, as the context may indicate, or otherwise require.

        "Request for Revolving Credit Advance" shall mean a request for a Revolving Credit Advance issued by the Company under Section 2.3 of this Agreement in the form annexed hereto as Exhibit A, as amended or otherwise modified in accordance with the terms hereof.

        "Request for Swing Line Advance" shall mean a request for a Swing Line Advance issued by the Company under Section 2.5(c) of this Agreement in the form attached hereto as Exhibit D, as amended or otherwise modified in accordance with the terms of this Agreement.

        "Requirement of Law" shall mean as to any Person, the certificate of incorporation and bylaws, the partnership agreement or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitration or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        "Responsible Officer" shall mean the chief executive officer, chief financial officer, treasurer or the president of the Company, or with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company or any other officer having substantially the same authority and responsibility.

        "Revolving Credit" shall mean the revolving credit loans to be advanced to the Company by the applicable Revolving Credit Banks pursuant to Article 2 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Revolving Credit Aggregate Commitment.

        "Revolving Credit Advance" shall mean a borrowing requested by the Company and made by the Revolving Credit Banks under Section 2.1 of this Agreement, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3 hereof and any advance in respect of a Letter of Credit under Section 3.6(a) hereof, and shall include, as applicable, a Eurocurrency-based Advance and/or a Prime-based Advance.

        "Revolving Credit Aggregate Commitment" shall mean Two Hundred Million Dollars ($200,000,000), subject to any reduction or termination under Section 2.13, 2.14 or 8.2 hereof.

        "Revolving Credit Banks" shall mean the financial institutions from time to time parties hereto as lenders of the Revolving Credit.

        "Revolving Credit Facility Fee" shall mean the fees payable to Agent for distribution to the Revolving Credit Banks pursuant to Section 2.12 hereof.

        "Revolving Credit Maturity Date" shall mean the earlier to occur of (i) November 15, 2005, as such date may be extended pursuant to Section 2.15 hereof, and (ii) the date on which the Revolving Credit Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.

        "Revolving Credit Notes" shall mean the revolving credit notes described in Section 2.2 hereof, made by the Company to each of the Revolving Credit Banks in the form annexed to this agreement as Exhibit B, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

        "Security Agreement" shall mean the Security Agreement substantially in the form of the Security Agreement annexed hereto as Exhibit K executed and delivered by the Company and the Guarantors in favor of the Agent, as amended or otherwise modified from time to time.

        "Significant Domestic Subsidiary" shall mean any Domestic Subsidiary, whether existing as of the Effective Date or created or acquired (directly or indirectly) by the Company thereafter, which has total assets, on an individual basis, on any date of determination, of $15,000,000 (or more) or which has, on an individual basis, as of the most recent trailing twelve month period, then ending, total revenues (determined in conformity with GAAP) of $30,000,000 or more.

        "Subordination Agreement" shall mean any subordination agreement entered into from time to time between Agent, for and on behalf of the Banks, and any holder of Subordinated Debt, to evidence the subordination of such Debt to the Indebtedness hereunder, as each such subordination agreement may be amended from time to time.

        "Subordinated Debt" shall mean (i) any Funded Debt of the Company having a maturity date which is later than the Revolving Credit Maturity Date then in effect and which, when added to all other Subordinated Debt then outstanding, does not exceed in the aggregate $75,000,000, and which has been has been subordinated in right of payment and priority to the Indebtedness substantially on the terms and conditions set forth on the attached Exhibit N and (ii) any Funded Debt which, when added to all other Subordinated Debt then outstanding, exceeds in the aggregate $75,000,000, and which has been has been subordinated in right of payment and priority to the Indebtedness on terms and conditions satisfactory to the Agent and the Majority Banks.

        "Subordinated Debt Adjustment" shall mean that amount to be added to the minimum Consolidated Tangible Net Worth required to be maintained under Section 6.10 hereof consisting of an amount equal to fifty percent (50%) of the cash proceeds of all Subordinated Debt issued by the Company or any of its Subsidiaries on or after the Effective Date, on a cumulative basis.

        "Subordinated Debt Documents" shall mean and include any documents evidencing any Subordinated Debt, as the same may be amended, modified or supplemented from time to time in compliance with the terms of this Agreement.

        "Subsidiary(ies)" shall mean any other corporation, association, joint stock company, business trust, limited liability company or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to each Person which is a Subsidiary of the Company.

        "Swing Line" shall mean the revolving credit loans to be advanced to the Company by the Swing Line Bank pursuant to Section 2.5 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Swing Line Maximum Amount.

        "Swing Line Advance" shall mean a borrowing made by Swing Line Bank to the Company pursuant to Section 2.5 hereof.

        "Swing Line Bank" shall mean Comerica Bank in its capacity as lender under Section 2.5 of this Agreement or its successor as lender of the Swing Line.

        "Swing Line Maximum Amount" shall mean Fifteen Million Dollars ($15,000,000).

        "Swing Line Notes" shall mean the swing line notes which may be issued by the Company at the request of Swing Line Bank pursuant to Section 2.5(a) hereof in the form annexed hereto as Exhibit C, as the case may be, as such Notes may be amended or supplemented from time to time, and any notes issued in substitution, replacement or renewal thereof from time to time.

        "Uniform Commercial Code" or "UCC" shall mean the Uniform Commercial Code of any applicable state, and, unless specified otherwise the Uniform Commercial Code as in effect in the State of Michigan.

2.    REVOLVING CREDIT

        2.1    Commitment.     Subject to the terms and conditions of this Agreement (including without limitation Section 2.3 hereof), each Revolving Credit Bank severally and for itself alone agrees to make Advances of the Revolving Credit in Dollars to the Company from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity

Date in an aggregate amount, not to exceed at any one time outstanding such Bank's Percentage of the Revolving Credit Aggregate Commitment. Subject to the terms and conditions set forth herein, advances, repayments and readvances may be made under the Revolving Credit.

        2.2    Accrual of Interest and Maturity; Evidence of Indebtedness.     (a) The Company hereby unconditionally promises to pay to the Agent for the account of each Revolving Credit Bank the then unpaid principal amount of each Revolving Credit Advance (plus all accrued and unpaid interest) of such Revolving Credit Bank to the Company on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement.

          (b)  Each Revolving Credit Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Company to the appropriate lending office of such Revolving Credit Bank resulting from each Revolving Credit Advance made by such lending office of such Revolving Credit Bank from time to time, including the amounts of principal and interest payable thereon and paid to such Revolving Credit Bank from time to time under this Agreement.

          (c)  The Agent shall maintain the Register pursuant to Section 12.8(f), and a subaccount therein for each Revolving Credit Bank, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Revolving Credit Advance made hereunder, the type thereof and each Interest Period applicable to any Eurocurrency-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Revolving Credit Bank hereunder in respect of the Revolving Credit Advances and (iii) both the amount of any sum received by the Agent hereunder from the Company in respect of the Revolving Credit Advances and each Revolving Credit Bank's share thereof.

          (d)  The entries made in the Register and the accounts of each Revolving Credit Bank maintained pursuant to paragraphs (b) and (c) of this Section 2.2 shall, absent manifest error, to the extent permitted by applicable law, be conclusive evidence of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of any Revolving Credit Bank or the Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Company to repay the Revolving Credit Advances (and all other amounts owing with respect thereto) made to the Company by the Revolving Credit Banks in accordance with the terms of this Agreement.

          (e)  The Company agrees that, upon written request to the Agent (with a copy to the Company) by any Revolving Credit Bank, the Company will execute and deliver, to such Revolving Credit Bank, at Company's own expense, a Revolving Credit Note evidencing the outstanding Revolving Credit Advances owing to such Revolving Credit Bank.

        2.3    Requests for and Refundings and Conversions of Advances.     The Company may request an Advance of the Revolving Credit, refund any such Advance in the same type of Advance or convert any such Advance to any other type of Advance of the Revolving Credit only after delivery to Agent of a Request for Revolving Credit Advance executed by a Responsible Officer or other person previously authorized (in a writing delivered to the Agent) by the Company to execute such Request, subject to the following:

          (a)  each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance form annexed hereto as Exhibit A, including without limitation:

              (i)  the proposed date of such Advance, which must be a Business Day;

            (ii)  whether such Advance is a refunding or conversion of an outstanding Advance; and

            (iii)  whether such Advance is to be a Prime-based Advance or a Eurocurrency-based Advance, and, except in the case of a Prime-based Advance, the first Interest Period applicable thereto.

          (b)  each such Request for Revolving Credit Advance shall be delivered to Agent by 1:00 p.m. (Detroit time) at least three (3) Business Days prior to the proposed date of Advance, except in the case of a Prime-based Advance, for which the Request for Advance must be delivered by 1:00 p.m. (Detroit time) on such proposed date for Advances;

          (c)  on the proposed date of such Advance, the sum of (x) the aggregate principal amount of all Advances of the Revolving Credit and of the Swing Line requested or outstanding on such date (including without limitation all Advances and Letters of Credit requested by the Company but not yet funded or issued on such date and including, without duplication, the deemed Advances funded by the Agent under Section 3.6(a) hereof in respect of the Company's or an applicable Account Party's Reimbursement Obligation hereunder) plus (y) the Letter of Credit Obligations as of such date, shall not exceed the Revolving Credit Aggregate Commitment; provided however, that, in the case of any Advance being applied to refund or convert an outstanding Advance, the aggregate principal amount of such Advances to be refunded or converted shall not be included for purposes of calculating availability under this Section 2.3(c);

          (d)  in the case of a Prime-based Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least $2,000,000;

          (e)  in the case of a Eurocurrency-based Advance, the principal amount of such Advance, plus the amount of any other outstanding Advance of the Revolving Credit to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be at least $3,000,000 (or a larger integral multiple of $100,000) and at any one time there shall not be in effect more than ten (10) Eurocurrency-based Rates and Eurocurrency-Interest Periods;

          (f)    a Request for Revolving Credit Advance, once delivered to Agent, shall not be revocable by the Company;

          (g)  each Request for Revolving Credit Advance shall constitute a certification by the Company, as of the date thereof that:

              (i)  both before and after such Advance, the obligations of the Loan Parties set forth in this Agreement and the other Loan Documents to which such Persons are parties are valid, binding and enforceable obligations of such Loan Parties (subject to the limitations set forth in Section 5.7 of this Agreement);

            (ii)  all conditions to Advances of the Revolving Credit have been satisfied, and shall remain satisfied to the date of such Advance (both before and after giving effect to such Advance);

            (iii)  there is no Default or Event of Default in existence, and none will exist upon the making of such Advance (both before and after giving effect to such Advance);

            (iv)  the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the making of such Advance (both before and after giving effect to such Advance), other than any representation or warranty that expressly speaks only as of a different date; and

            (v)  the execution of such Request for Advance will not violate the material terms and conditions of any material contract, agreement or other borrowing of the Company.

  Agent, acting on behalf of the Revolving Credit Banks, may, at its option, lend under this Section 2.3 upon the telephone request of a person previously authorized (in a writing delivered to the Agent) by the Company to make such requests and, in the event Agent, acting on behalf of the Revolving Credit Banks, makes any such Advance upon a telephone request, the requesting person shall fax to Agent, on the same day as such telephone request, a Request for Advance. The Company hereby authorizes Agent to disburse Advances under this Section 2.3 pursuant to the telephone instructions of any person purporting to be a person identified by name on a written list of persons authorized by the Company and delivered to Agent prior to the date of such request to make Requests for Advance on behalf of the Company. Notwithstanding the foregoing, the Company acknowledges that the Company shall bear all risk of loss resulting from disbursements made upon any telephone request. Each telephone request for an Advance shall constitute a certification of the matters set forth in the Request for Revolving Credit Advance form as of the date of such requested Advance.

        2.4    Disbursement of Advances.

          (a)  Upon receiving any Request for Revolving Credit Advance from the Company under Section 2.3 hereof, Agent shall promptly notify each Revolving Credit Bank by wire, telex or telephone (confirmed by wire, telecopy or telex) of the amount of such Advance to be made and the date such Advance is to be made by said Revolving Credit Bank pursuant to its Percentage of such Advance. Unless such Revolving Credit Bank's commitment to make Advances of the Revolving Credit hereunder shall have been suspended or terminated in accordance with this Agreement, each such Revolving Credit Bank shall make available the amount of its Percentage of each Advance in immediately available funds to Agent, as follows:

              (i)  for Domestic Advances, at the office of Agent located at One Detroit Center, Detroit, Michigan 48226, not later than 3:00 p.m. (Detroit time) on the date of such Advance; and

            (ii)  for Eurocurrency-based Advances, at the Agent's Correspondent for the account of the Eurocurrency Lending Office of the Agent, not later than 12 noon (the time of the Agent's Correspondent) on the date of such Advance.

          (b)  Subject to submission of an executed Request for Revolving Credit Advance by the Company without exceptions noted in the compliance certification therein, Agent shall make available to the Company, the aggregate of the amounts so received by it from the Revolving Credit Banks in like funds and currencies:

              (i)  for Domestic Advances, not later than 4:00 p.m. (Detroit time) on the date of such Advance by credit to an account of Company maintained with Agent or to such other account or third party as Company may reasonably direct; and

            (ii)  for Eurocurrency-based Advances, not later than 4:00 p.m. (the time of the Agent's Correspondent) on the date of such Advance, by credit to an account of the Company maintained with Agent's Correspondent or to such other account or third party as the Company may reasonably direct.

          (c)  Agent shall deliver the documents and papers received by it for the account of each Revolving Credit Bank to such Revolving Credit Bank or upon its order. Unless Agent shall have been notified by any Revolving Credit Bank prior to the date of any proposed Revolving Credit Advance that such Revolving Credit Bank does not intend to make available to Agent such Revolving Credit Bank's Percentage of such Advance, Agent may assume that such Revolving Credit Bank has made such amount available to Agent on such date, as aforesaid and may, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is not in fact made available to Agent by such Revolving Credit Bank, as aforesaid, Agent shall be entitled to recover such amount on demand from such Revolving Credit Bank. If such Revolving Credit Bank does not pay such amount forthwith upon Agent's demand therefor and the Agent has in fact made a corresponding amount available to the Company, the Agent shall promptly notify the Company and the Company shall pay such amount to Agent, if such notice is delivered to the Company prior to 1:00 p.m. (Detroit time) on a Business Day, on the day such notice is received, and otherwise on the next Business Day. Agent shall also be entitled to recover from such Revolving Credit Bank or the Company, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by Agent to the Company, to the date such amount is recovered by Agent, at a rate per annum equal to:

              (i)  in the case of such Revolving Credit Bank, for the first two (2) Business Days such amount remains unpaid, with respect to Domestic Advances, the Federal Funds Effective Rate, and with respect to Eurocurrency-based Advances, Agent's aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent as a result of such failure to deliver funds hereunder) of carrying such amount and thereafter, at the rate of interest then applicable to such Revolving Credit Advances; and

            (ii)  in the case of Company, the rate of interest then applicable to such Advance of the Revolving Credit.

  The obligation of any Revolving Credit Bank to make any Advance of the Revolving Credit hereunder shall not be affected by the failure of any other Revolving Credit Bank to make any Advance hereunder, and no Revolving Credit Bank shall have any liability to the Company or any of its Subsidiaries, the Agent, any other Revolving Credit Bank, or any other party for another Revolving Credit Bank's failure to make any loan or Advance hereunder. In the event any Bank shall fail to advance any amounts required to be advanced in accordance with the terms of this Article 2 (a "Defaulting Bank"), the Agent shall promptly provide written notice thereof to the Company and to each other Bank (each such other Bank being referred to in this Section as a "Non-Defaulting Bank"). Each Non-Defaulting Bank shall have ten (10) Business Days from receipt of said notice to exercise its option to agree to enter into an agreement pursuant to which the Non-Defaulting Bank shall assume the Defaulting Bank's rights and obligations under this Agreement, its Notes and the other Loan Documents. The Non-Defaulting Bank shall exercise such option by providing written notice of same to the Defaulting Bank (and if there is more than one Non-Defaulting Bank, the assignment agreement shall be entered into with the Non-Defaulting Bank who first notifies the Defaulting Bank of its decision to exercise said option) and to the Company. If no Non-Defaulting Bank shall exercise the above-described option within the said ten (10) Business Day period and if the Company shall, subject to Section 12.8(c) hereof, within sixty (60) days of delivering the notice described above, advise such Defaulting Bank of another bank or financial institution to which assignments are permitted pursuant to Section 12.8(c) hereof and which is willing to assume such Defaulting Bank's rights and obligations under this Agreement, its Notes and the other Loan Documents (each such bank or financial institution being hereinafter referred to as a "Potential Financial Institution"), such Defaulting Bank shall, subject to Section 12.8(c), assign its said rights and obligations to the Potential Financial Institution; provided however that any such assignment shall not alter the Company's remedies vis a vis the Defaulting Bank.

        2.5    Swing Line Advances.     (a) The Swing Line Bank shall, on the terms and subject to the conditions hereinafter set forth (including without limitation Section 2.5(c) hereof), make one or more advances (each such advance being a "Swing Line Advance") to the Company, from time to time on any Business Day during the period from the date hereof to (but excluding) the Revolving Credit Maturity Date in an amount not to exceed in the aggregate at any time outstanding the Swing Line

Maximum Amount. Swing Line Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Company to Swing Line Bank resulting from each Swing Line Advance of such Bank from time to time, including the amounts of principal and interest payable thereon and paid to such Bank from time to time. The entries made in such account or accounts of Swing Line Bank shall, to the extent permitted by applicable law, be conclusive evidence, absent manifest error, of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of Swing Line Bank to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Company to repay the Swing Line Advances (and all other amounts owing with respect thereto) made to Company by Swing Line Bank in accordance with the terms of this Agreement. Advances, repayments and readvances under the Swing Line may be made, subject to the terms and conditions of this Agreement. Each Swing Line Advance shall mature and the principal amount thereof shall be due and payable by the Company in the case of any Quoted Rate Advance, on the last day of the Interest Period applicable thereto (if any) and, in the case of any Prime-based Advance, on the Revolving Credit Maturity Date.

        The Company agrees that, upon the written request of Swing Line Bank, the Company will execute and deliver to Swing Line Bank a Swing Line Note; provided, that the delivery of such Swing Line Note shall not be a condition precedent to the Effective Date.

          (b)    Accrual of Interest.    Each Swing Line Advance shall, from time to time after the date of such Advance, bear interest at its Applicable Interest Rate. The amount and date of each Swing Line Advance, its Applicable Interest Rate, its Interest Period, if any, and the amount and date of any repayment shall be noted on Swing Line Bank's account maintained pursuant to Section 2.5(a), which records will be conclusive evidence thereof, absent manifest error; provided, however, that any failure by the Swing Line Bank to record any such information shall not relieve the Company of its obligation to repay the outstanding principal amount of such Advance, all interest accrued thereon and any amount payable with respect thereto in accordance with the terms of this Agreement and the other Loan Documents.

          (c)    Requests for Swing Line Advances.    The Company may request a Swing Line Advance only after the delivery to Swing Line Bank of a Request for Swing Line Advance executed by a person authorized (in a writing a copy of which has been previously delivered to the Agent) by the Company to make such requests, subject to the following:

              (i)  each such Request for Swing Line Advance shall set forth the information required on the Request for Advance form annexed hereto as Exhibit D, including without limitation:

              (A)  the proposed date of such Swing Line Advance, which must be a Business Day;

              (B)  whether such Swing Line Advance is to be a Prime-based Advance or a Quoted Rate Advance; and

              (C)  in the case of a Quoted Rate Advance, the duration of the Interest Period applicable thereto.

            (ii)  on the proposed date of such Swing Line Advance, the aggregate principal amount of all Swing Line Advances outstanding on such date (including without duplication all Swing Line Advances requested by Company on or as of such date but not yet funded as of such date) shall not exceed the Swing Line Maximum Amount.

            (iii)  on the proposed date of such Swing Line Advance, the sum of (x) the aggregate principal amount of all Advances of the Revolving Credit and of the Swing Line requested or outstanding on such date (including without duplication all Advances and Letters of Credit requested by the Company on or as of such date and all deemed Advances made under Section 3.6(a) hereof in respect of the Company's or an applicable Account Party's Reimbursement Obligation hereunder) plus (y) the Letter of Credit Obligations on such date, shall not exceed the Revolving Credit Aggregate Commitment;

            (iv)  in the case of a Swing Line Advance that is a Prime-based Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least Two Hundred Fifty Thousand Dollars ($250,000) or such lesser amount as agreed to by Agent from time to time.

            (v)  in the case of a Swing Line Advance that is a Quoted Rate Advance, the principal amount of such Advance plus any other outstanding Advances of the Swing Line to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be at least Two Hundred Fifty Thousand Dollars ($250,000) (or a larger integral multiple of ($10,000) or such lesser amount as agreed to by Agent from time to time, and at any one time there shall not be in effect more than five (5) Applicable Interest Rates and Interest Periods;

            (vi)  each such Request for Swing Line Advance shall be delivered to the Swing Line Bank by 3:00 p.m. (Detroit time) on the proposed date of the Advance;

          (vii)  each Request for Swing Line Advance, once delivered to Swing Line Bank, shall be irrevocable by the Company, and shall constitute and include a certification by the Company as of the date thereof that:

              (A)  both before and after making such Swing Line Advance, the obligations of the Loan Parties set forth in this Agreement and the other Loan Documents, are valid, binding and enforceable obligations of such Loan Parties (subject to the limitations set forth in Section 5.7 of this Agreement);

              (B)  all conditions to the making of Swing Line Advances have been satisfied (both before and after giving effect to such Advance);

              (C)  both before and after giving effect to such Swing Line Advance, there is no Default or Event of Default in existence; and

              (D)  both before and after giving effect to such Swing Line Advance, the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects, other than any representation or warranty that expressly speaks only as of a different date.

        At the option of the Swing Line Bank, subject to revocation by Swing Line Bank at any time and from time to time, the Company may utilize the Swing Line Bank's "Sweep to Loan" automated system for obtaining Swing Line Advances. Each time a Swing Line Advance is made using the "Sweep to Loan" system, the Company shall be deemed to have certified to the Swing Line Bank and the Banks each of the matters set forth in clause (vii) of this Section 2.5(b). Swing Line Bank may revoke the Company's privilege to use the "Sweep to Loan" system at any time and from time to time for any reason and, immediately upon any such revocation, the "Sweep to Loan" system shall no longer be available to the Company for the funding of Swing Line Advances hereunder (or otherwise) and the regular procedures set forth for the making of Swing Line Advances shall be deemed immediately to apply. Swing Line Bank may, at its option, also elect to make Swing Line Advances upon Company's telephone requests on the basis set forth in the succeeding paragraph, provided that the Company comply with the provisions set forth in Section 2.3.

        Swing Line Bank, may, at its option, lend under this Section 2.5(c) upon the telephone request of an authorized officer of Company and, in the event Swing Line Bank makes any such Advance upon a telephone request, the requesting officer shall, if so requested by Swing Line Bank, fax to Swing Line Bank, on the same day as such telephone request, a Request for Swing Line Advance. Company hereby authorizes Swing Line Bank to disburse Advances under this Section 2.5(c) pursuant to the telephone instructions of any person purporting to be a person identified by name on a written list of persons authorized by the Company to make Requests for Advance on behalf of the Company. Notwithstanding the foregoing, the Company acknowledges that Company shall bear all risk of loss resulting from disbursements made upon any telephone request. Each telephone request for an Advance shall constitute a certification of the matters set forth in the Request for Swing Line Advance form as of the date of such requested Advance. Swing Line Bank shall promptly deliver to Agent by telecopy a copy of any Request for Advance received hereunder.

          (d)    Disbursement of Swing Line Advances.    Unless the "Sweep to Loan" is in effect under Section 2.5 herein, and otherwise subject to submission of an executed Request for Swing Line Advance by the Company without exceptions noted in the compliance certification therein, Swing Line Bank shall make available to the Company the amount so requested, in like funds and currencies, not later than 4:00 p.m. (Detroit time) on the date of such Advance by credit to an account of the Company maintained with Agent or to such other account or third party as the Company may reasonably direct in writing. Swing Line Bank shall promptly notify Agent of any Swing Line Advance by telephone, telex or telecopier.

          (e)    Refunding of or Participation Interest in Swing Line Advances.

              (i)  The Agent, at any time in its sole and absolute discretion, may, in each case on behalf of the Company (which hereby irrevocably directs the Agent to act on its behalf) request each of the Revolving Credit Banks (including the Swing Line Bank in its capacity as a Revolving Credit Bank) to make an Advance of the Revolving Credit to the Company, in an amount equal to such Revolving Credit Bank's Percentage of the principal amount of the aggregate Swing Line Advances outstanding on the date such notice is given (the "Refunded Swing Line Advances"); provided however that Swing Line Advances which are carried at the Quoted Rate which are converted to Revolving Credit Advances at the request of the Agent at a time when no Default or Event of Default has occurred and is continuing, shall not be subject to Section 10.1 and no losses, costs or expenses may be assessed by the Swing Line Bank against the Company or the Revolving Credit Banks as a consequence of such conversion. In the case of each Refunded Swing Line Advance that is carried at the Quoted Rate, the applicable Advance of the Revolving Credit used to refund such Swing Line Advance shall be a Eurocurrency-based Advance with an interest period of one month, and in the case of each Refunded Swing Line Advance that is carried at the Prime-based Rate, the applicable Advance of the Revolving Credit used to refund such Swing Line Advance shall be a Prime-based Advance, provided, however that if, at the time of such conversion, a Default or Event of Default shall have occurred and be continuing, or any of the funding conditions with respect to Revolving Credit Advances have not been satisfied, all Refunded Swing Line Advances shall be refunded under the Revolving Credit as Prime-based Advances. In connection with the making of any such Refunded Swing Line Advances or the purchase of a participation interest in Swing Line Advances under Section 2.5(e)(ii) hereof, the Swing Line Bank shall retain its claim against the Company for any unpaid interest or fees in respect thereof accrued to the date of such refunding. Unless any of the events described in Section 8.1(j) hereof shall have occurred (in which event the procedures of subparagraph (ii) of this Section 2.5(e) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of an Advance of the Revolving Credit are then satisfied but subject to Section 2.5(e)(iii), each Revolving Credit Bank shall make the proceeds of its Advance of the Revolving Credit available to the Agent in immediately available funds for the benefit of the Swing Line Bank at the office of the Agent specified in Section 2.4(a) hereof (i) prior to 11:00 a.m. Detroit time (for Domestic Advances) on the Business Day next succeeding the date such notice is given and (ii) prior to 11:00 a.m. Detroit time (for Eurocurrency-based Advances) on the third Business Day after the date such notice is given. The proceeds of such Advances of the Revolving Credit shall be immediately applied to repay the Refunded Swing Line Advances in accordance with the provisions of Section 10.1 hereof.

            (ii)  If, prior to the making of an Advance of the Revolving Credit pursuant to subparagraph (i) of this Section 2.5(e), one of the events described in Section 8.1(j) hereof shall have occurred, each Revolving Credit Bank will, on the date such Advance of the Revolving Credit was to have been made, purchase from the Swing Line Bank an undivided participating interest in each Swing Line Advance that was to have been refunded in an amount equal to its Percentage of such Swing Line Advance. Each Revolving Credit Bank within the time periods specified in Section 2.5(e)(i) hereof, as applicable, shall immediately transfer to the Agent, in immediately available funds, the amount of its participation and upon receipt thereof the Agent will deliver to such Revolving Credit Bank a Swing Line Participation Certificate in the form of Exhibit E evidencing such participation.

            (iii)  Each Revolving Credit Bank's obligation to make Advances of the Revolving Credit and to purchase participation interests in accordance with clauses (i) and (ii) of this Section 2.5(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Bank may have against Swing Line Bank, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Company or any other Person; (iv) any breach of this Agreement by the Company or any other Person; (v) any inability of the Company to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Advance is to be made or such participating interest is to be purchased; (vi) the termination of the Revolving Credit Aggregate Commitment hereunder; or (vii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Credit Bank does not make available to the Agent the amount required pursuant to clause (i) or (ii) above, as the case may be, the Agent shall be entitled to recover such amount on demand from such Revolving Credit Bank, together with interest thereon for each day from the date of non-payment until such amount is paid in full (x) for the first two (2) Business Days such amount remains unpaid, at the Federal Funds Effective Rate and (y) thereafter, at the rate of interest then applicable to such Swing Line Advances. The obligation of any Revolving Credit Bank to make available its pro rata portion of the amounts required pursuant to clause (i) or (ii) above shall not be affected by the failure of any other Revolving Credit Bank to make such amounts available, and no Revolving Credit Bank shall have any liability to the Company and its Subsidiaries, the Agent, the Swing Line Bank, or any other Revolving Credit Bank or any other party for another Revolving Credit Bank's failure to make the amounts required under clause (i) or (ii) available.

            (iv)  Notwithstanding the foregoing, however, no Revolving Credit Bank shall be required to purchase a participation in a Swing Line Advance if, prior to the making of the applicable Swing Line Advance by the Swing Line Bank, the Agent or the Swing Line Bank had obtained actual knowledge that an Event of Default had occurred and was continuing; provided, however that the Revolving Credit Banks shall be deemed to have acquired such a participation upon the date of which such Event of Default has been waived by the requisite Revolving Credit Banks, as applicable.

        2.6    Prime-based Interest Payments.     Interest on the unpaid balance of all Prime-based Advances of the Revolving Credit and all Swing Line Advances carried at the Prime-based Rate from time to time outstanding shall accrue from the date of such Advance to the date repaid, at a per annum interest rate equal to the Prime-based Rate, and shall be payable in immediately available funds commencing on the first day of the fiscal quarter next succeeding the fiscal quarter during which the initial Advance of the Revolving Credit or Swing Line Advance, as the case may be, is made and on the first day of each fiscal quarter thereafter. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate.

        2.7    Eurocurrency-based Interest Payments and Quoted Rate Interest Payments.

          (a)  Interest on each Eurocurrency-based Advance of the Revolving Credit shall accrue at its Eurocurrency-based Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto (and, if any Interest Period shall exceed three months, then on the last Business Day of the third month of such Interest Period, and at three month intervals thereafter). Interest accruing at the Eurocurrency-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to but not including the last day thereof.

          (b)  Interest on each Quoted Rate Advance of the Swing Line shall accrue at its Quoted Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest accruing at the Quoted Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including the last day thereof.

        2.8    Interest Payments on Conversions.     Notwithstanding anything to the contrary in the preceding sections, all accrued and unpaid interest on any Advance refunded or converted pursuant to Section 2.3 or 2.5(e) hereof (except for refundings or conversions of Prime-based Advances) shall be due and payable in full on the date such Advance is refunded or converted.

        2.9    Interest on Default.     In the event and so long as any Event of Default shall exist, in the case of any Event of Default under Sections 8.1(a) or 8.1(j), immediately upon the occurrence thereof, and in the case of all other Events of Default, upon notice from the Majority Banks, interest shall be payable on demand on all Eurocurrency-based Advances of the Revolving Credit and Quoted Rate Advances from time to time outstanding (and, to the extent delinquent, on all other monetary obligations of Company hereunder and under the other Loan Documents) at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance plus, in the case of Eurocurrency-based Advances, two percent (2%) for the remainder of the then existing Interest Period, if any, and at all other such times and for all Prime-based Advances from time to time outstanding, at a per annum rate equal to the Prime-based Rate plus two percent (2%).

        2.10    Optional Prepayments.     (a) Except as provided in Section 2.10(b) hereof, the Company may prepay all or part of the outstanding principal of any Prime-based Advance(s) of the Revolving Credit at any time, provided that unless the "Sweep to Loan" shall be in effect under Section 2.5(b) hereof, the amount of any partial prepayment shall be at least One Hundred Thousand Dollars ($100,000) and, after giving effect to any such partial prepayment, the aggregate balance of Prime-based Advance(s) of the Revolving Credit remaining outstanding, if any, shall be at least Five Hundred Thousand Dollars ($500,000). Subject to Section 10.1 hereof and to the other terms and conditions of this Agreement, the Company may prepay all or part of any Eurocurrency-based Advance of the Revolving Credit (subject to not less than one (1) Business Day's notice to Agent) provided that the amount of any such partial prepayment shall be at least Two Hundred Fifty Thousand Dollars ($250,000), and after giving effect to any such partial prepayment, the unpaid portion of such Advance which is refunded or converted under Section 2.3 hereof shall be at least One Million Dollars ($1,000,000).

          (b)  The Company may prepay all or part of the outstanding principal of any Swing Line Advance carried at the Prime-based Rate at any time.

          (c)  The Company may prepay at any time all or part of the outstanding principal of any Swing Line Advance carried at the Quoted Rate (subject to not less than one (1) Business Day's notice to Swing Line Bank unless such notice is received by 1:00 p.m. (Detroit time) on a Business Day, in which case such payment may be made on the day such notice is received) provided that the amount of such prepayment shall be at least Ten Thousand Dollars ($10,000) and, after giving effect to any such partial prepayment, the aggregate unpaid portion of such Swing Line Advance shall be at least Fifty Thousand Dollars ($50,000).

          (d)  Any prepayment of a Prime-based Advance made in accordance with this Section shall be without premium or penalty and any prepayment of any other type of Advance shall be subject to the provisions of Section 10.1, but otherwise without premium or penalty.

        2.11    Prime-based Advance in Absence of Election or Upon Default.     If, (a) as to any outstanding Eurocurrency-based Advance of the Revolving Credit, Agent has not received payment of all outstanding principal and accrued interest on the last day of the Interest Period applicable thereto, or does not receive a timely Request for Advance meeting the requirements of Section 2.3 or 2.5(c) hereof with respect to the refunding or conversion of such Advance, or (b) subject to Section 2.9 hereof, if on the last day of the applicable Interest Period a Default or an Event of Default shall have occurred and be continuing, then, on the last day of the applicable Interest Period the principal amount of any Eurocurrency-based Advance which has not been prepaid shall, absent a contrary election of the Majority Banks, be converted automatically to a Prime-based Advance and the Agent shall thereafter promptly notify the Company of said action.

        2.12    Revolving Credit Facility Fee.     From the Effective Date to the Revolving Credit Maturity Date, the Company shall pay to the Agent for distribution to the Revolving Credit Banks pro-rata in accordance with their respective Percentages, a Revolving Credit Facility Fee quarterly in arrears commencing February 1, 2003 (in respect of the prior fiscal quarter or portion thereof), and on the first day of each fiscal quarter thereafter. The Revolving Credit Facility Fee payable to each Revolving Credit Bank shall be determined by multiplying the Applicable Fee Percentage times the Revolving Credit Aggregate Commitment then in effect (whether used or unused). The Revolving Credit Facility Fee shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the Revolving Credit Facility Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment, Agent shall make prompt payment to each Revolving Credit Bank of its share of the Revolving Credit Facility Fee based upon its respective Percentage. It is expressly understood that the Revolving Credit Facility Fees described in this Section are not refundable under any circumstances.

        2.13    Mandatory Repayment of Revolving Credit Advances.

          (a)  If at any time and for any reason the aggregate outstanding principal amount of Revolving Credit Advances plus Swing Line Advances hereunder to the Company, plus the outstanding Letter of Credit Obligations, shall exceed the Revolving Credit Aggregate Commitment, the Company shall immediately reduce any pending request for a Revolving Credit Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, immediately repay an amount of the Indebtedness equal to such excess and, to the extent such Indebtedness consists of Letter of Credit Obligations, provide cash collateral on the basis set forth in Section 8.2 hereof. The Company acknowledges that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under Section 10.1 hereof; provided, however, that the Company shall, in order to reduce any such prepayment costs and expenses, first prepay such portion of the Indebtedness then carried as a Prime-based Advance, if any;

          (b)  To the extent that, on the date any mandatory repayment of the Revolving Credit Advances under this Section 2.13 or payment pursuant to the terms of any of the Collateral Documents is due, the Indebtedness under the Revolving Credit or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurocurrency-based Rate and no Default or Event of Default has occurred and is continuing, the Company may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Revolving Credit Banks (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to Agent and upon such deposit the obligation of the Company to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Revolving Credit on the last day of each Interest Period attributable to the Eurocurrency-based Advances of such Revolving Advance, thereby avoiding breakage costs under Section 10.1 hereof.

        2.14    Optional Reduction or Termination of Revolving Credit Aggregate Commitment.     The Company may upon at least five (5) Business Days' prior written notice to the Agent, permanently reduce the Revolving Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to Ten Million Dollars ($10,000,000) or a larger integral multiple of One Million Dollars ($1,000,000); (ii) each reduction shall be accompanied by the payment of the Revolving Credit Facility Fee, if any, accrued and unpaid to the date of such reduction; (iii) the Company shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Advances (including, without duplication, any deemed Advances made under Section 3.6 hereof) outstanding hereunder, plus the aggregate undrawn amount of outstanding Letter of Credit Obligations, exceeds the amount of the then applicable Revolving Credit Aggregate Commitment as so reduced, together with interest thereon to the date of prepayment; (iv) no reduction shall reduce the Revolving Credit Aggregate Commitment to an amount which is less than the aggregate undrawn amount of any Letters of Credit outstanding at such time unless, and only to the extent that, the Company has provided cash collateral in an amount equal to the undrawn amount of such Letters of Credit on the basis set forth in Section 8.2 hereof; and (v) no such reduction shall reduce the Swing Line Commitment unless the Company so elects; provided, however that if the termination or reduction of the Revolving Credit Aggregate Commitment requires the prepayment of a Eurocurrency-based Advance or a Quoted Rate Advance and such termination or reduction is made on a day other than the last Business Day of the then current Interest Period applicable to such Eurocurrency-based Advance or such Quoted Rate Advance, then, pursuant to Section 10.1, the Company shall compensate the Revolving Credit Banks for any losses or, the Company may deposit the amount of such prepayment in a collateral account as provided in Section 2.13(b). Reductions of the Revolving Credit Aggregate Commitment and any accompanying prepayments of Advances of the Revolving Credit shall be distributed by Agent to each Revolving Credit Bank in accordance with such Revolving Credit Bank's Percentage thereof, and will not be available for reinstatement by or readvance to the Company, and any accompanying prepayments of Advances of the Swing Line shall be distributed by Agent to the Swing Line Bank and will not be available for reinstatement by or readvance to the Company. Any reductions of the Revolving Credit Aggregate Commitment hereunder shall reduce each Revolving Credit Bank's portion thereof proportionately (based on the applicable Percentages), and shall be permanent and irrevocable. Any payments made pursuant to this Section shall be applied first to outstanding Prime-based Advances under the Revolving Credit, next to Swing Line Advances carried at the Prime-based Rate, next to Eurocurrency-based Advances of the Revolving Credit and then to Swing Line Advances carried at the Quoted Rate.

        2.15    Extensions of Revolving Credit Maturity Date.     (a) Provided that no Default or Event of Default has occurred and is continuing, Company may, by written notice to Agent and each Bank (which notice shall be irrevocable and which shall not be deemed effective unless actually received by Agent and each Bank): (i) prior to March 31, 2004, but not before March 1, 2004, request that the Banks extend the then applicable Revolving Credit Maturity Date to February 28, 2007 (such request, the "Initial Request"); and (ii) (a) prior to March 31, but not before March 1, of each year beginning in 2006 (if the Initial Request is made and approved by the Banks) or (b) prior to November 30 but not before November 1, of each year beginning in 2004 (if the Initial Request is not made by the Company or approved by the Banks) request that the Banks extend the then applicable Revolving

Credit Maturity Date to a date that is one year later than the Revolving Credit Maturity Date then in effect.

          (b)  Each Bank shall, within 30 days of receipt of the applicable request, notify the Agent in writing whether such Bank consents to the extension of the Revolving Credit Maturity Date, such consent to be in the sole discretion of such Bank. If any Bank does not so notify the Agent of its decision within such 30 day period, such Bank shall be deemed to have not consented to such request of the Company.

          (c)  The Agent shall promptly notify the Company whether all of the Banks have consented to such request. If the Agent does not so notify the Company within 30 days of the Agent's receipt such Request, the Agent shall be deemed to have notified the Company that all of the Banks have not consented to the Company's request.

          (d)  Each Bank which elects not to extend the Revolving Credit Maturity Date or fails to so notify the Agent of such consent (a "Non-Consenting Bank") hereby agrees that if any other Bank or financial institution acceptable to the Company and the Agent offers to purchase such Non-Consenting Bank's Percentage of the Revolving Credit Aggregate Commitment within 180 days after receipt of the related Request for a purchase price equal to the sum of all amounts then owing with respect to the outstanding Advances (and participations in any Swing Line Advances or any Letters of Credit) and all other amounts accrued for the account of such Non-Consenting Bank, such Non-Consenting Bank will promptly assign, sell and transfer all of its right, title, interest and obligations with respect to the foregoing to such other Bank or financial institution pursuant to and on the terms specified in the form of Assignment Agreement attached hereto as Exhibit I. Before assigning to a financial institution other than a Bank pursuant to this clause (d), each Bank that has elected to extend the Revolving Credit Maturity Date (a "Consenting Bank") shall have the right, but not any obligation, pro rata with all other Consenting Banks which elect to purchase a pro rata share of such non-consenting Bank's Percentage of the Revolving Credit Aggregate Commitment (and participations in Swing Line Advances and Letters of Credit) to purchase each such Non-Consenting Bank's Percentage thereof pursuant to this clause (d). The Consenting Banks which elect to exercise their purchase options hereunder shall by mutual agreement determine the amount of each Non-Consenting Bank's Percentage of the Revolving Credit Aggregate Commitment being purchased by each Consenting Bank, provided that if there is any dispute among the Consenting Banks such purchase shall be based upon a pro rata sharing of each Non-Consenting Bank's Percentage thereof. Only if the Consenting Banks have determined not to purchase all of the Non-Consenting Bank's Revolving Credit Aggregate Commitment may financial institutions other than a Consenting Bank then purchase such Non-Consenting Bank's Revolving Credit Aggregate Commitment.

          (e)  Except as set forth in subparagraph (f) hereof, notwithstanding anything herein to the contrary, the Revolving Credit Maturity Date will not be extended unless all Banks have consented to the extension or if another Bank or financial institution has purchased each such Non-Consenting Bank's Revolving Credit Aggregate Commitment pursuant to the terms of clause (d) above.

          (f)    In the event, after giving effect to any assignments to Consenting Banks under Section 2.15(d) hereof or otherwise, Banks holding eighty percent (80%) or more of the Percentages (the "Approving Percentages") have consented to an extension of the Revolving Credit Maturity Date hereunder, such extension shall become effective, notwithstanding that all of the Banks have failed to approve such extension in accordance with this Section 2.15, so long as Company, within forty five (45) days, reduces the Revolving Credit Aggregate Commitment to an amount not greater than the product of the Approving Percentages times the Revolving Credit Aggregate Commitment then in effect and repays the Indebtedness then outstanding hereunder

  (and, if necessary causes any outstanding Letters of Credit to be terminated or discharged) to the extent such Indebtedness exceeds the Revolving Credit Aggregate Commitment as so reduced, such that the entire Indebtedness outstanding to the Non-Consenting Banks shall have been paid and discharged in full. Reductions of the Revolving Credit Aggregate Commitment made under this Section 2.15(f) may be made without regard to the notice provisions set forth in Section 2.14 hereof, but shall otherwise comply with said Section 2.14, except that any amounts repaid by the Company against the Indebtedness pursuant to this subparagraph (f) shall be first applied to the Indebtedness outstanding to the Non-Consenting Banks still holding Indebtedness hereunder at such time, with any remaining amounts applied in accordance with Section 2.14 hereof and the Percentages held by such Non-Consenting Banks shall be reallocated to the Consenting Banks (giving effect to any assignments, as aforesaid), pro rata, based on the Percentages then in effect and Agent shall distribute to the remaining Banks a revised Schedule 1.1 reflecting such reallocated Percentages.

        2.16    Use of Proceeds of Advances.

        Advances of the Revolving Credit (including Swing Line Advances) shall be available for general corporate purposes and working capital needs of Company and its Subsidiaries.

3.    LETTERS OF CREDIT

        3.1    Letters of Credit.     Subject to the terms and conditions of this Agreement, Issuing Bank may through the Issuing Office (in its sole discretion), at any time and from time to time from and after the date hereof until thirty (30) days prior to the Revolving Credit Maturity Date, upon the written request of an Account Party(ies) accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as the Issuing Bank may require, issue Letters of Credit in Dollars for the account of such Account Party(ies), in an aggregate amount for all Letters of Credit issued hereunder at any one time outstanding not to exceed the Letter of Credit Maximum Amount. Each Letter of Credit shall be in a minimum face amount of Fifty Thousand Dollars ($50,000) (or such lesser amount as may be agreed to by Issuing Bank) and each Letter of Credit (including any renewal thereof) shall expire not later than the first to occur of: (i) one year after the date of issuance thereof and (ii) ten (10) Business Days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof. The submission of all applications in respect of and the issuance of each Letter of Credit hereunder shall be subject in all respects to the International Standby Practices 98, and any successor documentation thereto and to the extent not inconsistent therewith, the laws of the State of Michigan. In the event of any conflict between this Agreement and any Letter of Credit Document other than any Letter of Credit, this Agreement shall control.

        3.2    Conditions to Issuance.     No Letter of Credit shall be issued at the request and for the account of any Account Party(ies) unless, as of the date of issuance of such Letter of Credit:

          (a)  in the case of any Account Party:

            (i)    after giving effect to the Letter of Credit requested, the outstanding Letter of Credit Obligations does not exceed the Letter of Credit Maximum Amount; and

            (ii)  after giving effect to the Letter of Credit requested, the outstanding Letter of Credit Obligations on such date plus the aggregate amount of all Revolving Credit Advances and Swing Line Advances (including, without duplication, all Advances and Letters of Credit requested by Company on or as of such date but not yet funded or issued and all deemed Advances funded by Agent under Section 3.6(a) hereof in respect of the Company's or an applicable Account Party's Reimbursement Obligation hereunder) requested or outstanding on such date does not exceed the Revolving Credit Aggregate Commitment;

          (b)  the obligations of the Loan Parties set forth in this Agreement and the other Loan Documents are valid, binding and enforceable obligations of such Loan Parties and the valid, binding and enforceable nature of this Agreement and the other Loan Documents has not been disputed by the Company;

          (c)  the representations and warranties contained in this Agreement and the other Loan Documents are true in all material respects as if made on such date (other than any representation or warranty that expressly speaks only as of a different date), and both immediately before and immediately after issuance of the Letter of Credit requested, no Default or Event of Default exists;

          (d)  the execution of the Letter of Credit Agreement with respect to the Letter of Credit requested will not violate the terms and conditions of any contract, agreement or other borrowing of the relevant Account Party;

          (e)  the Account Party requesting the Letter of Credit shall have delivered to Issuing Bank at its Issuing Office, not less than three (3) Business Days prior to the requested date for issuance (or such shorter time as the Issuing Bank, in its sole discretion, may permit), the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be reasonably satisfactory to Issuing Bank;

          (f)    no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain Issuing Bank from issuing the Letter of Credit requested, or any Revolving Credit Bank from taking an assignment of its Percentage thereof pursuant to Section 3.6 hereof, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit or request that Issuing Bank refrain from issuing, or any Revolving Credit Bank refrain from taking an assignment of its Percentage of, the Letter of Credit requested or letters of credit generally;

          (g)  there shall have been no introduction of or change in the interpretation of any law or regulation that would make it unlawful or unduly burdensome for the Issuing Bank to issue or any Revolving Credit Bank to take an assignment of its Percentage of the requested Letter of Credit, no declaration of a general banking moratorium by banking authorities in the United States, Michigan or the respective jurisdictions in which the Revolving Credit Banks, the applicable Account Party and the beneficiary of the requested Letter of Credit are located, and no establishment of any new restrictions by any central bank or other governmental agency or authority on transactions involving letters of credit or on banks materially affecting the extension of credit by banks; and

          (h)  Issuing Bank shall have received the issuance fees required in connection with the issuance of such Letter of Credit pursuant to Section 3.4 hereof.

Each Letter of Credit Agreement submitted to Issuing Bank pursuant hereto shall constitute the certification by the Company and the Account Party of the matters set forth in Section 3.2 (a) through (d) hereof. The Agent shall be entitled to rely on such certification without any duty of inquiry.

        3.3    Notice.     The Issuing Bank will deliver to the Agent, concurrently with or promptly following its delivery of any Letter of Credit, a true and complete copy of each Letter of Credit. Promptly upon its receipt thereof, Agent shall give notice, substantially in the form attached as Exhibit F, to each Revolving Credit Bank of the issuance of each Letter of Credit, specifying the amount thereof and the amount of such Revolving Credit Bank's Percentage thereof.

        3.4    Letter of Credit Fees.     The Company shall pay to the Agent for distribution to the Revolving Credit Banks in accordance with their Percentages, Letter of Credit Fees, as follows:

          (a)  A per annum letter of credit fee with respect to the undrawn amount of each Letter of Credit issued pursuant hereto (based on the amount of each Letter of Credit) in the amount of the Applicable Fee Percentage (determined with reference to Schedule 1.1 to this Agreement).

          (b)  A letter of credit facing fee in the amount equal to the greater of (i) $250 or (ii) one quarter of one percent (.25%) on the face amount of each Letter of Credit to be retained by Issuing Bank for its own account.

          (c)  All payments by the Company to the Agent for distribution to the Issuing Bank or the Revolving Credit Banks under this Section 3.4 shall be made in Dollars in immediately available funds at the Issuing Office or such other office of the Agent as may be designated from time to time by written notice to the Company by the Agent. The fees described in clauses (a) and (b) above (i) shall be nonrefundable under all circumstances and (ii) shall be payable upon the issuance of such Letter of Credit and thereafter semi-annually in advance on May 1 and November 1 of each year. The fees due under clause (a) above shall be determined by multiplying the Applicable Fee Percentage times the undrawn amount of the face amount of each such Letter of Credit on the date of determination, and shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated expiration thereof. The parties hereto acknowledge that any amendment or extension to a Letter of Credit issued hereunder shall be treated as a new Letter of Credit for the purposes of the letter of credit facing fee.

          (d)  If any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, shall either (i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued or participated in by, or assets held by, or deposits in or for the account of, Issuing Bank or any Revolving Credit Bank or (ii) impose on Issuing Bank or any Revolving Credit Bank any other condition regarding this Agreement, the Letters of Credit or any participations in such Letters of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost or expense to Issuing Bank or such Revolving Credit Bank of issuing or maintaining or participating in any of the Letters of Credit (which increase in cost or expense shall be determined by the Issuing Bank's or such Revolving Credit Bank's reasonable allocation of the aggregate of such cost increases and expenses resulting from such events), then, upon demand by the Issuing Bank or such Revolving Credit Bank, as the case may be, the applicable Account Party shall, within thirty (30) days following demand for payment, pay to Issuing Bank or such Revolving Credit Bank, as the case may be, from time to time as specified by the Issuing Bank or such Revolving Credit Bank, additional amounts which shall be sufficient to compensate the Issuing Bank or such Revolving Credit Bank for such increased cost and expense, together with interest on each such amount from ten days after the date such payment is due until payment in full thereof at the Prime-based Rate. Each demand for payment under this Section 3.4(d), shall be accompanied by a certificate of Issuing Bank or the applicable Revolving Credit Bank (as applicable) setting forth the amount of such increased cost or expense incurred by the Issuing Bank or such Revolving Credit Bank, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, and in reasonable detail, the methodology for calculating and the calculation of such amount, which certificate shall be prepared in good faith and shall be conclusive evidence, absent manifest error, as to the amount thereof.

        3.5    Other Fees.     In connection with the Letters of Credit, and in addition to the Letter of Credit Fees, the Company and the applicable Account Party(ies) shall pay, for the sole account of the Issuing Bank, standard documentation, administration, payment and cancellation charges assessed by Issuing

Bank or the Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of the Issuing Office in effect from time to time and delivered to the relevant Account Party(ies).

        3.6    Drawings and Demands for Payment Under Letters of Credit.

          (a)  If the Issuing Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Company and each applicable Account Party agree to pay to the Issuing Bank an amount equal to the amount paid by the Issuing Bank in respect of such draft or other demand under such Letter of Credit and all expenses paid or incurred by the Agent relative thereto not later than 1:00 p.m. (Detroit time), on (i) the Business Day that the Company receives notice of such presentment and honor, if such notice is received prior to 11:00 a.m. (Detroit time) or (ii) the Business Day immediately following the day that Company receives such notice, if such notice is not received prior to such time. Unless the Company or the applicable Account Party shall have made such payment to the Agent for the account of the Issuing Bank on such day, upon each such payment by the Issuing Bank, the Agent shall be deemed to have disbursed to the Company, and the Company shall be deemed to have elected to substitute for the reimbursement obligation, with respect to the applicable Letters of Credit denominated in Dollars, a Prime-based Advance of the Revolving Credit for the account of the Revolving Credit Banks in an amount equal to the amount so paid by the Issuing Bank in respect of such draft or other demand under such Letter of Credit. Such Prime-based Advance shall be deemed disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Section 2 hereof and, to the extent of the Advances so disbursed, the reimbursement obligation of the Company or the applicable Account Party under this Section 3.6 shall be deemed satisfied.

          (b)  If the Issuing Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Issuing Bank shall provide notice thereof to the Company and the applicable Account Party on the date such draft or demand is honored, and to each Revolving Credit Bank on such date unless the Company or applicable Account Party shall have satisfied its reimbursement obligation under Section 3.6(a) hereof by payment to the Agent on such date. The Issuing Bank shall further use reasonable efforts to provide notice to the Company or applicable Account Party prior to honoring any such draft or other demand for payment, but such notice, or the failure to provide such notice, shall not, subject to Section 3.6(a), affect the rights or obligations of the Issuing Bank with respect to any Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of the Company or applicable Account Party under Section 3.6(a) hereof.

          (c)  Upon issuance by the Issuing Bank of each Letter of Credit hereunder, each Revolving Credit Bank shall automatically acquire a pro rata participation interest in such Letter of Credit and each related Letter of Credit Payment based on its respective Revolving Credit Percentage. Each Revolving Credit Bank, on the date a draft or demand under any Letter of Credit is honored (or the next succeeding Business Day if the notice required to be given by Agent to the Revolving Credit Banks under Section 3.6(b) hereof is not given to the Revolving Credit Banks prior to 2:00 p.m. (Detroit time) on such date of draft or demand), shall make its Percentage of the amount paid by the Issuing Bank, and not reimbursed by the Company or applicable Account Party on such day, in immediately available funds at the principal office of the Agent for the account of Issuing Bank. If and to the extent such Revolving Credit Bank shall not have made such pro rata portion available to the Agent, such Revolving Credit Bank, the Company and the applicable Account Party severally agree to pay to the Issuing Bank forthwith on demand such amount together with interest thereon, for each day from the date such amount was paid by the Issuing Bank until such amount is so made available to the Agent at a per annum rate equal to the interest rate applicable during such period to the related Advance deemed to have been disbursed under Section 3.6(a) in respect of the reimbursement obligation of the Company and the applicable Account Party, as set forth in Section 2.4(c)(i) or 2.4(c)(ii) hereof, as the case may be. If such Revolving Credit Bank shall pay such amount to the Agent for the account of Issuing Bank together with such interest, if any, such amount so paid shall be deemed to constitute an Advance by such Revolving Credit Bank disbursed in respect of the reimbursement obligation of the Company or applicable Account Party under Section 3.6(a) hereof for purposes of this Agreement, effective as of the dates applicable under said Section 3.6(a). The failure of any Revolving Credit Bank to make its pro rata portion of any such amount paid by the Issuing Bank available to the Agent for the account of Issuing Bank shall not relieve any other Revolving Credit Bank of its obligation to make available its pro rata portion of such amount, but no Revolving Credit Bank shall be responsible for failure of any other Revolving Credit Bank to make such pro rata portion available to the Agent for the account of Issuing Bank.

        Notwithstanding the foregoing however no Revolving Credit Bank shall be deemed to have acquired a participation in a Letter of Credit if, prior to the issuing of the Letter of Credit by the Issuing Bank, the Agent or the Issuing Bank had obtained actual knowledge that an Event of Default had occurred and was continuing; provided, however that the Revolving Credit Banks shall be deemed to have acquired such a participation upon the date of which such Event of Default has been waived by the requisite Revolving Credit Banks, as applicable.

          (d)  Nothing in this Agreement shall be construed to require or authorize any Revolving Credit Bank to issue any Letter of Credit, it being recognized that the Issuing Bank shall be the sole issuer of Letters of Credit under this Agreement;

        3.7    Obligations Irrevocable.     The obligations of the Company and any Account Party to make payments to Agent for the account of Issuing Bank or the Revolving Credit Banks with respect to Letter of Credit Obligations under Section 3.6 hereof, shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:

          (a)  Any lack of validity or enforceability of any Letter of Credit or any documentation relating to any Letter of Credit or to any transaction related in any way to any Letter of Credit (the "Letter of Credit Documents");

          (b)  Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with

          (c)  The existence of any claim, setoff, defense or other right which the Company or any Account Party may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent, the Issuing Bank or any Revolving Credit Bank or any other person or entity, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

          (d)  Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (e)  Payment by the Issuing Bank to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

          (f)    Any failure, omission, delay or lack on the part of the Agent, Issuing Bank or any Revolving Credit Bank or any party to any of the Letter of Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon the Agent, Issuing Bank, any Revolving Credit Bank or any such party under this Agreement, any of the other Loan Documents or any of the

  Letter of Credit Documents, or any other acts or omissions on the part of the Agent, Issuing Bank, any Revolving Credit Bank or any such party; or

          (g)  Any other event or circumstance that would, in the absence of this Section 3.7, result in the release or discharge by operation of law or otherwise of the Company or any Account Party from the performance or observance of any obligation, covenant or agreement contained in Section 3.6 hereof.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which the Company or any Account Party has or may have against the beneficiary of any Letter of Credit shall be available hereunder to the Company or any Account Party against the Agent, Issuing Bank or any Revolving Credit Bank. Nothing contained in this Section 3.7 shall be deemed to prevent the Company or the Account Parties, after satisfaction in full of the absolute and unconditional obligations of the Company and the Account Parties hereunder, from asserting in a separate action any claim, defense, set off or other right which they (or any of them) may have against Agent, Issuing Bank or any Revolving Credit Bank.

        3.8    Risk Under Letters of Credit.     (a) In the administration and handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, Issuing Bank shall have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit.

          (b)  Subject to other terms and conditions of this Agreement, Issuing Bank shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Issuing Bank's regularly established practices and procedures and will have no further obligation with respect thereto. In the administration of Letters of Credit, Issuing Bank shall not be liable for any action taken or omitted on the advice of counsel, accountants, appraisers or other experts selected by Issuing Bank with due care and Issuing Bank may rely upon any notice, communication, certificate or other statement from the Company, any Account Party, beneficiaries of Letters of Credit, or any other Person which Issuing Bank believes to be authentic. Issuing Bank will, upon request, furnish the Revolving Credit Banks with copies of Letter of Credit Documents related thereto.

          (c)  In connection with the issuance and administration of Letters of Credit and the assignments hereunder, Issuing Bank makes no representation and shall have no responsibility with respect to (i) the obligations of the Company or any Account Party or the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same, (ii) the financial condition of, any representations made by, or any act or omission of, the Company, the applicable Account Party or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by Issuing Bank in its capacity as issuer of Letters of Credit in the absence of its gross negligence or willful misconduct. Each of the Revolving Credit Banks expressly acknowledges that it has made and will continue to make its own evaluations of the Company's and the Account Parties' creditworthiness without reliance on any representation of Issuing Bank or Issuing Bank's officers, agents and employees.

          (d)  If at any time Issuing Bank shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Letter of Credit, or any interest thereon, Agent or Issuing Bank, as the case may be, shall receive same for the pro rata benefit of the Revolving Credit Banks in accordance with their respective Percentages and shall promptly deliver to each Revolving Credit Bank its share thereof, less such Revolving Credit Bank's pro rata share of the costs of such recovery, including court costs and attorney's fees. If at any time any Revolving Credit Bank shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Revolving Credit Bank's Percentage of such payment, such Revolving Credit Bank will promptly pay over such excess to Agent, for redistribution in accordance with this Agreement.

        3.9    Indemnification.     The Company and each Account Party hereby indemnifies and agrees to hold harmless the Revolving Credit Banks, the Issuing Bank and the Agent, and their respective officers, directors, employees and agents (each an "L/C Indemnified Person"), from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Revolving Credit Banks, the Issuing Bank or the Agent or any such Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit (collectively, the "L/C Indemnified Amounts"), and none of the Issuing Bank, any Revolving Credit Bank or the Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for:

          (a)  the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith;

          (b)  the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;

          (c)  payment by the Issuing Bank to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or willful misconduct of the Issuing Bank), including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

          (d)  any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or

          (e)  any other event or circumstance whatsoever arising in connection with any Letter of Credit;

provided, however, that with respect to subparagraphs (a) through (e) hereof, (i) neither the Company nor any of the Account Parties shall be required to indemnify any L/C Indemnified Person for any L/C Indemnified Amounts to the extent such amounts result from such L/C Indemnified Person's gross negligence or willful misconduct and (ii) the Agent and the Issuing Bank shall be liable to the Company and the Account Parties to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by the Company and the Account Parties which were caused by the Issuing Bank's gross negligence, or willful misconduct or by the Issuing Bank's wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

          (f)    It is understood that in making any payment under a Letter of Credit the Issuing Bank will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary.

        3.10    Right of Reimbursement.     Each Revolving Credit Bank agrees to reimburse the Issuing Bank on demand, pro rata in accordance with its respective Revolving Credit Percentage, for (i) the reasonable out-of-pocket costs and expenses of the Issuing Bank to be reimbursed by the Company or any Account Party pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by the Company or any Account Party and (ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, reasonable out-of-pocket expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Issuing Bank in any way relating to or arising out of this Agreement (including Section 3.6(c)

hereof), any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit Agreement, to the extent not reimbursed by the Company or any Account Party, except to the extent that such liabilities, losses, costs or expenses were incurred by Issuing Bank as a result of Issuing Bank's gross negligence or willful misconduct or by the Issuing Bank's wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

        3.11    Existing Letters of Credit.     Each Existing Letter of Credit shall be deemed for all purposes of this Agreement to be a Letter of Credit, and each application submitted in connection with each Existing Letter of Credit shall be deemed for all purposes of this Agreement to be a Letter of Credit Agreement. On the date of execution of this Agreement, the Agent shall be deemed automatically to have sold and transferred, and each other Bank shall be deemed automatically, irrevocably, and unconditionally to have purchased and received from the Agent, without recourse or warranty, an undivided interest and participation (on the terms set forth herein), to the extent of such other Bank's Percentage, in each Existing Letter of Credit and the applicable reimbursement obligations with respect thereto and any security therefor or guaranty pertaining thereto. Letter of Credit Fees paid under the Prior Credit Agreement shall not be recalculated, redistributed or reallocated by Agent to the Banks; provided that the Company shall pay to any new Banks becoming parties hereto on the Effective Date (or any existing Bank increasing its Percentage on such date) a special letter of credit fee on the Existing Letters of Credit, calculated on the basis of the Letter of Credit Fees which would be applicable to such Existing Letters of Credit if issued on the date hereof (but in the case of any existing Bank, computed only to the extent of the applicable increase in its Percentage) for the period from the Effective Date to the expiration date of such Existing Letters of Credit.

4.    CONDITIONS

        The obligations of the Banks to make Advances or loans pursuant to this Agreement and the obligation of the Issuing Bank to issue Letters of Credit are subject to the following conditions:

        4.1    Execution of Notes and this Agreement.     Each of the Loan Parties shall have executed and delivered to Agent for the account of each Bank requesting Notes, the Revolving Credit Notes and/or the Swing Line Note as applicable, and this Agreement and the other Loan Documents to which that Loan Party is a party (including all schedules, exhibits, certificates, opinions, financial statements and other documents to be delivered pursuant hereto), and such Notes, and this Agreement and the other Loan Documents shall be in full force and effect.

        4.2    Corporate Authority.     Agent shall have received, with a counterpart thereof for each Bank:

          (a)  For each Loan Party, a certificate of its Secretary or Assistant Secretary as to:

            (i)    resolutions of the board of directors of such Loan Party evidencing approval of the transactions contemplated by this Agreement, approval of this Agreement and the other Loan Documents to which such Loan Party is party and authorizing the execution and delivery thereof and in the case of the Company, the borrowing of Advances and the requesting of Letters of Credit hereunder,

            (ii)  the incumbency and signature of the officers of such Loan Party executing any Loan Document,

            (iii)  a certificate of good standing or continued existence (or the equivalent thereof) from the state of its incorporation, and from every state or other jurisdiction listed on Schedule 4.2 hereof if issued by such jurisdiction, subject to the limitations (as to qualification and authorization to do business) contained in Section 5.1, and

            (iv)  copies of such Loan Party's articles of incorporation and bylaws or other constitutional documents, as in effect on the Effective Date.

        4.3    Collateral Documents, Guaranties and other Loan Documents.     As security for all Indebtedness, the Agent shall have received the following documents:

          (a)  The following Collateral Documents:

            (i)    the Security Agreement, executed and delivered by the Company and each Guarantor; and

            (ii)  the Guaranty, executed and delivered by each of the Guarantors.

          (b)  If requested by the Agent, in the case of each leased property listed on Schedule 4.3(b) hereto, lessor's acknowledgments and consents in form and substance reasonably acceptable to the Agent and the Banks.

          (c)  Certified copies of uniform commercial code requests for information, or a similar search report certified by a party acceptable to the Agent, dated a date reasonably near to the Effective Date, listing all effective financing statements which name the Company or any Subsidiary (under their present names or under any previous names used within five (5) years prior to the date hereof, which are set forth on Schedule 5.20 hereto) as debtors and which are filed in the jurisdictions in which filings are to be made pursuant to the Collateral Documents, together with (i) copies of such financing statements, and (ii) executed Uniform Commercial Code (Form UCC-3) Termination Statements, if any, necessary to release all Liens and other rights of any Person in any Collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted by Section 7.2).

          (d)  Any documents (including, without limitation, financing statements, amendments to financing statements and assignments of financing statements, stock powers executed in blank and any endorsements) reasonably required to be provided in connection with the Collateral Documents to create, in favor of the Agent (for and on behalf of the Banks), a perfected security interest in the Collateral thereunder shall have been delivered to the Agent in a proper form for filing in each office in each jurisdiction listed in Schedule 4.3(d), or other office, as the case may be.

        4.4    Existing Credit Facilities.     All existing Funded Debt, other than Funded Debt expressly permitted hereunder, or Funded Debt to be refinanced with the proceeds of an Advance of the Revolving Credit hereunder, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been paid in full and the related commitments terminated and all Liens securing payment of any such Funded Debt shall have been released and the Agent shall have received all Uniform Commercial Code Form UCC-3 termination statements or other instruments as may be suitable or appropriate in connection therewith, or undertakings from the applicable secured parties as to the termination and discharge thereof satisfactory in form and substance to Agent.

        4.5    Insurance.     The Agent shall have received evidence satisfactory to it that the Loan Parties have obtained the insurance policies required by Section 6.5 hereof and that such insurance policies are in full force and effect.

        4.6    Compliance with Certain Documents and Agreements.     The Loan Parties shall have each performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Loan Documents and required to be performed or complied with by each of them (as of the applicable date) and none of such parties shall be in material default in the performance or compliance with any of the terms or provisions hereof or thereof.

        4.7    Opinion of Counsel.     The Loan Parties shall furnish Agent prior to the initial Advance under this Agreement, with signed copies for each Bank, opinions of counsel to the Loan Parties, dated the Effective Date and covering such matters as reasonably required by and otherwise reasonably satisfactory in form and substance to the Agent and each of the Banks.

        4.8    Company's Certificate.     The Agent shall have received, with a signed counterpart for each Bank, a certificate of a Responsible Officer of the Company dated the date of the initial Advance hereunder, stating that to the best of his or her knowledge after due inquiry, (a) except to the extent set forth in any post closing letter between the Company and the Agent, the conditions set forth in this Section 4 have been satisfied; (b) the representations and warranties made by the Loan Parties in this Agreement or any of the other Loan Documents, are true and correct in all material respects; (c) no Default or Event of Default shall have occurred and be continuing; (d) since July 31, 2002, nothing shall have occurred which has had, or could reasonably be expected to have, a Material Adverse Effect; and (e) there shall have been no material changes to the pro forma opening balance sheet of the Company previously delivered to the Agent.

        4.9    Payment of Fees.     Concurrently with the initial Advance hereunder, Company shall have paid to Comerica, in its individual capacity and as Agent (for its sole account), any commitment fee and agency fee due under the terms of the applicable Fee Letter.

        4.10    Financial Statements.     The Company shall have delivered to the Agent and each Bank (i) audited financial statements of the Company and its Subsidiaries for the fiscal year ending on October 31, 2001, prepared and presented in accordance with GAAP, (ii) company prepared unaudited financial statements of the Company and the Subsidiaries, for the quarter ending July 31, 2002 and (iii) a pro-forma opening balance sheet as of the Effective Date and financial projections in form and substance reasonably satisfactory to the Agent and the Banks.

        4.11    Continuing Conditions.     The obligations of the Banks to make Advances (including the initial Advance and Swing Line Advances) under this Agreement and the obligation of the Issuing Bank to issue any Letters of Credit shall be subject to the continuing conditions that:

          (a)  No Default or Event of Default shall exist as of the date of the Advance or the request for the Letter of Credit; and

          (b)  Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the Advance or Letter of Credit as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date).

5.    REPRESENTATIONS AND WARRANTIES

        The Company represents and warrants and such representations and warranties shall survive until the Revolving Credit Maturity Date and thereafter until the expiration of all Letters of Credit and the final payment in full of the Indebtedness and the performance by the Company of all other obligations under this Agreement:

        5.1    Corporate Authority.     Each Loan Party is a corporation (or other business entity) duly organized and existing in good standing under the laws of the state or jurisdiction of its incorporation, each other Subsidiary is a corporation or other business entity duly organized and existing in good standing under the laws of the jurisdiction of its incorporation, and, other than as set forth on Schedule 5.1 hereto, each Loan Party and each Subsidiary is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification and authorization necessary and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

        5.2    Due Authorization—Company.     Execution, delivery and performance of this Agreement, the other Loan Documents to which the Company is a party and the issuance of the Notes by the Company (if requested) are within the Company's corporate powers, have been duly authorized, are not in contravention of any law applicable to the Company or the terms of the Company's organizational documents and, except as have been previously obtained or as referred to in Section 5.13, below, do not require the consent or approval, material to the transactions contemplated by this Agreement and the other Loan Documents, of any governmental body, agency or authority.

        5.3    Due Authorization—Guarantors.     Execution, delivery and performance of the Guaranty, and the other Loan Documents to which such Guarantor is a party, are within the corporate powers of each such Guarantor, have been duly authorized, are not in contravention of any law applicable to such Guarantor or the terms of such Guarantor's organizational documents, and, except as have been previously obtained (or as referred to in Section 5.13 below), do not require the consent or approval, material to the transactions contemplated by this Agreement and the other Loan Documents, of any governmental body, agency or authority not previously obtained.

        5.4    Good Title, No Liens.     As of the Effective Date, the property described in Schedules 5.4 and 4.3(b) hereof constitutes all of the real property owned or leased, respectively, by the Company and Subsidiaries on the Effective Date. The Company and its Subsidiaries have good title to or a valid leasehold interest in (or, in the case of any fee interest in real property, good and marketable title to) all of their respective material assets, subject to the exceptions stated in the next sentence. There are no security interests in, liens, mortgages, or other encumbrances on and no financing statements on file with respect to any of the assets owned by Company or its Subsidiaries, except for (i) any defects that, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect and (ii) other Liens permitted pursuant to Section 7.2.

        5.5    Taxes.     Each of the Loan Parties, and each of its Subsidiaries has filed on or before their respective due dates or within the applicable grace periods, all federal, state and foreign tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all material taxes which have become due pursuant to those returns or pursuant to any assessments received by any such party, as the case may be, to the extent such taxes have become due, except to the extent such tax payments are being actively contested in good faith by appropriate proceedings and with respect to which adequate provision has been made on the books of such Loan Party or such other Subsidiary as may be required by GAAP.

        5.6    No Defaults.     There exists no material default under the provisions of any instrument evidencing any outstanding indebtedness for borrowed money of any Loan Party or any of their respective Subsidiaries or of any agreement relating thereto.

        5.7    Enforceability of Agreement and Loan Documents—Company.     This Agreement and each of the other Loan Documents to which the Company is a party, have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor's rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

        5.8    Enforceability of Loan Documents—Guarantors.     The Loan Documents to which each of the Guarantors is a party, have each been duly executed and delivered by the duly authorized officers or members or managers, as the case may be, of each such Guarantor and constitute the valid and binding obligations of each such Guarantor, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor's rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

        5.9    Compliance with Laws.     Except as disclosed on Schedule 5.9, each of the Loan Parties, and each of their respective Subsidiaries, is in compliance with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) including but not limited to Hazardous Material Laws, except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

        5.10    Non-contravention—Company.     The execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party by the Company are not in contravention of the terms of any indenture, agreement or undertaking to which the Company or any of its Subsidiaries is a party or by which its or their properties are bound or affected where such violation could reasonably be expected to have a Material Adverse Effect.

        5.11    Non-contravention—Guarantors.     The execution, delivery and performance of those Loan Documents signed by the Guarantors are not in contravention of the terms of any indenture, agreement or undertaking to which any such Guarantor is a party or by which it or its properties are bound or affected where such violation could reasonably be expected to have a Material Adverse Effect.

        5.12    No Litigation.     As of the Effective Date, except as set forth on Schedule 5.12 hereof, there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding, or governmental investigation pending against or to the knowledge of the Company, threatened against any Loan Party or any of their respective Subsidiaries (other than any suit, action or proceeding in which such Loan Party or such Subsidiary is the plaintiff and in which no counterclaim or cross-claim against such Loan Party or such Subsidiary has been filed) which such matters could, individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.12, there is not outstanding against any Loan Party or any Subsidiary any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator nor is any Loan Party or any other Subsidiary in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court where such matters could reasonably be expected to have a Material Adverse Effect.

        5.13    Consents, Approvals and Filings, Etc.     No authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other person or party (whether or not governmental) is required in connection with the execution, delivery and performance: (a) by any of the Loan Parties, of this Agreement, any of the other Loan Documents to which they are a party, or any other documents or instruments to be executed and or delivered by any such Loan Parties in connection therewith or herewith; or (b) by any Loan Party, of the liens, pledges, security interests or other encumbrances granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under this Agreement or the other Loan Documents, except for (i) such matters which have been previously obtained, (ii) the consents of landlords with respect to properties leased by Company and its Subsidiaries, (iii) such filings to be made concurrently herewith as are required by the Collateral Documents to perfect liens in favor of the Agent and (iv) such consents, approvals or filings the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect. All such material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and are not the subject of any attack, or to the knowledge of the Company threatened attack (in any material respect) by appeal or direct proceeding or otherwise.

        5.14    No Investment Company or Margin Stock.     None of the Loan Parties nor any of their respective Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended. None of the Loan Parties nor any of their respective Subsidiaries is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Advances will be used by any Loan Party nor any of their respective Subsidiaries to purchase or carry margin stock or will be made available by any Loan Party or any of their respective Subsidiaries in any manner to any other Person to enable or assist such Person in purchasing or carrying margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

        5.15    ERISA.     As of the Effective Date, the Loan Parties nor any of their respective Subsidiaries maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on Schedule 5.15 hereto; and there is no accumulated funding deficiency within the meaning of ERISA, or any outstanding liability with respect to any of the Pension Plans owed to the PBGC or any successor thereto other than future premiums due and owing pursuant to Section 4006 of ERISA, and no "reportable event" as defined in ERISA has occurred with respect to any Pension Plan other than an event for which the notice requirement has been waived by the PBGC. Neither the Loan Parties nor any of their respective Subsidiaries have engaged in a transaction with respect to any Pension Plan, other than a transaction for which an exemption is available and has been obtained, which could subject the Company or the Subsidiaries to a tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. All Pension Plans are in material compliance with the requirements of the Internal Revenue Code and ERISA.

        5.16    Conditions Affecting Business or Properties.     As of the Effective Date, neither the respective businesses nor the properties of any Loan Party nor any of their respective Subsidiaries is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, Act of God, or other casualty (not covered by insurance) which could reasonably be expected to have a Material Adverse Effect, or if such event or condition were to continue for more than ten (10) additional days could reasonably be expected to have a Material Adverse Effect.

        5.17    Environmental and Safety Matters.     As of the Effective Date, except as set forth in Schedules 5.17 and 5.12 and except for such matters as could not reasonably be expected to have a Material Adverse Effect:

          (a)  all facilities and property owned or leased by the Loan Parties or any of their respective Subsidiaries, are operated, used and maintained in material compliance with all Hazardous Material Laws;

          (b)  to the knowledge of the Company, there are no unresolved, pending or threatened

              (i)  written claims, complaints, notices or requests for information received by any Loan Party or any of their respective Subsidiaries with respect to any alleged violation of any Hazardous Material Law, or

            (ii)  written complaints, notices or inquiries to any Loan Party or any of their respective Subsidiaries regarding potential liability of the Loan Parties or any of their respective subsidiaries under any Hazardous Material Law; and

          (c)  to the knowledge of the Company, no conditions exist at, on or under any property now or previously owned or leased by the Loan Parties or any of their respective Subsidiaries which, with the passage of time, or the giving of notice or both, are reasonably likely to give rise to liability under any Hazardous Material Law.

        5.18    Subsidiaries.     Except as disclosed on Schedule 5.18 hereto as of the Effective Date, and thereafter, except as disclosed to the Agent in writing from time to time, Company has no Subsidiaries.

        5.19    Franchises, Patents, Copyrights, Trade Names, etc.     The Company and each of its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others. Schedule 5.19 contains a true and accurate list of all registered trademarks and registered trade names used by any Loan Party as of the Effective Date, and any and all assumed names used by any Loan Party as of the Effective Date.

        5.20    Accuracy of Information.     (a) Each of the Company's historical financial statements furnished to Agent and the Banks prior to the Effective Date, fairly presents in all material respects (subject to year-end adjustments and the omission of notes thereto in the case of interim statements) the financial condition of the Company and its Subsidiaries and the results of their operations for the periods covered thereby, and has been prepared in accordance with GAAP. The projections and financial information furnished to Agent and the Banks prior to the Effective Date are based upon good faith estimates and assumptions believed by management of the Company to be accurate and reasonable at the time made, it being recognized by the Banks that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein.

          (b)  From July 31, 2002 to the Effective Date, there has been no material adverse change in the financial condition of Company and its Subsidiaries taken as a whole; and to the best knowledge of the Company, as of the Effective Date, (i) neither Company nor any of its Subsidiaries has any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in the opening balance sheet to be delivered hereunder, except as set forth on Schedule 5.20 hereof; and (ii) there are no unrealized or anticipated losses from any present commitment of Company or any of its Subsidiaries, which contingent obligations and losses in the aggregate could reasonably be expected to have a Material Adverse Effect.

        5.21    Solvency.     After giving effect to the consummation of the transactions contemplated by this Agreement, the Company and its Subsidiaries will each be solvent, able to pay its indebtedness as it matures and will have capital sufficient to carry on its business and all business in which it is about to engage. This Agreement is being executed and delivered by the Company to Agent and the Banks in good faith and in exchange for fair, equivalent consideration. Neither the Company nor any Subsidiary intends to nor does management of the Company or any Subsidiary believe it will incur debts beyond its ability to pay as they mature. Neither the Company nor any Subsidiary contemplates filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code or any similar law of any jurisdiction now or hereafter in effect relating to the Company or any Subsidiary, nor does the Company or any Subsidiary have any knowledge of any threatened bankruptcy or insolvency proceedings against the Company or any Subsidiary.

6.    AFFIRMATIVE COVENANTS

        The Company covenants and agrees that it will, and, as applicable, it will cause each of its Subsidiaries, until the Revolving Credit Maturity Date and thereafter until expiration of all Letters of Credit and final irrevocable payment in full of the Indebtedness and the performance by the Company of all other obligations under this Agreement and the other Loan Documents, to:

        6.1    Financial Statements.     Furnish to the Agent with sufficient copies for each Bank:

          (a)  as soon as available, but in any event on the earlier to occur of (i) ninety (90) days after the end of each fiscal year of the Company or (ii) the date on which the Company shall be required to file its 10-K under the applicable SEC reporting regulations in effect at such time, a copy of the audited Consolidated and unaudited Consolidating financial statements of the Company and the Subsidiaries as at the end of such year and the related audited statements of income, stockholders equity, and cash flows for such year and underlying assumptions, setting forth in each case in comparative form the figures for the previous year, certified as being fairly stated in all material respects by an independent, nationally recognized certified public accounting firm reasonably satisfactory to the Agent and the Banks; and

          (b)  as soon as available, (x) but in any event on the earlier to occur of (i) forty five (45) days after the end of each fiscal quarter of the Company or (ii) the date on which the Company shall be required to file its 10-Q under the applicable SEC reporting regulations in effect at such time, or, (y) with respect to the last quarter of each fiscal year only, concurrently with the delivery of the financial statements in 6.1(a) as required therein, Company prepared unaudited Consolidated and Consolidating balance sheets of the Company and the Subsidiaries as at the end of such fiscal quarter and the related unaudited statements of income, stockholders equity and cash flows for the portion of the fiscal year through the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous year, and certified by a Responsible Officer as being fairly stated in all material respects;

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and with prior periods (except as approved by such officer and disclosed therein), provided however that the financial statements delivered pursuant to clause (b) hereof will not be required to include footnotes and will be subject to year-end adjustments.

        6.2    Certificates; Other Information.     Furnish to the Agent with sufficient copies for each Bank:

          (a)  Concurrently with the delivery of the items set forth in Section 6.1(b) for the first three quarters of each fiscal year, and concurrently with the delivery of the items set forth in Section 6.1(a) for the last fiscal quarter of each fiscal year, a Covenant Compliance Report;

          (b)  As soon as available but in any event no later than March 31 of each fiscal year beginning with the current fiscal year, the Company shall prepare and deliver to the Agent and the Banks projections of the Company and the Subsidiaries for such fiscal year, on a quarter by quarter basis, including a balance sheet as at the end of each relevant period and income statements and statements of cash flows for each relevant period and for the period commencing at the beginning of the fiscal year and ending on the last day of such relevant period;

          (c)  Promptly upon receipt thereof, the Company shall deliver copies of all significant reports submitted by the Company's firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Company and the Subsidiaries made by such accountants, including any comment letter submitted by such accountants to managements in connection with their services;

          (d)  As soon as available (and with copies for each of the Banks), the Company's 8-K, 10-Q and 10-K reports filed with the federal Securities and Exchange Commission, and in any event, (x) with respect to the 10-Q report for the first three fiscal quarters of each of the Company's fiscal year, on the earlier to occur of (i) forty five (45) days after the end of each fiscal quarter of the Company or (ii) the date on which the Company shall be required to file its 10-Q under the applicable SEC reporting regulations in effect at such time, and (y) with respect to the 10-K report, on the earlier to occur of (i) ninety (90) days after the end of each fiscal quarter of the Company or (ii) the date on which the Company shall be required to file its 10-K under the applicable SEC reporting regulations in effect at such time; and as soon as available, copies of all material filings, reports or other documents filed by the Company or any of its Subsidiaries with the federal Securities and Exchange Commission or other federal regulator or taxing agencies or authorities in the United States, or comparable agencies or authorities in foreign jurisdictions, or any stock exchanges in such jurisdiction;

          (e)  Promptly as issued, all press releases, notices to shareholders and all other material communications transmitted by the Company or any of its subsidiaries to shareholders;

          (f)    Promptly and in form to be reasonably satisfactory to the requesting Bank, such additional financial and/or other information, or other reports as any Bank may from time to time reasonably request.

        6.3    Payment of Obligations.     Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes and other governmental charges and all of its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company.

        6.4    Conduct of Business and Maintenance of Existence; Compliance with Contractual Obligations and Laws.     (a)  Continue to engage in businesses of the same general types as now conducted by the Company or its Subsidiaries and businesses related thereto and preserve, renew and keep in full force and effect its existence, except as otherwise permitted pursuant to Sections 7.4 and 7.5;

          (b)  Take all reasonable action it deems necessary in its reasonable business judgment to maintain all rights, privileges and franchises necessary in the normal conduct of its business except as otherwise permitted pursuant to Section 7.5 or where the failure to so maintain could not reasonably be expected to have a Material Adverse Effect; and

          (c)  Comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

        6.5    Maintenance of Property; Insurance.     (a) Keep all material property it deems, in its reasonable business judgment, useful and necessary in its business in working order (ordinary wear and excepted), except where the failure to maintain such property could not reasonably be expected to have a Material Adverse Effect; and (b) maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including without limitation casualty and public liability and property damage insurance), and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice or any applicable Requirements of Law would dictate, and in the case of all policies covering any Collateral, all such insurance policies shall provide that the loss payable thereunder shall be payable to Company or such Subsidiary, and to the Agent for the benefit of the Banks (Agent as mortgagee, or, in the case of personal property interests, lender loss payee) as their respective interests may appear, and certificates evidencing such policies, including all endorsements thereto, to be deposited with Agent upon its request.

        6.6    Inspection of Property; Books and Records, Discussions.     Permit Agent and each Bank, through their authorized attorneys, accountants and representatives (a) at all reasonable times during normal business hours, upon the request of Agent or such Bank, to examine Company's and each Subsidiary's books, accounts, records, ledgers and assets and properties of every kind and description wherever located; (b) at any time and from time to time, upon the request of the Majority Banks, to conduct full or partial collateral audits of Company and the Subsidiaries to be completed by an auditing firm as may be selected by Agent and the Majority Banks and consented to by Company (such consent not to be unreasonably withheld), with all reasonable costs and expenses of such audits to be reimbursed by Company, provided that, so long as no Default or Event of Default has occurred and is continuing, the Company shall not be obligated to reimburse Agent and the Banks for more than one such audit in any calendar year and provided further that Company shall be obligated to reimburse Agent and the Banks for all collateral audits performed after the occurrence and during the continuance of a Default or

Event of Default; and (c) permit Agent and each Bank or their authorized representatives, at reasonable times and intervals, to visit all of their respective offices, discuss their respective financial matters with their respective officers and independent certified or chartered public accountants, as applicable, and, by this provision, Company authorizes such accountants to discuss the finances and affairs of Company and the Subsidiaries and examine any of its or their books and other corporate records. Notwithstanding the foregoing, all information furnished to the Agent or the Banks hereunder shall be subject to the undertaking of the Banks set forth in Section 12.11 hereof.

        6.7    Notices.     Promptly give notice to the Agent of:

          (a)  as soon as possible, but in any event with in three (3) Business Days after becoming aware of the occurrence thereof, the occurrence of any Default or Event of Default of which the Company or any Subsidiary has knowledge;

          (b)  as soon as possible, but in any event within three (3) Business Days after becoming aware of the occurrence thereof, any (i) litigation, investigation or proceeding which may exist at any time between the Company or any Subsidiary and any Governmental Authority or other third party, which in either case, if not cured or if it is reasonably likely to be adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect or (ii) any change in the financial condition of the Company or any of the Subsidiaries since the date of the last audited financial statements delivered pursuant to Section 6.1(a) hereof which could reasonably be expected to have a Material Adverse Effect;

          (c)  any event which the Company reasonably believes is reasonably likely to have a Material Adverse Effect;

          (d)  promptly after becoming aware of the taking by the Internal Revenue Service or any foreign taxing jurisdiction of a written tax position (or any such tax position taken by the Company or any Subsidiary) which could reasonably be expected to have a Material Adverse Effect upon the Company or any Subsidiary setting forth the details of such position and the financial impact thereof;

          (e)  not less than ten days prior to the proposed effective date thereof, copies of any proposed material amendments, restatements or other modification to the Subordinated Debt Documents;

          (f)    provide prompt written notice to the Agent of (i) all jurisdictions in which the Company or any of the Subsidiaries becomes qualified after the Effective Date to transact business, (ii) the acquisition or creation of any new Subsidiaries and (iii) any material change after the Effective Date in the authorized and issued capital stock or other equity interests of the Company or any of the Subsidiaries or any other material amendment to their charter, by-laws or other organizational documents, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments as applicable; and

          (g)  concurrently with the delivery thereof, any notices to any holder of Subordinated Debt pursuant to the Subordinated Debt Documents other than notices required hereunder.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company has taken or proposes to take with respect thereto.

        6.8    Hazardous Material Laws.

          (a)  Use and operate all of its facilities and properties in material compliance with all applicable Hazardous Material Laws, keep all required material permits, approvals, certificates, licenses and other authorizations required under such Hazardous Material Laws in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Hazardous Material Laws, except in each case where the failure to do so could not reasonably be expected to have a Material Adverse Effect;

          (b)  Promptly notify Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries received by the Company or any of the Subsidiaries of a material nature relating to compliance with Hazardous Material Laws;

          (c)  To the extent necessary to materially comply with Hazardous Material Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material; and

          (d)  Provide such information which any Bank may reasonably request from time to time to evidence compliance with this Section 6.8.

        6.9    Consolidated Fixed Charge Coverage Ratio.     Maintain as of the end of each fiscal quarter of Company, for the four fiscal quarters then ending (commencing with the quarter ending October 31, 2002), a Consolidated Fixed Coverage Ratio of not less than 1.25 to 1.00.

        6.10    Maintain Consolidated Tangible Net Worth.     Maintain as of the end of each fiscal quarter of Company (commencing with the quarter ending October 31, 2002), Consolidated Tangible Net Worth of not less than the following amounts during the periods specified below, plus in each case the sum of the Equity Offering Adjustment and the Subordinated Debt Adjustment:

Period	Amount
October 31, 2002 through October 30, 2003	$300,000,000
October 31, 2003 through October 30, 2004	$320,000,000
October 31, 2004 through October 30, 2005	$340,000,000
October 31, 2005 through October 30, 2006	$360,000,000
October 31, 2006 and thereafter	$380,000,000

        6.11    Maintain Consolidated Leverage Ratio.     Maintain as of the last day of any period of four consecutive fiscal quarters ending during any period set forth below (commencing with the quarter ending October 31, 2002), a Consolidated Leverage Ratio of not more than 2.50 to 1.00.

        6.12    Governmental and Other Approvals.     Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and performance by such Loan Parties, of this Agreement, the other Loan Documents, or any other documents or instruments to be executed and/or delivered by such Loan Parties in connection therewith or herewith, except where the failure to so apply for, obtain or maintain could not reasonably be expected to have a Material Adverse Effect.

        6.13    Compliance with ERISA; ERISA Notices.     (a) Comply in all material respects with all applicable requirements imposed by ERISA as presently in effect or hereafter promulgated or the Internal Revenue Code, including, but not limited to, the minimum funding requirements of any Pension Plan, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

          (b)  Promptly notify Agent upon the occurrence of any of the following events if such event could be reasonably expected to have a Material Adverse Effect:

              (i)  the termination, other than a standard termination, as defined in ERISA, of any Pension Plan subject to Subtitle C of Title IV of ERISA;

            (ii)  the Company's or any Subsidiary's receipt of notice of the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title IV of ERISA;

            (iii)  the Company's or any Subsidiary's receipt of notice of the commencement by the Pension Benefit Guaranty Corporation, or any successor thereto, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA;

            (iv)  the failure of the Company or any Subsidiary to make any payment in respect of any Pension Plan required under Section 412 of the Internal Revenue Code;

            (v)  the withdrawal of the Company or any Subsidiary from any Multiemployer Plan if the Company reasonably believes that such withdrawal would give rise to the imposition of withdrawal liability with respect thereto; or

            (vi)  the occurrence of a "reportable event" which is required to be reported by the Company under Section 4043 of ERISA as defined in ERISA other than any event for which the reporting requirement has been waived by the PBGC or a "prohibited transaction" as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code other than a transaction for which a statutory exemption is available or an administrative exemption has been obtained which in either case could reasonably be expected to have a Material Adverse Effect.

        6.14    Security; Defense of Collateral.     Take such actions as the Agent or the Majority Banks may from time to time reasonably request to establish and maintain first perfected security interests in and Liens on all of its Collateral, subject only to Permitted Liens and other liens permitted under Section 7.2 hereof; and defend the Collateral from any Liens other than Liens permitted by Section 7.2.

        6.15    Use of Proceeds.     Use all Advances of the Revolving Credit as set forth in Section 2.16 hereof; and not use any portion of the proceeds of any such advances for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation.

        6.16    Future Subsidiaries; Additional Collateral.

          (a)  (i) With respect to each Person which becomes a Significant Domestic Subsidiary of Company (directly or indirectly) subsequent to the Effective Date, within sixty (60) days of the date such Person is created, acquired or otherwise becomes a Significant Domestic Subsidiary (whichever first occurs), cause such new Subsidiary to execute and deliver to the Agent (x) a Joinder Agreement (attached to the Guaranty as Exhibit A) whereby such Subsidiary becomes obligated as a Guarantor under the Guaranty and (y) a Joinder Agreement to the Security Agreement (attached to the Security Agreement as Exhibit B); and (ii) with respect to each Subsidiary of the Company (direct or indirect) which acquires another Person or the assets of another Person in connection with a Permitted Acquisition hereunder, within sixty (60) days of the consummation date of such Permitted Acquisition, cause such Subsidiary to execute and deliver to the Agent (x) a Joinder Agreement (attached to the Guaranty as Exhibit A) whereby such Subsidiary becomes obligated as a Guarantor under the Guaranty and (y) a Joinder Agreement to the Security Agreement (attached to the Security Agreement as Exhibit B);

          (b)  With respect to real property located in the United States that is subject to a lease entered into by the Company or any Domestic Subsidiary after the Effective Date, not later than sixty (60) days after the execution of the applicable lease for such property, the Company shall execute or cause to be executed a lessor's acknowledgment and consent in form and substance reasonably acceptable to the Agent and the Majority Banks (unless waived by Agent and Majority Banks);

in each case in form reasonably satisfactory to the Agent and the Majority Banks, in their reasonable discretion, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Agent and the Majority Banks and the Company shall take, or cause to be taken, such steps as are necessary or advisable under applicable law to perfect the liens granted under this Section 6.16.

        6.17    Operating Accounts.     Maintain the primary operating account of Company with the Agent.

        6.18    Further Assurances.     Execute and deliver or cause to be executed and delivered to Agent within a reasonable time following Agent's request, and at the Company's expense, such other documents or instruments as Agent may reasonably require to effectuate more fully the purposes of this Agreement or the other Loan Documents.

7.    NEGATIVE COVENANTS

        Company covenants and agrees that, until the Revolving Credit Maturity Date and thereafter until expiration of all Letters of Credit and final irrevocable payment in full of the Indebtedness and the performance by Company and its Subsidiaries of all other obligations under this Agreement and the other Loan Documents, it will not, and will not permit any of the Subsidiaries, to:

        7.1    Limitation on Funded Debt.     Create, incur, assume or suffer to exist any Funded Debt, except as follows, provided, in each case, that no Default or Event of Default shall have occurred and be continuing:

          (a)  Indebtedness under this Agreement and the other Loan Documents;

          (b)  any Funded Debt existing on the Effective Date and set forth in Schedule 7.1(b) attached hereto and any renewals or refinancing of such Debt in amounts not exceeding the scheduled amounts (less any required amortization according to the terms thereof), on substantially the same terms as in effect on the Effective Date and otherwise in compliance with this Agreement;

          (c)  Funded Debt of the Company or a Subsidiary, excluding Debt otherwise permitted under this Section 7.1, incurred to finance the acquisition of fixed or capital assets (whether pursuant to a loan or a Capitalized Lease), provided that the aggregate amount of all such Debt shall not exceed Fifty Million Dollars ($50,000,000) at any one time outstanding;

          (d)  Subordinated Debt;

          (e)  Guarantee Obligations permitted under Section 7.3 or any other Loan Document;

          (f)    Hedging Transactions;

          (g)  Intercompany Loans permitted under Section 7.8;

          (h)  Funded Debt incurred to fund the purchase price of any Permitted Acquisition, provided that the aggregate amount of all such Debt shall not exceed $25,000,000 in aggregate principal amount at any one time outstanding;

          (i)    Funded Debt incurred in connection with any Industrial Revenue Bonds or other similar tax-exempt financing provided that the aggregate amount of all such Debt shall not exceed $25,000,000 in aggregate principal amount at any one time outstanding; and

          (j)    any Funded Debt assumed pursuant to a Permitted Acquisition conducted in compliance with this Agreement, provided that such Debt was not entered into, extended or renewed in contemplation of such acquisition and provided further that the aggregate amount of all such Debt at any time outstanding shall not exceed $25,000,000;

          (k)  Additional unsecured Funded Debt provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Default or Event of Default shall have occurred and be continuing and (ii) the aggregate amount of all such Debt shall not exceed $75,000,000 in aggregate principal amount at any one time outstanding.

        7.2    Limitation on Liens.     Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

          (a)  Permitted Liens;

          (b)  Liens securing Debt permitted by Section 7.1(c), provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital asset, (ii) such Liens do not at any time encumber any property other than the property, equipment or improvements financed by such Debt, and (iii) the principal amount of Debt secured by any such Lien shall at no time exceed 100% of the original purchase price of such property, equipment or improvements;

          (c)  Liens securing Debt permitted by Section 7.1(i);

          (d)  Liens in favor of Agent, as security for the Indebtedness (including Indebtedness under any Bank Hedging Agreements);

          (e)  attachments, judgments and other similar Liens (other than any judgment that is described in clause (h) of Section 8.1 and constitutes an Event of Default thereunder), arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed within 30 days and claims secured thereby are being actively contested in good faith by appropriate proceedings;

          (f)    other Liens, existing on the Effective Date, set forth on Schedule 7.2 attached hereto and any renewals or refinancing of the Debt secured thereby in amounts not exceeding the scheduled amounts (less any required amortization according to the terms thereof), on substantially the same terms as in effect on the Effective Date and otherwise in compliance with this Agreement;

          (g)  Liens granted to banks or other financial institutions in the ordinary course of business in connection with deposit, disbursement or concentration accounts (other than in connection with borrowed money) maintained with such banks or financial institutions on funds and other items in such accounts;

          (h)  other Liens securing Debt in an aggregate amount at any time outstanding not to exceed $5,000,000, provided that at the time such Lien was granted (both before and after giving effect thereto), no Default or Event of Default has occurred and is continuing.

        7.3    Limitation on Guarantee Obligations.     Create, incur, assume or suffer to exist any Guarantee Obligation except (a) the Guaranty, (b) Guarantee Obligations by Company or any Guarantor in respect of Debt incurred by Company or any other Guarantor or any Foreign Subsidiary subject to Section 7.7(e) of this Agreement, as the case may be, in compliance with this Agreement, (c) Guarantee Obligations not otherwise permitted under this Section 7.3 in respect of Debt incurred by any Person, provided that the aggregate principal amount of such Debt at any time outstanding does not exceed $5,000,000, (d) Guarantee Obligations existing on the Effective Date and set forth on Schedule 7.3 hereof, (e) Guarantee Obligations arising with respect to customary indemnification and purchase price adjustment obligations incurred in connection with any sale or disposition of assets and (f) Guarantee Obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and similar obligations not exceeding at any time outstanding $1,000,000 in aggregate liability.

        7.4    Acquisitions.     Except for Permitted Acquisitions, purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests of any Person, or any shares of stock (or other ownership interests) of any Person, or in any other manner effectuate an expansion of present business in any material respect by acquisition.

        7.5    Limitation on Mergers, other Fundamental Changes or Sale of Assets.     Enter into any merger or consolidation or convey, sell, lease, assign, transfer or otherwise dispose of any material portion of its property, business or assets (including, without limitation, receivables, leasehold interests and sale-leaseback transactions), whether now owned or hereafter acquired or make any material change in its capital structure or present method of conducting business, except:

          (a)  inventory leased or sold in the ordinary course of business;

          (b)  obsolete or worn out property or equipment, or property or equipment no longer useful in the conduct of Company's or any Subsidiary's business;

          (c)  (i) mergers or consolidations of any Subsidiary with or into Company (so long as Company shall be the continuing or surviving entity); (ii) mergers or consolidations of any Foreign Subsidiary with or into any other Foreign Subsidiary; and (iii) mergers or consolidations of any Subsidiary (excluding Company) with or into any Guarantor so long as such Guarantor shall be the continuing or surviving entity; provided, however, that at the time of each such merger or consolidation under sub-clauses (i) through (iii) of this clause (c), both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

          (d)  any Subsidiary (other than a Significant Subsidiary) may liquidate or dissolve into the Company or any Guarantor and any Foreign Subsidiary may liquidate or dissolve into any other Foreign Subsidiary if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company;

          (e)  sales or transfers, including upon voluntary liquidation (i) between Company and any Guarantor; or (ii) from any Subsidiary of the Company to the Company or any Guarantor; or (iii) between any Foreign Subsidiaries; or (iv) from the Company or any Domestic Subsidiary to any Foreign Subsidiary in an aggregate amount for all such transfers described under this clause (iv) during the life of this Agreement not to exceed $2,000,000, subject to Section 7.7(e) of this Agreement;

          (f)    provided that no Default or Event of Default has occurred and is continuing at the time of each such sale (both before and after giving effect to such Asset Sale), (i) Asset Sales in which the sales price is at least the fair market value of the assets sold and the aggregate amount of such Asset Sales (as determined on the basis of the gross sales price of such Asset Sales) is less than $20,000,000 in any fiscal year and the consideration received is cash or cash equivalents and (ii) other Asset Sales approved by the Majority Banks; and

          (g)  the sale or disposition of Permitted Investments and other cash equivalents in the ordinary course of business.

        7.6    Restricted Payments.     Upon the occurrence and during the continuance of an Event of Default, declare or make, or permit any Subsidiary to, declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, "Distributions") on account of any of its Capital Stock or purchase, redeem or otherwise acquire for value any of its Capital Stock or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding.

        7.7    Limitation on Investments, Loans and Advances.     Make or allow to remain outstanding any Investment (whether such investment shall be of the character of investment in shares of stock,

evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person, firm, corporation or other entity or association, other than:

          (a)  Permitted Investments;

          (b)  Investments existing on the Effective Date and listed on Schedule 7.7 hereof;

          (c)  extensions of trade credit in the ordinary course of business;

          (d)  Intercompany Loans, Advances or Investments made on or after the Effective Date by the Company to any Guarantor or by any Guarantor to the Company (provided that any Intercompany Loan hereunder shall be evidenced by and funded under an Intercompany Note encumbered pursuant to the appropriate Collateral Document), provided that at the time any such loan, advance or investment is made (before and after giving effect thereto) no Default or Event of Default has occurred and is continuing;

          (e)  Intercompany Loans, Advances or Investments made on or after the Effective Date by the Company or any Guarantor to a Foreign Subsidiary in an aggregate amount, at any time outstanding, not to exceed $10,000,000, provided that any Intercompany Loan hereunder shall be evidenced by and funded under an Intercompany Note encumbered pursuant to the appropriate Collateral Document), and provided further that at the time any such loan, advance or investment is made (before and after giving effect thereto), no Default or Event of Default has occurred and is continuing;

          (f)    Investments in respect of Hedging Transactions;

          (g)  Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

          (h)  loans and advances to employees, officers and directors of the Company or any of the Subsidiaries in connection with equity incentive arrangements in an aggregate amount not to exceed $2,000,000; provided that the proceeds of such loans and advances are paid to the Company or any of the Subsidiaries, as applicable, in connection with such equity incentive arrangements;

          (i)    Permitted Acquisitions permitted pursuant to Section 7.4;

          (j)    Investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business in an aggregate amount for such deposits not to exceed $100,000 at any one time;

          (k)  other Investments not described above in an amount not to exceed $10,000,000 over the term of this Agreement, provided that at the time of any such Investment, no Default or Event of Default has occurred and is continuing.

In valuing any Investments for the purpose of applying the limitations set forth in this Section 7.8 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.

        7.8    Transactions with Affiliates.     Except as set forth in Schedule 7.8 (which transactions described on Schedule 7.8 are on terms that are fair and reasonable to the Company and its Subsidiaries), enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, or providing for the payment of any management or other fee, with any Affiliate of a Company or any Subsidiary except (a) transactions otherwise permitted under this Agreement; (b) transactions in the ordinary course of Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than it would obtain in a comparable arms length transaction from unrelated third parties; and (c) transactions between or among Company, the Guarantors and any other wholly-owned Subsidiaries, and not involving any other Affiliates.

        7.9    Limitation on Negative Pledge Clauses.     After the Effective Date, except for such agreements, documents or instruments which are in effect on the Effective Date and which are set forth on Schedule 7.9 hereto, enter into any agreement, document or instrument which would (i) restrict or prevent the Company and its Subsidiaries from granting Agent on behalf of Banks Liens upon, security interests in and pledges of their respective assets which are senior in priority to all other Liens, except for Permitted Liens and any other agreements, documents or instruments pursuant to which Liens not prohibited by the terms of this Agreement are created, entered into, or allowed to exist (but limited to the property encumbered by such Lien) and customary anti-assignment provisions contained in leases entered into by any such Person (as lessee) in the ordinary course of business, or (ii) enter into any agreement, contract or arrangement (excluding this Agreement and the other Loan Documents) restricting the ability of any Subsidiary of Company to pay or make dividends or distributions in cash or kind to Company or any other Loan Party, to make loans, advances or other payments of whatever nature to Company, or to make transfers or distributions of all or any part of its assets to Company or any other Loan Party.

        7.10    Prepayment of Debts.     Prepay, purchase, redeem, defease or make any payment on any Debt for money borrowed (including without limitation any Subordinated Debt) or any capital leases, excluding refinancings or renewals of such Debt or leases in the same or lesser amounts (and giving effect to any required amortization) on substantially the same terms or on terms more favorable to the obligor thereunder, and otherwise in compliance with this Agreement.

        7.11    Amendment of Subordinated Debt Documents.     Amend, modify or otherwise alter (or suffer to be amended, modified or altered) any of the terms and conditions of those documents or instruments evidencing or otherwise related to any Debt set forth on Schedule 7.1, including any Subordinated Debt, any provision thereof which in any case could reasonably be expected to be adverse to the Banks, in any case without the prior written approval of Agent and the Majority Banks; for purposes of those documents or instruments evidencing or otherwise related to such Debt, any shortening of the put exercise date or increase in the amount of or change in the formula for determining the put price under any rights agreement, any increase in the original interest rate or principal amount, any shortening of the original amortization, any change in financial covenants which make such covenants more restrictive or adds new covenants, any change in any default, remedial or other repayment term making such term more onerous or restrictive, shall, without reducing the scope of this Section 7.11, be deemed to be adverse to the Banks.

        7.12    Modification of Certain Agreements.     Make, permit or consent to any amendment or other modification to the constitutional documents of any of the Loan Parties (including the Company's certificate of incorporation), or any documents delivered in connection with any Permitted Acquisition, except to the extent that any such amendment (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, (ii) does not materially adversely affect the interest of the Banks as creditor under this Agreement, the other Loan Documents or any other document or instrument in any respect, or (iii) could not reasonably be expected to have a Material Adverse Effect.

        7.13    Fiscal Year.     Permit the fiscal year of the Company to end on a day other than October 31.

8.    DEFAULTS

        8.1    Events of Default.     The occurrence of any of the following events shall constitute an Event of Default hereunder:

          (a)  non-payment when due of (i) the principal or interest on the Indebtedness under the Revolving Credit (including the Swing Line), (ii) any Reimbursement Obligation, or (iii) any Fees, and in the case of Fees, continuance thereof for three (3) Business Days;

          (b)  non-payment of any money by the Company under this Agreement or by Company or any Subsidiary under any of the other Loan Documents to which it is a party, other than as set forth in subsection (a) above, within five (5) Business Days after notice from Agent that the same is due and payable;

          (c)  default in the observance or performance of any of the conditions, covenants or agreements of Company set forth in Sections 6.1, 6.2, 6.4(a), 6.5(b), 6.6, 6.7, 6.9 through 6.11, 6.15, 6.16 or 7; provided that an Event of Default arising from a breach of Sections 6.1 or 6.2 or 6.7(b) through (g) shall be deemed to have been cured upon delivery of the required item or notice; and provided further that any Event of Default arising solely due to a breach of Section 6.7(a) shall be deemed cured upon the earlier of (i) the giving of the notice required by Section 6.7(a) and (ii) the date upon which the Default or Event of Default giving rise to the notice obligation is cured or waived;

          (d)  default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement by Company and continuance thereof for a period of thirty (30) consecutive days after written notice from Agent; provided that any Event of Default arising solely due to a breach of Section 6.14(b) shall be deemed cured upon the giving of the notice required by such Section;

          (e)  any representation or warranty made by Company or any Subsidiary herein or in any instrument submitted pursuant hereto proves untrue or misleading in any material adverse respect when made;

          (f)    default in the observance or performance of or failure to comply with any of the conditions, covenants or agreements of Company or any Subsidiary set forth in any of the other Loan Documents, and the continuance thereof beyond any period of grace or cure specified in any such document or, in the case of the Collateral Documents, continuance thereof for a period of thirty (30) days after written notice from Agent; provided that any such default or failure to comply arising solely due to a breach of any notice requirement of such Loan Documents shall be deemed cured upon the earlier of (i) the giving of the notice required by the applicable Loan Document and (ii) the date upon which the default or other event giving rise to the notice obligation is cured or waived;

          (g)  (i) default in the payment of any indebtedness for borrowed money (other than Indebtedness hereunder, but including without limitation any Subordinated Debt) of the Company or any Subsidiary in excess of One Million Dollars ($1,000,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate when due (whether by acceleration or otherwise) and continuance thereof beyond any applicable period of cure or (ii) failure to comply with the terms of any other obligation of the Company or any Subsidiary with respect to any indebtedness for borrowed money (other than Indebtedness hereunder) in excess of One Million Dollars ($1,000,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate, which continues beyond any applicable period of cure and which would permit the holder or holders thereto to accelerate such other indebtedness for borrowed money or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time on the right of the holder of Debt to convert such indebtedness for borrowed money into Capital Stock), (x) the Company or any Subsidiary has become obligated to purchase or repay such Debt for borrowed money before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $1,000,000 or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Debt for borrowed money;

          (h)  the rendering of any judgment(s) for the payment of money in excess of the sum of One Million Dollars ($1,000,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate against the Company or any Subsidiary, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days, except as covered by adequate insurance with a reputable carrier as to which the relevant insurance company has acknowledged coverage;

          (i)    the occurrence of (i) a "reportable event", as defined in ERISA, which is determined to constitute grounds for a distress termination by the PBGC of any Pension Plan subject to Title IV of ERISA maintained or contributed to by or on behalf of the Company or any of the Subsidiaries for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within thirty (30) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of Agent's or any Bank's other rights or remedies hereunder), or (ii) the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such Pension Plan or (iii) the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan, which in either case of (i), (ii) or (iii) could reasonably be expected to have a Material Adverse Effect;

          (j)    the Company or any Guarantor shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered) or; if a creditors' committee shall have been appointed for the business of the Company or any Guarantor; or if the Company or any Guarantor shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by Company it shall not have been dismissed within sixty (60) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party's financial statements); or shall file an answer to a creditor's petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of Company or any Guarantor) and shall not have been removed within sixty (60) days; or if an order shall be entered approving any petition for reorganization of Company or any Guarantor and shall not have been reversed or dismissed within sixty (60) days; or Company or any Guarantor shall take any action (corporate or other) authorizing or in furtherance any of the actions described above in this subsection;

          (k)  default in the observance or performance of or any failure to comply with any of the conditions, covenants or agreements of any Subordinated Debt Holder under the terms of any Subordination Agreement;

          (l)    any material provision of any Collateral Document or the Guaranty shall at any time for any reason cease to be valid, binding and enforceable against the Company or any Subsidiary (other than in accordance with the terms thereof), as applicable, or the validity, binding effect or enforceability thereof shall be contested by the Company or any Subsidiary, or the Company or

  any Subsidiary shall deny that it has any or further liability or obligation under any Collateral Document or the Guaranty, any such Loan Document, or any Subordination Agreement shall be terminated (other than in accordance with the terms thereof), invalidated, revoked or set aside or in any way cease to give or provide to the Banks and the Agent the benefits purported to be created thereby; or

          (m)  (i) if there shall occur a Change of Control (or comparable term or event) under any of the Subordinated Debt Documents; or (ii) if an event or series of events by which any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act), directly or indirectly, of thirty percent (30%) or more of the outstanding shares of Capital Stock of the Company entitled to vote; or, during any period of twelve consecutive calendar months, individuals who were directors of the Company on the first day of such period shall cease to constitute a majority of the board of directors of the Company; or (iii) if there shall occur any change in the management of the Company which, in the judgment of the Majority Banks, could reasonably be expected to have a Material Adverse Effect, and such change in management has not been corrected to the satisfaction of the Majority Banks within thirty (30) days after notice from Agent to such effect.

        8.2    Exercise of Remedies.     If an Event of Default has occurred and is continuing hereunder: (a) the Agent may, and shall, upon being directed to do so by the Majority Banks, declare the Commitments terminated; (b) the Agent may, and shall, upon being directed to do so by the Majority Banks, declare the entire unpaid principal Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by Company; (c) upon the occurrence of any Event of Default specified in Section 8.1(j) and notwithstanding the lack of any declaration by Agent under preceding clauses (a) or (b), the entire unpaid principal Indebtedness shall become automatically and immediately due and payable, and the Commitments shall be automatically and immediately terminated; (d) the Agent shall, upon being directed to do so by the Majority Banks, demand immediate delivery of cash collateral, and Company and each Account Party agrees to deliver such cash collateral upon demand, in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit; and (e) the Agent may, and shall, if directed to do so by the Majority Banks or the Banks, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law.

        8.3    Rights Cumulative.     No delay or failure of Agent and/or Banks in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Agent and Banks under this Agreement are cumulative and not exclusive of any right or remedies which Banks would otherwise have.

        8.4    Waiver by Company of Certain Laws.     To the extent permitted by applicable law, the Company hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

        8.5    Waiver of Defaults.     No Event of Default shall be waived by the Banks except in a writing signed by an officer of the Agent in accordance with Section 12.10 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by Agent or the Banks. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Agent or the Banks in enforcing any of their rights shall constitute a waiver of any of their rights. Company expressly agrees that this Section may be waived or modified only in accordance with Section 12.10 and may not be waived or modified by the Banks or Agent by course of performance, estoppel or otherwise.

        8.6    Set Off.     Upon the occurrence and during the continuance of any Event of Default, each Bank may at any time and from time to time, without notice to the Company but subject to the provisions of Section 9.3 hereof (any requirement for such notice being expressly waived by the Company), setoff and apply against any and all of the obligations of the Company now or hereafter existing under this Agreement, whether owing to such Bank, any Affiliate of such Bank or any other Bank or the Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of Company and any property of Company from time to time in possession of such Bank, irrespective of whether or not such deposits held or indebtedness owing by such Bank may be contingent and unmatured and regardless of whether any Collateral then held by Agent or any Bank is adequate to cover the Indebtedness. Promptly following any such setoff, such Bank shall give written notice to Agent and to Company of the occurrence thereof. The Company hereby grants to the Banks and the Agent a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of the Company under this Agreement. The rights of each Bank under this Section 8.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which such Bank may have.

9.    PAYMENTS, RECOVERIES AND COLLECTIONS; MARGIN ADJUSTMENTS

        9.1    Payment Procedure.

          (a)  Except as otherwise provided herein, all payments by the Company in respect of principal of, or interest on, any Advance in Dollars under the Revolving Credit or in respect of any Letter of Credit Obligations under the Revolving Credit or Fees hereunder which are payable in Dollars shall be made without setoff or counterclaim on the date specified for payment under this Agreement not later than 1:00 p.m. (Detroit time) in Dollars in immediately available funds to Agent, for the ratable account of the Revolving Credit Banks, at Agent's office located at One Detroit Center, Detroit, Michigan 48226-3289. Upon receipt of each such payment, the Agent shall make prompt payment to each applicable Bank, or, in respect of Eurocurrency-based Advances, such Bank's Eurocurrency Lending Office, in like funds and currencies, of all amounts received by it for the account of such Bank.

          (b)  Unless the Agent shall have been notified by Company prior to the date on which any payment to be made by Company is due that Company does not intend to remit such payment, the Agent may, in its sole discretion and without obligation to do so, assume that the Company has remitted such payment when so due and the Agent may, in reliance upon such assumption, make available to each Revolving Credit Bank on such payment date an amount equal to such Bank's share of such assumed payment. If Company has not in fact remitted such payment to the Agent each Revolving Credit Bank shall forthwith on demand repay to the Agent the amount of such assumed payment made available or transferred to such Bank, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Bank to the date such amount is repaid to the Agent at a rate per annum equal to (i) for Prime-based Advances, the Federal Funds Effective Rate (daily average), as the same may vary from time to time, and (ii) with respect to Eurocurrency-based Advances or Quoted Rate Advances, Agent's aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent) of carrying such amount.

          (c)  Subject to the definition of Interest Period, whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

          (d)  All payments to be made by Company under this Agreement or any of the Notes (including without limitation payments under the Swing Line) shall be made without setoff or counterclaim, as aforesaid, and, subject to full compliance by each Bank (and each assignee and participant pursuant to Section 12.8) with Section 12.12, without deduction for or on account of any present or future withholding or other taxes of any nature imposed by any governmental authority or of any political subdivision thereof or any federation or organization of which such governmental authority may at the time of payment be a member (other than any net income, net profits or franchise taxes imposed on the Agent or any Bank as a result of a present or former connection between the Agent or such Bank and the governmental authority, political subdivision, federation or organization imposing such taxes), unless Company is compelled by law to make payment subject to such tax. In such event, Company shall:

            (i)    pay to the Agent for Agent's own account and/or, as the case may be, for the account of the Banks (and, in the case of Advances of the Swing Line, pay to the Swing Line Bank which funded such Advances) such additional amounts as may be necessary to ensure that the Agent and/or such Bank or Banks receive a net amount equal to the full amount which would have been receivable had payment not been made subject to such tax; and

            (ii)  remit such tax to the relevant taxing authorities according to applicable law, and send to the Agent or the applicable Bank (including the Swing Line Bank) or Banks, as the case may be, such certificates or certified copy receipts as the Agent or such Bank or Banks shall reasonably require as proof of the payment by the Company, of any such taxes payable by the Company.

As used herein, the terms "tax", "taxes" and "taxation" include all taxes (other than taxes on or measured by the overall income of a Person), levies, imposts, duties, charges, fees, deductions and withholdings and any restrictions or conditions resulting in a charge together with interest (and any taxes payable upon the amounts paid or payable pursuant to this Section 9.1) thereon, or the payment or delivery of funds into or out of any jurisdiction other than the United States (whether assessed against any of the Company, Agent or any of the Banks). Company shall be reimbursed by the applicable Bank for any payment made by Company under this Section 9.1 if the applicable Bank is not in compliance with its obligations under Section 12.12.

        9.2    Application of Proceeds of Collateral.     Notwithstanding anything to the contrary in this Agreement, after an Event of Default and the exercise of remedies pursuant to Article 8 of this Agreement or the other Loan Documents, the proceeds of any Collateral, together with any offsets, voluntary payments by Company or any Subsidiary of the Company or others, and any other sums received or collected in respect of the Indebtedness, shall be applied (net of any fees, expenses or collection costs, including without limitation, reasonable attorney fees, incurred by the Agent in connection with this agreement), first, to the Indebtedness under the Revolving Credit (including the Swing Line), any Reimbursement Obligations, any Bank Hedging Agreement and any Indebtedness arising in connection with account overdrafts or other cash management services related to this Agreement on a pro rata basis (or in such order and manner as determined by the Majority Banks; subject, however, to the applicable Percentages of the loans held by each of the Banks), next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to Company and the Subsidiaries, as the case may be. Subject to the terms of this Section 9.2, the application of such proceeds and other sums to the Advances of the Revolving Credit and the Reimbursement Obligations shall be based on each Bank's Percentage of the aggregate of the loans.

        9.3    Pro-rata Recovery.     If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of, or interest on, or any other sums owing in connection with any of the Indebtedness in excess of its pro rata share of payments then or thereafter obtained by all Banks upon all Indebtedness, such Bank shall purchase from the other Banks such participations in the Revolving Credit and/or Reimbursement Obligations held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably with the Percentage with each of them in accordance with the applicable Percentages of the Banks; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

        9.4    Margin Adjustments.     Adjustments to the Applicable Margins and the Applicable Fee Percentages, based on Schedule 1.1, shall be implemented on a quarterly basis as follows:

          (a)  Such adjustments shall be given prospective effect only, effective as to all Advances outstanding hereunder and the Applicable Fee Percentage, upon the date of delivery of the financial statements under Sections 6.1(a) and 6.1(b) hereunder and the Covenant Compliance Report under Section 6.2(a) hereof, in each case establishing applicability of the appropriate adjustment, in each case with no retroactivity or claw-back. In the event the Company fails timely to deliver such financial statements or the Covenant Compliance Report and such failure continues for three (3) days, then (but without affecting the Event of Default resulting therefrom) from the date delivery of such financial statements and report was required until such financial statements and report are delivered, the margins and fee percentages shall be at the next higher level (if any) on the Pricing Matrix attached to this Agreement as Schedule 1.1.

          (b)  From the Effective Date until the required date of delivery (or, if earlier, delivery) under Section 6.1 of the Company's financial statements for the fiscal quarter ending October 31, 2002, the margins and fee percentages shall be those set forth under the Level II column of the Pricing Matrix attached to this Agreement as Schedule 1.1. Thereafter, all margins and fee percentages shall be based upon the Company's quarterly financial statements and Covenant Compliance Reports, subject to recalculation as provided in Section 9.4(a) above.

10.    CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS

        10.1    Reimbursement of Prepayment Costs.     If the Company makes any payment of principal with respect to any Eurocurrency-based Advance or Quoted Rate Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if the Company converts or refunds (or attempts to convert or refund) any such Advance on any day other than the last day of the Interest Period applicable thereto; or if the Company fails to borrow, refund or convert into any Eurocurrency-based Advance or Quoted Rate Advance after notice has been given by the Company to Agent in accordance with the terms hereof requesting such Advance, or if the Company fails to make any payment of principal or interest in respect of a Eurocurrency-based Advance or Quoted Rate Advance when due, the Company shall reimburse Agent for itself and/or on behalf of any Bank, as the case may be, within ten (10) Business Days of written demand therefor for any resulting loss, cost or expense incurred (excluding the loss of any Applicable Margin) by Agent and Banks, as the case may be as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Agent and Banks, as the case may be, shall have funded or committed to fund such Advance. Such amount payable by the Company to Agent for itself and/or on behalf of any Bank, as the case may be, shall be deemed to equal an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by Agent and Banks, as the case may be) which would have accrued to Agent and Banks, as the case may be, on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. Calculation of any amounts payable to any Bank under this paragraph shall be made as though such Bank shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that any Bank may fund any Eurocurrency-based Advance or Quoted Rate Advance, as the case may be, in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Company, Agent and Banks shall deliver to Company a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

        10.2    Eurocurrency Lending Office.     For any Advance to which the Eurocurrency-based Rate is applicable, if Agent or a Bank, as applicable, shall designate a Eurocurrency Lending Office which maintains books separate from those of the rest of Agent or such Bank, Agent or such Bank, as the case may be, shall have the option of maintaining and carrying the relevant Advance on the books of such Eurocurrency Lending Office.

        10.3    Circumstances Affecting Eurocurrency-based Rate Availability.     If with respect to any Interest Period, Agent or the Majority Banks (after consultation with Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being offered to the Agent or such Banks for such Interest Period, then Agent shall forthwith give notice thereof to the Company. Thereafter, until Agent notifies the Company that such circumstances no longer exist, (i) the obligation of Banks to make Eurocurrency-based Advances, and the right of the Company to convert an Advance to or refund an Advance as a Eurocurrency-based Advance, as the case may be, shall be suspended, and (ii) the Company shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such Eurocurrency-based Advance covered hereby, together with accrued interest thereon, any amounts payable under Section 10.1 hereof, and all other amounts payable hereunder on the last day of the then current Euro-currency Interest Period applicable to such Advance. Upon the date for repayment as aforesaid and unless the Company notifies Agent to the contrary within two (2) Business Days after receiving a notice from Agent pursuant to this Section, such outstanding principal amount shall be converted to a Prime-based Advance as of the last day of such Interest Period.

        10.4    Laws Affecting Eurocurrency-based Advance Availability.     If, after the date of this Agreement, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any of the Banks (or any of their respective Eurocurrency Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for any of the Banks (or any of their respective Eurocurrency Lending Offices) to honor its obligations hereunder to make or maintain any Advance with interest at the Eurocurrency-based Rate, such Bank shall forthwith give notice thereof to the Company and to Agent. Thereafter, (a) the obligations of the applicable Banks to make Eurocurrency-based Advances and the right of the Company to convert an Advance into or refund an Advance as a Eurocurrency-based Advance shall be suspended and thereafter the Company may select as Applicable Interest Rates only those which remain available and which are permitted to be selected hereunder, and (b) if any of the Banks may not lawfully continue to maintain an Advance to the end of the then current Interest Period applicable thereto as a Eurocurrency-based Advance, the applicable Advance shall immediately be converted to a Prime-based Advance and the Prime-based Rate shall be applicable thereto for the remainder of such Interest Period. For purposes of this Section, a change in law, rule, regulation, interpretation or administration shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation or administration presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation or administration.

        10.5    Increased Cost of Eurocurrency-based Advances.     If the adoption after the date of this Agreement of, or any change after the date of this Agreement in, any applicable law, rule or regulation of or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any of the Banks (or any of their respective Eurocurrency Lending Offices) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

          (a)  shall subject any of the Banks (or any of their respective Eurocurrency Lending Offices) to any tax, duty or other charge with respect to any Advance or shall change the basis of taxation of payments to any of the Banks (or any of their respective Eurocurrency Lending Offices) of the principal of or interest on any Advance or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Banks or any of their respective Eurocurrency Lending Offices); or

          (b)  shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any of the Banks (or any of their respective Eurocurrency Lending Offices) or shall impose on any of the Banks (or any of their respective Eurocurrency Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Advance;

and the result of any of the foregoing is to increase the costs to any of the Banks of maintaining any part of the Indebtedness hereunder as a Eurocurrency-based Advance or to reduce the amount of any sum received or receivable by any of the Banks under this Agreement in respect of a Eurocurrency-based Advance, with respect to Advances to the Company, then such Bank shall promptly notify Agent, and Agent (or such Bank, as aforesaid) shall promptly notify the Company of such fact and demand compensation therefor and, within fifteen (15) days after such notice, the Company agrees to pay to such Bank such additional amount or amounts as will compensate such Revolving Credit Bank or Banks for such increased cost or reduction. Agent will promptly notify the Company of any event of which it has knowledge which will entitle Revolving Credit Banks to compensation pursuant to this Section, or which will cause the Company to incur additional liability under Article 10 hereof, provided that Agent shall incur no liability whatsoever to the Banks or the Company in the event it fails to do so. A certificate of Agent (or such Bank, if applicable) setting forth the basis for determining such additional amount or amounts necessary to compensate such Bank or Banks shall accompany such demand shall be conclusively presumed to be correct save for manifest error.

        10.6    Capital Adequacy and Other Increased Costs.     In the event that after the Effective Date the adoption of or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Bank or Agent, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank or Agent with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk based capital guidelines, affects or would affect the amount of capital required to be maintained by such Bank or Agent (or any corporation controlling such Bank or Agent) and such Bank or Agent, as the case may be, determines that the amount of such capital is increased by or based upon the existence of such Bank's or Agent's obligations or Advances hereunder and such increase has the effect of reducing the rate of return on such Bank's or Agent's (or such controlling corporation's) capital as a consequence of such obligations or Advances hereunder to a level below that which such Bank or Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank or Agent to be material (collectively, "Increased Costs"), then Agent or such Bank shall notify the Company and thereafter the Company shall pay to such Bank or Agent, as the case may be, within ten (10) days of demand therefor from such Bank or Agent, additional amounts sufficient to compensate such Bank or Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Bank or Agent reasonably determines to be allocable to the existence of such Bank's or Agent's obligations or Advances hereunder; notwithstanding the forgoing, however, the Company shall not be required to pay any increased costs under this Section 10.6 or under Sections 10.3, 10.5 or 3.4(c) for any period ending prior to the date that is 180 days prior to the making of a Bank's initial request for such additional amounts unless the applicable change in law or other event resulting in such increased costs is effective retroactively to a date more than 180 days prior to the date of such request, in which case a Bank's request for such additional amounts relating to the period more than 180 days prior to the making of the request must be given not more than 180 days after such Bank becomes aware of the applicable change in law or other event resulting in such increased costs. A statement setting forth the amount of such compensation, the methodology for the calculation and the calculation thereof which shall also be prepared in good faith and in reasonable detail by such Bank or Agent, as the case may be, shall be submitted by such Bank or by Agent to the Company, reasonably promptly after becoming aware of any event described in this Section 10.6 and shall be conclusive, absent manifest error in computation.

        10.7    Substitution of Banks.     If (a) the obligation of any Bank to make Eurocurrency-based Advances has been suspended pursuant to Section 10.3 or 10.4 or (b) any Bank has demanded compensation under Section 3.4(c), 10.1 or 10.5, (in each case, an "Affected Bank"), then the Company shall have the right (subject to Section 12.8 hereof), with the assistance of the Agent, to seek a substitute Bank or Banks (which may be one or more of the Banks (the "Purchasing Bank" or "Purchasing Banks") to purchase the Advances of the Revolving Credit and/or Swing Line, as the case may be and assume the commitments (including without limitation its participations in Swing Line Advances and Letters of Credit) under this Agreement of such Affected Bank. The Affected Bank shall be obligated to sell its Advances of the Revolving Credit and/or Swing Line, as the case may be, and assign its commitments to such Purchasing Bank or Purchasing Banks within fifteen (15) days after receiving notice from Company requiring it to do so, at an aggregate price equal to the outstanding principal amount thereof, plus unpaid interest accrued thereon up to but excluding the date of the sale. In connection with any such sale, and as a condition thereof, Company shall pay to the Affected Bank all fees accrued for its account hereunder to but excluding the date of such sale, plus, if demanded by the Affected Bank within ten (10) Business Days after such sale, (i) the amount of any compensation which would be due to the Affected Bank under Section 10.1 if the Company had prepaid the outstanding Eurocurrency-based Advances of the Affected Bank on the date of such sale and (ii) any additional compensation accrued for its account under Sections 3.4(c) and 10.5 to but excluding said date. Upon such sale, the Purchasing Bank or Purchasing Banks shall assume the Affected Bank's commitment, and the Affected Bank shall be released from its obligations hereunder to a corresponding extent. If any Purchasing Bank is not already one of the Banks, the Affected Bank, as assignor, such Purchasing Bank, as assignee, Company and the Agent, shall enter into an Assignment Agreement pursuant to Section 12.8 hereof, whereupon such Purchasing Bank shall be a Bank party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Bank with a Percentage equal to its ratable share of the then applicable Revolving Credit Aggregate Commitment. In connection with any assignment pursuant to this Section 10.7, the Company or the Purchasing Bank shall pay to the Agent the administrative fee for processing such assignment referred to in Section 12.8.

        10.8    Right of Banks to Fund through Branches and Affiliates.     Each Bank (including without limitation the Swing Line Bank) may, if it so elects, fulfill its commitment as to any Advance hereunder by designating a branch or Affiliate of such Bank to make such Advance; provided that (a) such Bank shall remain solely responsible for the performances of its obligations hereunder and (b) no such designation shall result in any material increased costs to the Company.

11.    AGENT

        11.1    Appointment of Agent.     Each Bank and the holder of each Note (if issued) irrevocably appoints and authorizes the Agent to act on behalf of such Bank or holder under this Agreement and the other Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company. Each Bank agrees (which agreement shall survive any termination of this Agreement) to reimburse Agent for all reasonable out-of-pocket expenses (including house and outside attorneys' fees and disbursements) incurred by Agent hereunder or in connection herewith or with an Event of Default or in enforcing the obligations of Company under this Agreement or the other Loan Documents or any other instrument executed pursuant hereto, or the obligations of any party to any Subordination Agreement, and for which Agent is not reimbursed by Company, pro rata according to such Bank's Percentage, but excluding any such expense resulting from Agent's gross negligence or wilful misconduct. Any such amounts so paid by the Banks shall constitute additional Indebtedness hereunder. Agent shall not be required to take any action under the Loan Documents or any Subordination Agreement, or to prosecute or defend any suit in respect of the Loan Documents or any Subordination Agreement, unless indemnified to its satisfaction by the Banks against loss, costs, liability and expense (excluding liability resulting from its gross negligence or willful misconduct). If any indemnity furnished to Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given.

        11.2    Deposit Account with Agent.     Company hereby authorizes Agent, in Agent's sole discretion, upon notice to Company to charge its general deposit account(s), if any, maintained with Agent for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Notes.

        11.3    Scope of Agent's Duties.     The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Bank (and no implied covenants or other obligations shall be read into this Agreement against the Agent). None of Agent, its Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Bank for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Banks (or all of the Banks for those acts requiring consent of all of the Banks) (except for its or their own wilful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by the Company, or any Subsidiary or Affiliate of the Company, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by Company of their respective obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation in connection with the making of any Advance or the issuance of any Letter of Credit. Agent and its Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. Agent may treat the payee of any Note as the holder thereof. Agent may employ agents and may consult with legal counsel (who may be counsel for the Company), independent public accountants and other experts selected by it and shall not be liable to the Banks (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

        11.4    Successor Agent.     Agent may resign as such at any time upon at least thirty (30) days prior notice to Company and all Banks. If Agent at any time shall resign or if the office of Agent shall become vacant for any other reason, Majority Banks shall, by written instrument, appoint successor agent(s) satisfactory to such Majority Banks, and, so long as no Default or Event of Default has occurred and is continuing, to Company. Such successor agent shall thereupon become the Agent hereunder, as applicable, and shall be entitled to receive from the prior Agent such documents of transfer and assignment as such successor Agent may reasonably request. Any such successor Agent shall be a commercial bank organized under the laws of the United States or any state thereof and shall have a combined capital and surplus of at least $500,000,000. If a successor is not so appointed or does not accept such appointment before the resigning Agent's resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Majority Banks and, if applicable, the Company is made and accepted or if no such temporary successor is appointed as provided above by the resigning Agent, the Majority Banks shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Majority Banks and, if applicable, the Company is made and accepted. Such successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed. Upon such succession of any such successor Agent, the resigning Agent shall be discharged from its duties and obligations, in its capacity as Agent, hereunder, except for its gross negligence or wilful misconduct arising prior to its resignation hereunder, and the provisions of this Article 11 shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

        11.5    Credit Decisions.     Each Bank acknowledges that it has, independently of Agent and each other Bank and based on the financial statements of Company and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Bank also acknowledges that it will, independently of Agent and each other Bank and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any document executed pursuant hereto.

        11.6    Authority of Agent to Enforce This Agreement.     Each Bank, subject to the terms and conditions of this Agreement, authorizes the Agent with full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of any Indebtedness outstanding under this Agreement or any other Loan Document and to file such proofs of debt or other documents as may be necessary to have the claims of the Banks allowed in any proceeding relative to Company, or any of its Subsidiaries, or their respective creditors or affecting their respective properties, and to take such other actions which Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.

        11.7    Indemnification of Agent.     The Banks agree to indemnify the Agent and its Affiliates (to the extent not reimbursed by Company, but without limiting any obligation of Company to make such reimbursement), ratably according to their respective Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents, any Subordination Agreement or the transactions contemplated hereby or any action taken or omitted by the Agent and its Affiliates under this Agreement, any of the Loan Documents or any Subordination Agreement; provided, however, that no Bank shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent's or its Affiliate's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any of the other Loan Documents or any Subordination Agreement, to the extent that the Agent and its Affiliates is not reimbursed for such expenses by Company, but without limiting the obligation of Company to make such reimbursement. Each Bank agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to the Agent and its Affiliates by the Banks pursuant to this Section, provided that, if the Agent or its Affiliates is subsequently reimbursed by the Company for such amounts, it shall refund to the Banks on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to the Agent and its Affiliates under this Section shall, in the judgment of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity from the Banks and cease, or not commence, to take any action until such additional indemnity is furnished. Any amounts paid by the Banks hereunder to the Agent or its Affiliates shall be deemed to constitute part of the Indebtedness hereunder.

        11.8    Knowledge of Default.     It is expressly understood and agreed that the Agent shall be entitled to assume that no Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have been notified in a writing specifying such Event of Default and stating that such notice is a "notice of default" by a Bank or by Company. Upon receiving such a notice, the Agent shall promptly notify each Bank of such Event of Default and provide each Bank with a copy of such notice and, shall endeavor to provide such notice to the Banks within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so). Agent shall also furnish the Banks, promptly upon receipt, with copies of all other notices or other information required to be provided by Company hereunder.

        11.9    Agent's Authorization; Action by Banks.     Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Banks to give any approval or consent, or to make any request, or to take any other action on behalf of the Banks (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Banks or the Banks, as applicable hereunder. Action that may be taken by Majority Banks or all of the Banks, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote at a meeting (which may be held by telephone conference call) as to which all of the Banks have been given reasonable advance notice, or (ii) pursuant to the written consent of the requisite percentages of the Banks as required hereunder, provided that all of the Banks are given reasonable advance notice of the requests for such consent.

        11.10    Enforcement Actions by the Agent.     Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents or any Subordination Agreement and subject to the terms hereof, Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents or any Subordination Agreement as the Majority Banks or all of the Banks, as the case may be (as provided for hereunder), shall direct; provided, however, that the Agent shall not be required to act or omit to act if, in the judgment of the Agent, such action or omission may expose the Agent to personal liability or is contrary to this Agreement, any of the Loan Documents, any Subordination Agreement or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Bank (other than the Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under any of the Loan Documents.

        11.11    Collateral Matters.

          (a)  The Agent is authorized on behalf of all the Banks, without the necessity of any notice to or further consent from the Banks, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

          (b)  The Banks irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Revolving Credit Aggregate Commitment and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition expressly permitted hereunder; (iii) constituting property in which a Loan Party owned no interest at the time the Lien was granted or at any time thereafter; or (iv) if approved, authorized or ratified in writing by the Majority Banks, or all the Banks, as the case may be, as provided in Section 12.10. Upon request by the Agent at any time, the Banks will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this Section 11.11(b).

        11.12    Agent in its Individual Capacities.     Comerica Bank and its Affiliates and its successors and assigns, shall have the same rights and powers hereunder as any other Bank and may exercise or refrain from exercising the same as though such Bank were not the Agent. Comerica Bank and its Affiliates and their respective successors and assigns may (without having to account therefor to any Bank) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with Company (or its Subsidiaries) as if such Bank were not acting as Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Banks.

        11.13    Co-Agent or Other Titles.     The Banks identified on the facing page or signature pages of this Agreement as Co-Agents, Co-Syndication Agents, Co-Documentation Agents or any similar titles, if any, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, the Banks so identified as Co-Agents, Co-Syndication Agents or Co-Documentation Agents (or having any similar title) shall not have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on the Bank so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

        11.14    Agent's Fees.     Until the Indebtedness has been repaid and discharged in full and no commitment to fund any loan hereunder is outstanding, the Company shall pay to the Agent, as applicable, an agency fee(s) set forth (or to be set forth from time to time) in the applicable Fee Letter on the terms set forth therein. The Agent's Fees described in this Section 11.14 shall not be refundable under any circumstances.

12.    MISCELLANEOUS

        12.1    Accounting Principles.     Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done, unless otherwise specified herein, in accordance with GAAP. Furthermore, all financial statements required to be delivered hereunder, subject to year-end audit adjustments thereto and the omission of footnote disclosure in the case of unaudited statements, shall be prepared in accordance with GAAP.

        12.2    Consent to Jurisdiction.     Company, Agent and Banks hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal Court or Michigan state court sitting in Detroit, or Grand Rapids, Michigan in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and Company, Agent and Banks hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or Michigan state court. Company irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to Company at its address specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by Company in a notice to the other parties that complies as to delivery with the terms of Section 12.6. Nothing in this Section shall affect the right of the Banks and the Agent to serve process in any other manner permitted by law or limit the right of the Banks or the Agent (or any of them) to bring any such action or proceeding against Company or any Subsidiary or any of its or their property in the courts with subject matter jurisdiction of any other jurisdiction. Company hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

        12.3    Law of Michigan.     This Agreement and the Notes shall be governed by and construed and enforced in accordance with the laws of the State of Michigan (without regard to its conflict of laws provisions). Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        12.4    Interest.     In the event the obligation of Company to pay interest on the principal balance of the Notes is or becomes in excess of the maximum interest rate which Company is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable with respect to the affected Bank's applicable Percentages shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

        12.5    Closing Costs and Other Costs; Indemnification.     (a) Company agrees to pay, or reimburse the payment of, within five (5) Business Days of demand therefor (except for closing costs which shall be payable on the Effective Date) (i) all reasonable closing costs and expenses, including, by way of description and not limitation, house and outside attorney fees (without duplication of fees and expenses for the same services) and advances, appraisal and accounting fees, and lien search fees incurred by Agent in connection with the commitment, consummation and closing of the loans contemplated hereby or in connection with the administration of this Agreement or any amendment, refinancing or restructuring of the credit arrangements provided under this Agreement, (ii) all stamp and other taxes (excluding income, franchise and other similar taxes) and fees payable or determined to be payable in connection with the execution, delivery, filing, recording or amendment of this Agreement and the Loan Documents and/or the consummation of the transactions contemplated hereby by Agent or any Bank, and any and all liabilities with respect to or resulting from any delay by any Loan Party in paying or omitting to pay such taxes or fees, and (iii) all reasonable costs and expenses of the Agent or any of the Banks (including reasonable fees and expenses of outside counsel (but without duplication of fees and expenses for the same services)) in connection with any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Agent or any of the Banks from paying any amount under, or otherwise relating in any way to, any Letter of Credit and any and all reasonable costs and expenses which any of them may incur relative to any payment under any Letter of Credit. At Agent's option, all of said amounts required to be paid by Company, if not paid when due, may be charged by Agent as a Prime-based Advance against the Indebtedness, and the Agent shall thereafter endeavor to promptly notify the Company of said action. Notwithstanding the foregoing, nothing contained in this Section 12.5 shall affect or reduce the rights of any Bank or the Agent under Section 10.5 hereof.

          (b)  Company agrees to indemnify and hold Agent and each of the Banks harmless from all loss, cost, damage, liability or expenses, including reasonable house and outside attorneys' fees and disbursements (but without duplication of fees and expenses for the same services), incurred by Agent and the Banks by reason of an Event of Default, or enforcing the obligations of Company or any Subsidiary under this Agreement or any of the other Loan Documents or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the Loan Documents or any Subordination Agreement, excluding, however, any loss, cost, damage, liability or expenses arising solely as a result of the gross negligence or willful misconduct of the party seeking to be indemnified under this Section 12.5(b).

          (c)  Company agrees to defend, indemnify and hold harmless Agent and each of the Banks, and their respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature (including without limitation, reasonable attorneys and consultants fees, investigation and laboratory fees, environmental studies required by Agent or any Bank in connection with the violation of Hazardous Material Laws, court costs and litigation expenses, excluding however, those arising solely as a result of the gross negligence or willful misconduct of the Agent or of the Person seeking indemnification, as the case may be) arising out of or related to (i) the presence, use, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by Company or any of their respective Subsidiaries in violation of or non-compliance with applicable Hazardous Material Laws, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, (iv) the cost of remediation or monitoring of all Hazardous Materials in violation of or non-compliance with applicable Hazardous Material Laws from all or any portion of any premises owned by Company or their respective Subsidiaries, (v) complying or coming into compliance with all Hazardous Material Laws and/or (vi) any violation of Hazardous Material Laws. The obligations of Company under this Section 13.5(c) shall be in addition to any and all other obligations and liabilities the Company may have to Agent or any of the Banks at common law or pursuant to any other agreement.

        12.6    Notices.     Except as expressly provided otherwise in this Agreement, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier, by telex or by facsimile and addressed or delivered to it at its address set forth on Schedule 12.6 or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 12.6. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by telex or facsimile, shall be deemed given when received (answer back confirmed in the case of telexes and receipt confirmed in the case of telecopies). Agent may, but, except as specifically provided herein, shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by telex or facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control.

        12.7    Further Action.     Company, from time to time, upon written request of Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement or the Loan Documents, and to provide for Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.

        12.8    Successors and Assigns; Participations; Assignments.

          (a)  This Agreement shall be binding upon and shall inure to the benefit of Company and the Banks and their respective successors and assigns.

          (b)  The foregoing shall not authorize any assignment by Company of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or effective) without the prior written approval of the Banks.

          (c)  The Company and Agent acknowledge that each of the Banks may at any time and from time to time, subject to the terms and conditions hereof, assign or grant participations in such Bank's rights and obligations hereunder (on a pro rata basis only) and under the other Loan Documents to any commercial bank, savings and loan association, insurance company, pension fund, mutual fund, commercial finance company or other similar institution, the identity of which institution is approved by Company and Agent, such approval not to be unreasonably withheld or delayed; provided, however, that (i) the approval of Company shall not be required upon the occurrence and during the continuance of an Event of Default, (ii) the approval of Company and Agent shall not be required for any such sale, transfer, assignment or participation to the Affiliate of an assigning Bank, any other Bank or any Federal Reserve Bank and (iii) no assignment shall be made or participation granted to an entity which is a competitor of Company and their Subsidiaries without the consent of the Company, which consent may be withheld in the sole discretion of Company. The Company authorizes each Bank to disclose to any prospective assignee or participant, once approved by Company and Agent, any and all financial information in such Bank's possession concerning the Company which has been delivered to such Bank pursuant to this Agreement; provided that each such prospective participant shall execute a confidentiality agreement consistent with the terms of Section 12.11 hereof.

          (d)  Each assignment by a Bank of all or any portion of its rights and obligations hereunder and under the other Loan Documents, which assignments shall be on a pro rata basis, shall be made pursuant to an Assignment Agreement substantially (as determined by Agent) in the form attached hereto as Exhibit I (with appropriate insertions acceptable to Agent) (provided however that such Bank need not deliver an Assignment Agreement in connection with assignments to such Bank's Affiliates or to a Federal Reserve Bank) and shall be subject to the terms and conditions hereof, and to the following restrictions:

              (i)  each assignment shall be in a minimum amount of the lesser of (x) Five Million Dollars ($5,000,000) or such lesser amount as the Agent shall agree and (y) the entire remaining amount of assigning Bank's aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit); provided however that, after giving effect to such assignment, in no event shall the entire remaining amount (if any) of assigning Bank's aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) be less than $5,000,000; and

            (ii)  no assignment shall be effective unless Agent has received from the assignee (or from the assigning Bank) an assignment fee of $3,500 for each such assignment and such assignment is accompanied by the relevant tax forms required under Section 12.12 hereof.

  In connection with any assignment, Company and Agent shall be entitled to continue to deal solely and directly with the assigning Bank in connection with the interest so assigned until (x) the Agent shall have received a notice of assignment duly executed by the assigning Bank and an Assignment Agreement (with respect thereto) duly executed by the assigning Bank and each assignee; and (y) the assigning Bank shall have delivered to the Agent the original of each Note held by the assigning Bank under this Agreement. From and after the date on which the Agent shall notify Company and the assigning Bank that the foregoing conditions shall have been satisfied and all consents (if any) required shall have been given, the assignee thereunder shall be deemed to be a party to this Agreement. To the extent that rights and obligations hereunder shall have been assigned to such assignee as provided in such notice of assignment (and Assignment Agreement), such assignee shall have the rights and obligations of a Bank under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment). In addition, the assigning Bank, to the extent that rights and obligations hereunder shall have been assigned by it as provided in such notice of assignment (and Assignment Agreement), but not otherwise, shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.

  Within five (5) Business Days following Company's receipt of notice from the Agent that Agent has accepted and executed a notice of assignment and the duly executed Assignment Agreement and assuming the Company has consented to such assignment (if their consent is required), Company shall, to the extent applicable, and if requested by the assignee Bank, execute and deliver to the Agent in exchange for any surrendered Note, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to it pursuant to such notice of assignment (and Assignment Agreement), and with respect to the portion of the Indebtedness retained by the assigning Bank, to the extent applicable, new Note(s) payable to the order of the assigning Bank in an amount equal to the amount retained by such Bank hereunder. Agent, the Banks and the Company acknowledge and agree that any such new Note(s) shall be given in renewal and replacement of the surrendered Notes and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by any surrendered Note, and each such new Note may contain a provision confirming such agreement. In addition, promptly following receipt of such Notes, Agent shall prepare and distribute to Company and the assigning Bank and the assignee Bank a revised Schedule 1.2 to this Agreement setting forth the applicable new Percentages of the Banks (including the assignee Bank), taking into account such assignment.

          (e)  Each Bank agrees that any participation agreement permitted hereunder shall comply with all applicable laws and shall be subject to the following restrictions (which shall be set forth in the applicable Participation Agreement):

              (i)  such Bank shall remain the holder of its Notes hereunder (if such Notes are issued), notwithstanding any such participation;

            (ii)  a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof; and

            (iii)  such Bank shall retain the sole right and responsibility to enforce the obligations of the Company relating to the Notes and the other Loan Documents, including, without limitation, the right to proceed against any Guarantors, or cause Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant (other than a participant which is an Affiliate of such Bank), except for those matters covered by Section 12.10(a) through (e) and (h) hereof (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Bank, and Company, Agent and the other Banks may continue to deal directly with such Bank in connection with such Bank's rights and duties hereunder). Notwithstanding the foregoing, however, in the case of any participation granted by any Bank hereunder, the participant shall not have any rights under this Agreement or any of the other Loan Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Company hereunder shall be determined as if such Bank had not sold such participation, provided, however, that such participant shall be entitled to the benefits of this Section 12.8(e) with respect to rights of setoff under Section 8.6 and the benefit of Section 10 hereof, and provided further, however, that no participant shall be entitled to receive any greater amount pursuant to such Sections than the issuing Bank would have been entitled to receive in respect of the amount of the participation transferred by such issuing Bank to such participant had no such transfer occurred.

          (f)    The Agent shall maintain at its principal office a copy of each Assignment Agreement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Banks, the Percentages of such Banks and the principal amount of each type of Advance owing to each such Bank from time to time. The entries in the Register shall be conclusive evidence, absent manifest error, and the Company, the Agent, and the Banks may treat each Person whose name is recorded in the Register as the owner of the Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the any of the Company or any Bank upon reasonable notice to the Agent and a copy of such information shall be provided to any such party on their prior written request. The Agent shall give prompt written notice to the Company of the making of any entry in the Register or any change in such entry.

          (g)  Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.

        12.9    Counterparts.     This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

        12.10    Amendment and Waiver.     No amendment or waiver of any provision of this Agreement, any other Loan Document or any Subordination Agreement, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks (or by the Agent at the written request of the Majority Banks) or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Banks (and, with respect to any amendments to this Agreement or the other Loan Documents, by Company or any Guarantors which are signatories thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) increase any Bank's commitments hereunder, (b) reduce the principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder, (d) waive any Event of Default specified in Section 8.1(a) arising solely from the non-payment of interest or Fees or Section 8.1(b) hereof, (e) except as expressly permitted hereunder or under the Collateral Documents, release or defer the granting or perfecting of a lien or security interest in any Collateral or release any guaranty or similar undertaking provided by any Person, provided however that Agent shall be entitled to release any Collateral which Company or any Subsidiary is permitted to sell or transfer under the terms of this Agreement or the other Loan Documents without notice to or any further action or consent of the Banks, (f) terminate or modify any indemnity provided to the Banks hereunder or under the other Loan Documents, except as shall be otherwise expressly provided in this Agreement or any other Loan Document, (g) take any action which requires the approval or consent of all Banks pursuant to the terms of this Agreement or any other Loan Document, or (h) change the definitions of "Percentage", "Interest Periods", "Majority Banks", or this Section 12.10; provided, further, that notwithstanding the foregoing, the Revolving Credit Maturity Date may be extended only with the consent of all of the Revolving Credit Banks (subject only to Section 2.16 hereof); and provided further, that no amendment, waiver or consent shall, unless in writing signed by the Swing Line Bank, do any of the following: (x) reduce the principal of, or interest on, the Swing Line Note or (y) postpone any date fixed for any payment of principal of, or interest on, the Swing Line Note; and provided further, however, that no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to all the Banks, affect the rights or duties of the Agent under this Agreement or any other Loan Document. All references in this Agreement to "Banks" or "the Banks" shall refer to all Banks, unless expressly stated to refer to Majority Banks (or the like).

        12.11    Confidentiality.     Each Bank agrees that it will not disclose without the prior consent of Company (other than to its employees, its Subsidiaries, another Bank, an Affiliate of a Bank or to its auditors or counsel) any information with respect to Company, which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that any Bank may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Bank from any third party under no duty of confidentiality to Company, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Bank, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, and (e) to any permitted transferee or assignee or to any approved participant of, or with respect to, the Notes, pursuant to Section 12.8; provided that each such Person executed a confidentiality agreement consistent with the terms of this Section 12.11. If a Bank becomes legally compelled to disclose information with respect to the Company pursuant to clause (b), (c) or (d) of this Section 12.11, it will endeavor to, unless otherwise restricted from doing so by any governmental authority, provide the Agent and Company with prompt written notice (but without any liability for failing to do so, except if such Bank acted in bad faith in failing to so notify) and with respect to clause (c) only, shall furnish only such information that may be required or appropriate.

        12.12    Withholding Taxes.     If any Bank is not a united states person within the meaning of Section 7701(a) (30) of the Internal Revenue Code such Bank shall promptly (but in any event prior to the initial payment of interest hereunder) deliver to the Agent two executed copies of (i) Internal Revenue Service Form W-8BEN or any successor form specifying the applicable tax treaty between the United States and the jurisdiction of such Bank's domicile which provides for the exemption from withholding on interest payments to such Bank, (ii) Internal Revenue Service Form W-8ECI or any successor form evidencing that the income to be received by such Bank hereunder is effectively connected with the conduct of a trade or business in the United States or (iii) other evidence satisfactory to the Agent that such Bank is exempt from United States income tax withholding with respect to such income; provided, however, that such Bank shall not be required to deliver to Agent the aforesaid forms or other evidence with respect to Advances to the Company, if such Bank has assigned its entire interest in the Revolving Credit (including any outstanding Advances thereunder and participations in Letters of Credit issued hereunder), Swing Line and any Notes issued to it by the Company, to an Affiliate which is incorporated under the laws of the United States or a state thereof, and so notifies the Agent. Such Bank shall amend or supplement any such form or evidence as required to insure that it is accurate, complete and non-misleading at all times. Promptly upon notice from the Agent of any determination by the Internal Revenue Service that any payments previously made to such Bank hereunder were subject to United States income tax withholding when made, such Bank shall pay to the Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount actually withheld by the Agent. In addition, from time to time upon the reasonable request and at the sole expense of the Company, each Bank and the Agent shall (to the extent it is able to do so based upon applicable facts and circumstances), complete and provide the Company with such forms, certificates or other documents as may be reasonably necessary to allow the Company, as applicable, to make any payment under this Agreement or the other Loan Documents without any withholding for or on the account of any tax under Section 9.1(d) hereof (or with such withholding at a reduced rate), provided that the execution and delivery of such forms, certificates or other documents does not adversely affect or otherwise restrict the right and benefits (including without limitation economic benefits) available to such of the Bank or the Agent, as the case may be, under this Agreement or any of the other Loan Documents, or under or in connection with any transactions not related to the transactions contemplated hereby.

        12.13    WAIVER OF JURY TRIAL.     THE BANKS, THE AGENT AND THE COMPANY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE BANKS, THE AGENT, NOR COMPANY SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE BANKS AND THE AGENT OR COMPANY EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

        12.14    Complete Agreement; Conflicts.     This Agreement, the Notes (if issued), any Requests for Revolving Credit Advance and Requests for Swing Line Advance hereunder, and the Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

        12.15    Severability.     In case any one or more of the obligations of Company under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of Company shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of Company under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

        12.16    Table of Contents and Headings.     The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof.

        12.17    Construction of Certain Provisions.     If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

        12.18    Independence of Covenants.     Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

        12.19    Reliance on and Survival of Various Provisions.     All terms, covenants, agreements, representations and warranties of Company or any party to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of Company or any Subsidiary in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Banks, notwithstanding any investigation heretofore or hereafter made by any Bank or on such Bank's behalf, and those covenants and agreements of Company set forth in Section 12.5 hereof (together with any other indemnities of Company or any Subsidiary contained elsewhere in this Agreement or in any of the other Loan Documents) and of Banks set forth in Section 11.7 hereof shall survive the repayment in full of the Indebtedness and the termination of the Revolving Credit Aggregate Commitment.

*    *    *

[Signatures Follow On Succeeding Page]

        WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK, as Agent	QUANEX CORPORATION
By:	By:
Its:	Its:
SWING LINE BANK AND ISSUING BANK:	COMERICA BANK
By:
Its:
BANKS:	COMERICA BANK
By:
Its:
HARRIS TRUST & SAVINGS BANK
By:
Its:
U.S. BANK NATIONAL ASSOCIATION
By:
Its:
BANK OF AMERICA, N.A.
By:
Its:
WELLS FARGO BANK TEXAS, N.A.
By:
Its:

BNP PARIBAS
By:
Its:
UNION BANK OF CALIFORNIA, N.A.
By:
Its:
THE NORTHERN TRUST COMPANY
By:
Its:
SOUTHWEST BANK OF TEXAS, N.A.
By:
Its:

Schedule 1.1

Applicable Margin Grid
Quanex Corporation
Revolving Credit Facility Agreement
(basis points per annum)

BASIS FOR PRICING	LEVEL I	LEVEL II***	LEVEL III
Consolidated Leverage Ratio**	< 0.75 TO 1.0	> 0.75 TO 1.00 but < 1.75 to 1.00	> 1.75 to 1.00
Revolving Credit Eurodollar Margin	75.00	90.00	110.00
Revolving Credit Base Rate Margin	0	0	0
Revolving Credit Facility Fee	25.00	35.00	40.00
Letter of Credit Fees (exclusive of facing fees)	75.00	90.00	110.00
All in Spread	100.00	125.00	150.00

**
As defined in Revolving Credit Agreement.

***
Level II pricing shall be in effect until the delivery of the financial statements for the quarter ending October 31, 2002 required to be delivered under Section 6.1 hereof, after which time the pricing grid shall govern.

Schedule 1.2

(Percentages and Allocations)

BANKS	PERCENTAGES	ALLOCATIONS
Comerica Bank	15.0%	$30,000,000
Harris Bank	12.5%	$25,000,000
U.S. Bank	12.5%	$25,000,000
Bank of America	12.5%	$25,000,000
Wells Fargo	12.5%	$25,000,000
BNP	10.0%	$20,000,000
Union Bank of California	10.0%	$20,000,000
Northern Trust	7.5%	$15,000,000
SW Bank of Texas	7.5%	$15,000,000
TOTALS	100%	$200,000,000

EXHIBIT A

REQUEST FOR REVOLVING CREDIT ADVANCE

No.	Dated:
TO:
Comerica Bank ("Agent")

RE:
Quanex Corporation Revolving Credit Agreement dated as of November 26, 2002 by and among Quanex Corporation ("Company"), the Banks signatories thereto and Comerica Bank, as Agent (as amended or otherwise modified from time to time, the "Credit Agreement")

        Company, pursuant to the Credit Agreement, requests an Advance of the Revolving Credit from the Revolving Credit Banks, as follows:

A.
Date of Advance:

B.
☐ (check if applicable)

  This Advance is or includes a whole or partial refunding/conversion of:

  [Describe Advance to be refunded or converted by reference to principal amount, current interest rate and current interest period]

  Advance No(s).

C.
Type of Advance (check only one);

  ☐ Prime-based Advance
  ☐ Eurocurrency-based Advance

D.
Amount of Advance:

E.
Interest Period (not applicable to Prime-based Advances)

                   months (insert 1, 2, 3 or 6)

F.
Disbursement Instructions

  ☐ Comerica Bank Account No.
  ☐ Other:

  Company certifies to the matters specified in Section 2.3(g) of the Credit Agreement.

        Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.

QUANEX CORPORATION
By:
Its:
Agent Approval:

EXHIBIT B

REVOLVING CREDIT NOTE

[$ ]	November 26, 2002

        On or before the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Quanex Corporation., a Delaware corporation ("Company"), promises to pay to the order of [insert Bank] ("Bank") at Detroit, Michigan, care of the Agent (for the account of Bank's Eurocurrency Lending Office with respect to any Eurocurrency-based Advances hereunder and for the account of the Bank with respect to any Prime-based Advances hereunder) in lawful money of the United States of America so much of the sum of [insert amount derived from Percentages] Dollars ($            ), as may from time to time have been advanced by Bank to the Company and then be outstanding hereunder pursuant to the Quanex Corporation Revolving Credit Agreement dated as of November 26, 2002 made by and among the Company and certain banks signatory thereto, including the Bank, and Comerica Bank as Agent for such banks, as the same may be amended or otherwise modified from time to time ("Credit Agreement"), together with interest thereon as hereinafter set forth.

        Each of the Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Credit Agreement.

        This Note is a Revolving Credit Note under which Advances of the Revolving Credit (including refundings and conversions), repayments and readvances may be made from time to time, by Bank, but only in accordance with the terms and conditions of the Credit Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or prepaid under, the terms of the Credit Agreement to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.

        This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan.

        Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

        Nothing herein shall limit any right granted Bank by any other instrument or by law.

QUANEX CORPORATION
By:
Its:

EXHIBIT C

SWING LINE NOTE

$15,000,000	November 26, 2002

        On the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Quanex Corporation, a Delaware corporation ("Company"), promises to pay to the order of Comerica Bank ("Swing Line Bank") at Detroit, Michigan, in lawful money of the United States of America, so much of the sum of Fifteen Million Dollars ($15,000,000), as may from time to time have been advanced by Swing Line Bank to Company and then be outstanding hereunder pursuant to the Quanex Corporation Revolving Credit Agreement dated as of November 26, 2002 made by and among Company and certain banks signatory thereto, including the Swing Line Bank, in its individual capacity and as Agent for such banks, as the same may be amended or otherwise modified from time to time (the "Credit Agreement"), together with interest thereon as hereinafter set forth.

        Each of the Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Credit Agreement.

        This Note is a Swing Line Note under which Advances of the Swing Line (including refundings and conversions), repayments and readvances may be made from time to time by Swing Line Bank, but only in accordance with the terms and conditions of the Credit Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or prepaid under, the terms of the Credit Agreement, to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.

        This Note shall be interpreted and the rights of the parties shall be determined under the laws of, and enforceable in, the State of Michigan.

        Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

        Nothing herein shall limit any right granted Swing Line Bank by any other instrument or by law.

QUANEX CORPORATION
By:
Its:

EXHIBIT D

REQUEST FOR SWING LINE ADVANCE

No.	Dated:
TO:
Comerica Bank ("Swing Line Bank")

RE:
Quanex Corporation Revolving Credit Agreement dated as of November 26, 2002 by and among Quanex Corporation ("Company"), the Banks signatories thereto and Comerica Bank, as Agent (as amended or otherwise modified from time to time, the "Credit Agreement")

        Company, pursuant to the Credit Agreement, requests an Advance from the Swing Line Bank as follows:

A.
Date of Advance:

B.
☐    (check if applicable)

  This Advance is or includes a whole or partial refund/conversion of:

  Advance No(s).

  [Describe Advance to be refunded or converted by reference to principal amount, current interest rate and current interest period]

C.
Type of Advance (check only one);

  ☐    Prime-based Advance
  ☐    Quoted Rate Advance

D.
Amount of Advance:

E.
Interest Period (applicable only to Quoted Rate Advances)

  Quoted Rate Advances
  ☐    One month
  ☐    Other

F.
Disbursement Instructions

  ☐    Comerica Bank Account No.
  ☐    Other:

        Company certifies to the matters specified in Section 2.5(b)(vii) of the Credit Agreement.

        Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.

QUANEX CORPORATION
By:
Its:

EXHIBIT E

FORM OF SWING LINE BANK PARTICIPATION CERTIFICATE

,
[Name of Bank]

Ladies and Gentlemen:

        Pursuant to Section 2.5(d) of the Quanex Corporation Revolving Credit Agreement dated as of November 26, 2002 (as amended or otherwise modified from time to time, "Credit Agreement") among Quanex Corporation, the Banks named therein and Comerica Bank, as Agent, the undersigned hereby acknowledges receipt from you of                        as payment for a participating interest in the following Swing Line Loan:

        Date of Swing Line Loan:

        Principal Amount of Swing Line Loan:

        The participation evidenced by this certificate shall be subject to the terms and conditions of the Credit Agreement including without limitation Section 2.5(d) thereof.

Very truly yours,
COMERICA BANK, as Agent
By:

Its:

EXHIBIT F

LETTER OF CREDIT NOTICE

TO:
Banks

RE:
Issuance of Letter of Credit pursuant to Article 3 of the Quanex Corporation Revolving Credit Agreement dated as of November 26, 2002 (as amended or otherwise modified from time to time, the "Credit Agreement") among Quanex Corporation, certain Banks signatory thereto and Comerica Bank, as Agent for the Banks.

        On                        ,             ,(1) Issuing Bank, in accordance with Article 3 of the Credit Agreement, issued its Letter of Credit number            , in favor of                         (2) for the account of [                        ].(3) The face amount of such Letter of Credit is $                              . The amount of each Bank's participation in such Letter of Credit is as follows:(4)

        This notification is delivered this            day of                        ,            , pursuant to Section 3.3 of the Credit Agreement. Except as otherwise defined, capitalized terms used herein have the meanings given them in the Credit Agreement.

Signed:
COMERICA BANK, as Agent
By:

Its:

(1)
Date of Issuance

(2)
Beneficiary

(3)
Account Party

(4)
Amounts based on Percentages

        [This form of Letter of Credit Notice (including footnotes) is subject in all respects to the terms and conditions of the Credit Agreement which shall govern in the event of any inconsistencies or omissions.]

EXHIBIT I

FORM OF
ASSIGNMENT AGREEMENT

Date:

To:
QUANEX CORPORATION

      and

  COMERICA BANK ("Agent")

RE:
Quanex Corporation Revolving Credit Agreement dated as of November 26, 2002 (as amended or otherwise modified from time to time, the "Credit Agreement"), among Quanex Corporation ("Company"), Comerica Bank in its capacity as agent for the Banks ("Agent") and certain Banks from time to time party thereto

Ladies and Gentlemen:

        Reference is made to Sections 12.8(c) and (d) of the Credit Agreement. Unless otherwise defined herein or the context otherwise requires, all initially capitalized terms used herein without definition shall have the meanings specified in the Credit Agreement.

        This Assignment Agreement constitutes notice to each of you of the proposed assignment and delegation by [insert assignor Bank] (the "Assignor") to [insert proposed assignee] (the "Assignee"), and, subject to the terms and conditions of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, effective on the "Effective Date" (as hereafter defined) that undivided interest in each of Assignor's rights and obligations under the Credit Agreement and the other Loan Documents equal to    % of the Revolving Credit (and participations in any outstanding Letters of Credit and Swing Line Advances) such that, after giving effect to the foregoing assignment and assumption, [and the other assignments by Assignor to                        on the date hereof,] the Assignee's interest and the Assignor's remaining interest in the Revolving Credit (and participations in any outstanding Letters of Credit and Swing Line Advances) shall be as set forth on the attached schedule.

        The Assignor hereby instructs the Agent to make all payments from and including the Effective Date hereof in respect of the interest assigned hereby, directly to the Assignee. The Assignor and the Assignee agree that all interest and fees accrued up to, but not including, the Effective Date of the assignment and delegation being made hereby are the property of the Assignor, and not the Assignee. The Assignee agrees that, upon receipt of any such interest or fees accrued up to the Effective Date, the Assignee will promptly remit the same to the Assignor.

        The Assignee hereby confirms that it has received a copy of the Credit Agreement and the exhibits and schedules referred to therein, and all other Loan Documents which it considers necessary, together with copies of the other documents which were required to be delivered under the Credit Agreement as a condition to the making of the loans thereunder. The Assignee acknowledges and agrees that it: (a) is legally authorized to enter into this Assignment Agreement; (b) has made and will continue to make such inquiries and has taken and will take such care on its own behalf as would have been the case had its Percentages been granted and its loans been made directly by such Assignee to the Company without the intervention of the Agent, the Assignor or any other Bank; and (c) has made and will continue to make, independently and without reliance upon the Agent, the Assignor or any other Bank, and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The Assignee further acknowledges and agrees that neither the Agent nor the Assignor has made any representations or warranties about the creditworthiness of the Company or any other party to the Credit Agreement or any other of the Loan Documents, or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement, or any other of the Loan Documents. This assignment shall be made without recourse to or warranty by the Assignor, except as set forth herein.

        Assignee represents and warrants that it is a Person to which assignments are permitted pursuant to Section 12.8(c) of the Credit Agreement.

        Assignor represents and warrants, as of the Effective Date, that it is the legal and beneficial owner of the interest being assigned and delegated by it hereunder and that such interest is free and clear of any pledge, encumbrance or other adverse claim or interest created by Assignor.

        Except as otherwise provided in the Credit Agreement, effective as of the Effective Date:

  (a)
  the Assignee: (i) shall be deemed automatically to have become a party to the Credit Agreement and the other Loan Documents, to have assumed all of the Assignor's obligations thereunder to the extent of the Assignee's Percentage referred to in the second paragraph of this Assignment Agreement, and to have all the rights and obligations of a "Bank" to the Credit Agreement and the other Loan Documents, as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement and the other Loan Documents as if it were an original signatory thereto; and

  (b)
  the Assignor's obligations under the Credit Agreement and the other Loan Documents shall be reduced by the percentage assigned to Assignee referred to in the second paragraph of this Assignment Agreement.

        As used herein, the term "Effective Date" means the date on which all of the following have occurred or have been completed, as reasonably determined by the Agent:

  (1)
  the delivery to the Agent of an original of this Assignment Agreement executed by the Assignor and the Assignee;

  (2)
  the payment to the Agent of the $3,500 processing fee referred to in Section 12.8(d) (ii) of the Credit Agreement; and

  (3)
  all other restrictions and items noted in Sections 12.8(c) and (d) of the Credit Agreement have been completed.

        Following the execution and delivery of this Assignment Agreement by the Assignor and Assignee to the Agent, Agent shall record the assignment in the Register pursuant to Section 12.8(f) of the Credit Agreement and the Agent shall notify the Assignor and the Assignee, along with the Company of the Effective Date.

        On the Effective Date the Assignee shall pay to the Assignor the amount agreed upon with respect to the outstanding principal amount of the outstanding Advances owed to Assignor by Company under the Credit Agreement in respect of the interest being assigned hereby.

        The Assignee has delivered to the Agent (or is delivering to the Agent concurrently herewith) the tax forms referred to in Section 12.12 of the Credit Agreement, and other forms reasonably requested by the Agent, if required. The Assignor has delivered to the Agent (or is delivering to Agent concurrently herewith), the original of each Note (if any issued) held by the Assignor under the Credit Agreement.

        Please evidence your consent to and acceptance of the proposed assignment and delegation set forth herein by signing and returning counterparts hereof to the Assignor and the Assignee.

[ASSIGNOR]
By:
Its:
[ASSIGNEE]
By:
Its:
ACCEPTED AND CONSENTED TO this day of ,
COMERICA BANK, Agent
By:
Its:
QUANEX CORPORATION
By:
Its:

[This form of Assignment Agreement (including footnotes) is subject in all respects to the terms and conditions of the Credit Agreement which shall govern in the event of any inconsistencies or omissions.]

SCHEDULE TO ASSIGNMENT AGREEMENT
ASSIGNEE'S/ASSIGNOR'S PERCENTAGES AND ALLOCATIONS

Percentages after Assignment Revolving Credit
Assignor [Name]
Assignee [Name]

EXECUTION COPY

EXHIBIT J

GUARANTY

        This GUARANTY is made as of this            day of December, 2002, by the undersigned guarantors (each a "Guarantor" and any and all collectively, the "Guarantors") to Comerica Bank, as the Agent ("Agent") for and on behalf of the Banks (as defined below).

RECITALS

        A.    Pursuant to that certain Quanex Corporation Revolving Credit Agreement dated as of November 26, 2002 (as amended or otherwise modified from time to time, the "Credit Agreement") by and among Quanex Corporation, a Delaware corporation ("Company"), the Agent, and the financial institutions which are parties thereto ("Banks"), the Banks have agreed to extend credit to the Company on the terms set forth in the Credit Agreement, with such credit consisting of (i) the Revolving Credit in an aggregate amount, subject to the terms of the Credit Agreement, not to exceed Two Hundred Million Dollars ($200,000,000) at any one time outstanding, (ii) as part of the Revolving Credit, a facility for the issuance of letter(s) of credit ("Letter(s) of Credit") for the account of the Account Parties pursuant to Section 3.1 of the Credit Agreement, and (iii) as part of the Revolving Credit, a Swing Line facility pursuant to Section 2.5 of the Credit Agreement.

        B.    As a condition to entering into and performing their respective obligations under the Credit Agreement, the Banks and the Agent have required that each of the Guarantors provide to the Agent, for and on behalf of the Banks, this Guaranty.

        C.    Each of the Guarantors desires to see the success of the Company and furthermore, each of the Guarantors shall receive direct and/or indirect benefits from extensions of credit made or to be made pursuant to the Credit Agreement to the Company.

        D.    The business operations of the Company and the Guarantors are interrelated and complement one another, and such entities have a common business purpose, with intercompany bookkeeping and accounting adjustments used to separate their respective properties, liabilities, and transactions; and (i) to permit their uninterrupted and continuous operations, such entities now require and will from time to time hereafter require funds and credit accommodations for general business purposes and (ii) the proceeds of advances under the Revolving Credit, the Swing Line and other credit facilities extended under the Credit Agreement will directly or indirectly benefit the Company and the Guarantors hereunder, severally and jointly.

        E.    The Agent is acting as agent for the Banks pursuant to Section 12 of the Credit Agreement.

        NOW, THEREFORE, to induce each of the Banks to enter into and perform its obligations under the Credit Agreement, each of the Guarantors has executed and delivered this guaranty (as amended and otherwise modified from time to time, this "Guaranty").

        1.    Definitions.     Unless otherwise provided herein, all capitalized terms in this Guaranty shall have the meanings specified in the Credit Agreement. The term "Banks" as used herein shall include any successors or assigns of the Banks in accordance with the Credit Agreement.

        2.    Guaranty.     Each of the Guarantors, hereby, jointly and severally, guarantees to the Banks the due and punctual payment to the Banks when due, whether by acceleration or otherwise, of all amounts, including, without limitation, principal, interest (including interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding by or against the Company, whether or not a claim for post-filing or post-petition interest is allowed in such a proceeding), and all other liabilities and obligations, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with all Indebtedness under or in connection with the Credit Agreement or the other

Loan Documents, whether such Indebtedness is now existing or hereafter arising including but not limited to:

          (a)  the aggregate principal amount of all outstanding Advances under the Credit Agreement together with all interest accrued thereon from time to time pursuant to the terms and conditions of the Credit Agreement;

          (b)  any and all Letter of Credit Agreements executed or to be executed by the Company, from time to time pursuant to the Credit Agreement, and any Letters of Credit issued or to be issued thereunder;

          (c)  all extensions, renewals and amendments of or to the Credit Agreement, any Notes (if issued thereunder), or such other Indebtedness, or any replacements or substitutions therefor; and

          (d)  all obligations of the Company or any Guarantor under any Bank Hedging Agreement;

whether on account of principal, interest, reimbursement obligations, fees, indemnities, and reasonable costs and expenses (including without limitation, all reasonable fees and disbursements of counsel to the Agent or any Bank) or otherwise, and each of the Guarantors hereby jointly and severally agrees that if the Company shall fail to pay any of such amounts when and as the same shall be due and payable, or shall fail to perform and discharge any covenant, representation or warranty in accordance with the terms of the Credit Agreement, the Notes, the Letter of Credit Agreements or any of the other Loan Documents (subject, in each case, to any applicable periods of grace or cure), each of such Guarantors, will forthwith pay to the Agent, on behalf of the Banks, an amount equal to any such amount or cause the Company to do so, and will pay any and all damages that may be incurred or suffered in consequence thereof by the Agent or any of the Banks and all reasonable expenses, including reasonable attorneys' fees, that may be incurred by the Agent in enforcing such covenant, representation or warranty of the Company, and in enforcing the covenants and agreements of this Guaranty.

        3.    Unconditional Character of Guaranty.     The obligations of each of the Guarantors under this Guaranty shall be absolute and unconditional, and shall be a guaranty of payment and not of collection, irrespective of the validity, regularity or enforceability of the Credit Agreement, the Letter of Credit Agreements, the Letters of Credit, or any of the other Loan Documents, or any provision thereof, the absence of any action to enforce the same, any waiver or consent with respect to or any amendment of any provision thereof (provided that any amendment of this Guaranty shall be in accordance with the terms hereof), the recovery of any judgment against any Person or action to enforce the same, any failure or delay in the enforcement of the obligations of the Company under the Credit Agreement, the Notes, the Letter of Credit Agreements, or any of the other Loan Documents, or any setoff, counterclaim, recoupment, limitation, defense or termination whether with or without notice to the Guarantors. Each of the Guarantors hereby waives diligence, demand for payment, filing of claims with any court, any proceeding to enforce any provision of the Credit Agreement, the Letter of Credit Agreements, the Letters of Credit or any of the other Loan Documents, any right to require a proceeding first against the Company, or against any other guarantor or other party providing collateral, or to exhaust any security for the performance of the obligations of the Company, any protest, presentment, notice or demand whatsoever, and each Guarantor hereby covenants that this Guaranty shall not be terminated, discharged or released except, subject to Section 5.8 hereof, upon final irrevocable payment in full of all Indebtedness due and to become due from the Company as and to the extent described above, and only to the extent of any such payment, performance and discharge. Each Guarantor hereby further covenants that no security now or subsequently held by the Agent or the Banks for the payment of the Indebtedness of the Company to the Agent or to the Banks under the Credit Agreement, the Letter of Credit Agreements, the Letters of Credit or the other Loan Documents (including, without limitation, any security for any of the foregoing), whether in the nature of a security interest, pledge, lien, assignment, setoff, suretyship, guaranty, indemnity, insurance or

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otherwise, and no act, omission or other conduct of the Agent or the Banks in respect of such security, shall affect in any manner whatsoever the unconditional obligations of this Guaranty, and that the Agent and each of the Banks in their respective sole discretion and without notice to any of the Guarantors, may release, exchange, enforce, apply the proceeds of and otherwise deal with any such security without affecting in any manner the unconditional obligations of this Guaranty.

        Without limiting the generality of the foregoing, the obligations of the Guarantors under this Guaranty, and the rights of the Agent to enforce the same, on behalf of the Banks by proceedings, whether by action at law, suit in equity or otherwise, shall not be in any way affected to the extent permitted by applicable law, by (i) any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding up or other proceeding involving or affecting the Company, any or all of the Guarantors or any other person including any discharge of, or bar or stay against collecting, all or any of the Indebtedness in or as a result of any such proceeding; (ii) any change in the ownership of any of the capital stock (or other ownership interests) of the Company or any or all of the Guarantors, or any other party providing collateral for any Indebtedness of the Company covered by this Guaranty, or any of their respective Affiliates; (iii) the election by the Agent or any Bank, in any bankruptcy proceeding of any person, to apply or not apply Section 1111(b)(2) of the Bankruptcy Code; (iv) any extension of credit or the grant of any security interest or lien under Section 363 of the Bankruptcy Code; (v) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any person; (vi) the avoidance of any security interest or lien in favor of the Agent or any Bank for any reason; (vii) any action taken by the Agent or any Bank that is authorized by this paragraph or any other provision of this Guaranty; or (viii) any other principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms hereof.

        Each Guarantor assumes the risk of keeping itself informed concerning the financial condition of the Company and all other circumstances bearing upon the risk of nonpayment of the Indebtedness of the Company in favor of the Agent and Banks arising under the Loan Documents.

        Each of the Guarantors hereby waives to the fullest extent possible under applicable law:

          (a)  any defense based upon the doctrine of marshaling of assets or upon an election of remedies by Agent or the Banks, including, without limitation, an election to proceed by non-judicial rather than judicial foreclosure;

          (b)  any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

          (c)  any duty on the part of Agent or any of the Banks to disclose to such Guarantor any facts Agent or the Banks may now or hereafter know about the Company, regardless of whether Agent or any Bank has reason to believe that any such facts materially increase the risk beyond that which such Guarantor intends to assume or has reason to believe that such facts are unknown to such Guarantor or has a reasonable opportunity to communicate such facts to such Guarantor, since such Guarantor acknowledges that it is fully responsible for being and keeping informed of the financial condition of Company and of all circumstances bearing on the risk of non-payment of any Indebtedness hereby guaranteed;

          (d)  any claim for reimbursement, contribution, exoneration, indemnity or subrogation, or any other similar claim, which such Guarantor may have or obtain against the Company, by reason of the existence of this Guaranty, or by reason of the payment by such Guarantor of any Indebtedness or the performance of this Guaranty or of any other Loan Documents, and any amounts paid to such Guarantor on account of any such claim at any time when the obligations of such Guarantor under this Guaranty shall not have been fully and finally paid shall be held by such Guarantor in trust for Agent and the Banks, segregated from other funds of such Guarantor,

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  and forthwith upon receipt by such Guarantor shall be turned over to Agent in the exact form received by such Guarantor (duly endorsed to Agent by such Guarantor, if required), to be applied to such Guarantor's obligations under this Guaranty, whether matured or unmatured, in such order and manner as Agent may determine; and

          (e)  any other event or action (excluding compliance by such Guarantor with the provisions hereof) that would result in the discharge by operation of law or otherwise of such Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty.

        Each Guarantor also makes the following waivers with full knowledge and understanding that such waivers, if not so made, might otherwise result in a Guarantor being able to avoid or limit such Guarantor's liability hereunder either in whole or in part.

          (a)    Notice.    Each Guarantor absolutely, unconditionally, knowingly, and expressly waives: (i) notice of the acceptance by Agent of this Agreement; (i) notice of any loans or other financial accommodations constituting guaranteed Indebtedness; (iii) notice of the amount of the guaranteed Indebtedness, subject, however, to Guarantor's right to make inquiry, at any reasonable time, of Agent to ascertain the amount of the guaranteed Indebtedness owing to Agent; (iv) notice of any adverse change in the financial condition of the Company, of any change in value, or the release, of any collateral, or of any other fact that might increase Guarantor's risk hereunder; (v) notice of presentment for payment, demand, protest, and notice thereof as to any instrument; (vi) notice of any default; and (vii) all other notices (except if such notice is expressly required to be given to Guarantor under this Agreement or any of the other documents to which Guarantor is a party) and demands to which Guarantor might otherwise be entitled.

          (b)    Revocation.

                i.  Each Guarantor absolutely, unconditionally, knowingly, and expressly waives any right to revoke Guarantor's guaranty obligation hereunder as to future guaranteed Indebtedness. Each Guarantor fully realizes and understands that, upon execution of this Agreement, each Guarantor will not have any right to revoke this guaranty as to any future Indebtedness and, thus, may have no control over Guarantor's ultimate responsibility for the guaranteed Indebtedness.

              ii.  if, contrary to the express intent of this agreement, any such revocation is effective notwithstanding the foregoing waiver, each Guarantor acknowledges and agrees that: (i) no such revocation shall be effective until written notice thereof has been received by Agent; (ii) no such revocation shall apply to any guaranteed Indebtedness in existence on such date (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof); (iii) no such revocation shall apply to any guaranteed Indebtedness made or created after such date to the extent made or created pursuant to a legally binding commitment of Agent which is, or is believed in good faith by Agent to be, in existence on the date of such revocation; (iv) no payment by any other guarantor or the Company, or from any other source, prior to the date of such revocation shall reduce the obligations of Guarantor hereunder; and (v) any payment by the Company or from any source other than Guarantor, subsequent to the date of such revocation, shall first be applied to that portion of the guaranteed Indebtedness, if any, as to which the revocation by Guarantor is effective (and which are not, therefore, guarantied by Guarantor hereunder), and, to the extent so applied, shall not reduce the obligations of Guarantor hereunder.

          (c)    Defenses of Company.    Each Guarantor absolutely, unconditionally, knowingly, and expressly waives any defense arising by reason of any disability or other defense (other than the

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  defense that the guaranteed Indebtedness shall have been fully and finally performed and indefeasibly paid) of Company or by reason of the cessation from any cause whatsoever (including any act or failure to act by Company or Agent) of the liability of the Company in respect thereof, including any such defense or cessation of liability arising from or as a result of: (i) any statute of limitations; (ii) any lack of power or authority of the Company or any person acting or purporting to act on the Company's behalf; or (iii) any claim of fraudulent transfer or preference.

          (d)    Suretyship and Certain Other Rights and Defenses of Guarantor.    Each Guarantor absolutely, unconditionally, knowingly, and expressly waives:

                i.  any right to assert against Agent any defense (legal or equitable), set-off, counterclaim, or claim which Guarantor may now or at any time hereafter have against the Company or any other person liable to Agent;

              ii.  any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of any of the guaranteed Indebtedness or any security therefor or from any failure of Agent to act in a commercially reasonable manner;

              iii.  the benefit of any statute of limitations affecting Guarantor's liability hereunder (or the enforcement thereof) and any act which shall defer or delay the operation of any statute of limitations applicable to the guaranteed Indebtedness shall similarly operate to defer or delay the operation of such statute of limitations applicable to Guarantor's liability hereunder;

              iv.  any defense based on any alteration, impairment, or release of the guaranteed Indebtedness or any security therefor, irrespective of whether resulting from any act or failure to act by Agent; and

              v.  any right to require Agent: (i) to institute suit or otherwise proceed against the Company or any other person; or (ii) to exhaust any rights and remedies which Agent has or may have against the Company, any other person, or any collateral securing Guarantor's obligations hereunder or the guaranteed Indebtedness.

        Each of the Guarantors acknowledges and agrees that this is a knowing and informed waiver of the undersigned's rights as discussed above and that the Agent and the Banks are relying on this waiver in extending credit to the Company.

        The Agent and each of the Banks may deal with the Company and any security held by them for the obligations of the Company in the same manner and as freely as if this Guaranty did not exist and the Agent shall be entitled, on behalf of the Banks, without notice to any of the Guarantors, among other things, to grant to the Company such extension or extensions of time to perform any act or acts as may seem advisable to the Agent (on behalf of the Banks) at any time and from time to time, and to permit the Company to incur additional indebtedness to the Agent, the Banks, or any of them, without terminating, affecting or impairing the validity or enforceability of this Guaranty or the obligations of the Guarantors hereunder. Each Guarantor waives all rights to participate in any security now or hereafter held by the Agent or any Bank.

        The Agent may proceed, either in its own name (on behalf of the Banks) or in the name of each or any of the Guarantors, or otherwise, to protect and enforce any or all of its rights under this Guaranty by suit in equity, action at law or by other appropriate proceedings, or to take any action authorized or permitted under applicable law, and shall be entitled to require and enforce the performance of all acts and things required to be performed hereunder by the Guarantors. Each and every remedy of the Agent and of the Banks shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

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        No waiver or release shall be deemed to have been made by the Agent or any of the Banks of any of their respective rights hereunder unless the same shall be in writing and signed by or on behalf of the requisite Banks as determined pursuant to the Credit Agreement, and any such waiver shall be a waiver or release only with respect to the specific matter and Guarantor or Guarantors involved, and shall in no way impair the rights of the Agent or any of the Banks or the obligations of the Guarantors under this Guaranty in any other respect at any other time.

        At the option of the Agent, any or all of the Guarantors may be joined in any action or proceeding commenced by the Agent against the Company or any of the other parties providing Collateral for any Indebtedness covered by this Guaranty in connection with or based upon the Credit Agreement, the Letter of Credit Agreements, the Letters of Credit or any of the other Loan Documents or other Indebtedness, or any provision thereof, and recovery may be had against any or all of the Guarantors in such action or proceeding or in any independent action or proceeding against any of them, without any requirement that the Agent or the Banks first assert, prosecute or exhaust any remedy or claim against the Company and/or any of the other parties providing Collateral for any Indebtedness covered by this Guaranty.

        4.    Representations and Warranties.     Each Guarantor (i) ratifies, confirms and, by reference thereto (as fully as though such matters were expressly set forth herein), represents and warrants with respect to itself those matters set forth in Sections 5.1 through 5.22 of the Credit Agreement to the extent applicable to such Guarantor and those matters set forth in the recitals, and such representations and warranties shall be deemed to be continuing representations and warranties true and correct in all material respects so long as this Guaranty shall be in effect; and (ii) agrees not to engage in any action or inaction, the result of which would cause a violation of any term or condition of the Credit Agreement.

        5.    Miscellaneous.

        5.1    Governing Law.     This Guaranty has been delivered in Michigan and shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and be enforceable in, the State of Michigan.

        5.2    Severability.     If any term or provision of this Guaranty or the application thereof to any circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Guaranty, or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Guaranty shall be valid and enforceable to the fullest extent permitted by law.

        5.3    Notice.     All notices or other communications to be made or given pursuant to this Guaranty shall be sufficient if made or given as provided in Section 12.6 of the Credit Agreement; or at such other addresses as directed by any of such parties to the others, as applicable, in compliance with this paragraph.

        5.4    Right of Offset.     Each of the Guarantors acknowledges the rights of the Agent and of each of the Banks, subject to the applicable terms and conditions of the Credit Agreement, to offset against the Indebtedness of any Guarantor to the Banks under this Guaranty, any amount owing by the Agent or the Banks, or either or any of them to such Guarantors, whether represented by any deposit of such Guarantors (or any of them) with the Agent or any of the Banks or otherwise.

        5.5    Right to Cure.     Each of the Guarantors shall have the right to cure any Event of Default under the Credit Agreement or the other Loan Documents with respect to obligations of the other Guarantors thereunder; provided that such cure is effected within the applicable grace period or period for cure thereunder, if any; and provided further that such cure can be effected in compliance with the Credit Agreement. Except to the extent of payments of principal, interest and/or other sums actually

6

received by the Agent or the Banks pursuant to such cure, the exercise of such right to cure by any Guarantor shall not reduce or otherwise affect the liability of any other Guarantor under this Guaranty.

        5.6    Amendments.     The terms of this Guaranty may not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever except as provided herein and in accordance with the Credit Agreement. In accordance with Section 6.16 of the Credit Agreement, future Significant Domestic Subsidiaries shall become obligated as Guarantors hereunder (each as fully as though an original signatory hereto) by executing and delivering to the Agent and the Banks that certain joinder agreement in the form attached to this Guaranty as Exhibit A.

        5.7    Joint and Several Obligation, etc.     The obligation of each of the Guarantors under this Guaranty shall be several and also joint, each with all and also each with any one or more of the others, and may be enforced against each severally, any two or more jointly, or some severally and some jointly. Any one or more of the Guarantors may be released from its obligations hereunder with or without consideration for such release and the obligations of the other Guarantors hereunder shall be in no way affected thereby. The Agent, on behalf of Banks, may fail or elect not to prove a claim against any bankrupt or insolvent Guarantor and thereafter, the Agent and the Banks may, without notice to any Guarantors, extend or renew any part or all of any Indebtedness of the Company under the Credit Agreement or otherwise, and may permit any such Person to incur additional Indebtedness, without affecting in any manner the unconditional obligation of each of the Guarantors hereunder. Such action shall not affect any right of contribution among the Guarantors.

        5.8    Release.     Upon the satisfaction of the obligations of the Guarantors hereunder, and when none of the Guarantors is subject to any obligation hereunder or under the Credit Agreement or any of the other Loan Documents, the Agent shall deliver to such Guarantors, upon written request therefor, (i) a written release of this Guaranty and (ii) appropriate discharges of any Collateral provided by the Guarantors for this Guaranty; provided however that, the effectiveness of this Guaranty shall continue or be reinstated, as the case may be, in the event: (x) that any payment received or credit given by the Agent or the Banks, or any of them, is returned, disgorged, rescinded or required to be recontributed to any party as an avoidable preference, impermissible setoff, fraudulent conveyance, restoration of capital or otherwise under any applicable state, federal or law of any jurisdiction, including laws pertaining to bankruptcy or insolvency, and this Guaranty shall thereafter be enforceable against the Guarantors as if such returned, disgorged, recontributed or rescinded payment or credit has not been received or given by the Agent or the Banks, and whether or not the Agent or any Bank relied upon such payment or credit or changed its position as a consequence thereof or (y) that any liability is imposed, or sought to be imposed against the Agent or the Banks, or any of them, relating to the environmental condition of any of property mortgaged or pledged to the Agent on behalf of the Banks by any Guarantor, the Company, or any other party as collateral (in whole or part) for any indebtedness or obligation evidenced or secured by this Guaranty, whether such condition is known or unknown, now exists or subsequently arises (excluding only conditions which arise after acquisition by the Agent or any Bank of any such property, in lieu of foreclosure or otherwise, due to the wrongful act or omission of the Agent or such Banks, or any person other than the Company, the Subsidiaries, the Guarantors, or Affiliates of the Company or the Subsidiaries or Guarantors), and this Guaranty shall thereafter be enforceable against the Guarantors to the extent of all such liabilities, costs and expenses (including reasonable attorneys' fees) incurred by the Agent or Banks as the direct or indirect result of any such environmental condition but only for which the Company is obligated to the Agent and the Banks pursuant to the Credit Agreement. For purposes of this Guaranty "environmental condition" includes, without limitation, conditions existing with respect to the surface or ground water, drinking water supply, land surface or subsurface strata and the ambient air.

        5.9    Consent to Jurisdiction.     Each of the Guarantors hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal court or Michigan state court sitting in Detroit in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan

7

Documents and Guarantors hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States federal court or Michigan state court. Each of the Guarantors irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan (and to the receipt of any and all notices hereunder) by the delivery of copies of such process to Guarantors at their respective addresses specified in Section 5.3 hereof in the manner set forth therein.

        5.10    JURY TRIAL WAIVER.     EACH OF THE GUARANTORS (AND THE AGENT AND EACH OF THE BANKS BY ACCEPTING THE BENEFITS HEREOF) HEREBY IRREVOCABLY AGREES TO WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY AND ALL ACTIONS OR PROCEEDINGS IN WHICH THE AGENT OR THE BANKS (OR ANY OF THEM), ON ONE HAND, AND ANY OF THE COMPANY OR ANY OF THE GUARANTORS, ON THE OTHER HAND, ARE PARTIES, WHETHER OR NOT SUCH ACTIONS OR PROCEEDINGS ARISE OUT OF THIS GUARANTY OR THE OTHER LOAN DOCUMENTS OR OTHERWISE.

        5.11    Limitation under Applicable Insolvency Laws.     Notwithstanding anything to the contrary contained herein, it is the intention of the Guarantors, the Agent and the Banks that the amount of the respective Guarantor's obligations hereunder shall be in, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of applicable law governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (collectively, "Applicable Insolvency Laws"). To that end, but only in the event and to the extent that the Guarantor's respective obligations hereunder or any payment made pursuant thereto would, but for the operation of the foregoing proviso, be subject to avoidance or recovery under Applicable Insolvency Laws, the amount of the Guarantor's respective obligations hereunder shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render the Guarantor's respective obligations hereunder unenforceable or avoidable or subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made hereunder exceeds the limitation contained in this Section 5.11, then the amount of such excess shall, from and after the time of payment by the Guarantors (or any of them), be reimbursed by the Banks upon demand by such Guarantors. The foregoing proviso is intended solely to preserve the rights of the Agent and the Banks hereunder against the Guarantors to the maximum extent permitted by Applicable Insolvency Laws and neither the Company nor any Guarantor nor any other Person shall have any right or claim under this Section 5.11 that would not otherwise be available under Applicable Insolvency Laws.

[SIGNATURES FOLLOW ON SUCCEEDING PAGES]

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        IN WITNESS WHEREOF, each of the undersigned Guarantors has executed this Guaranty as of the date first above written.

NICHOLS ALUMINUM ALABAMA, INC.
By:

Its:

NICHOLS ALUMINUM-GOLDEN, INC.
By:

Its:

IMPERIAL PRODUCTS, INC.
By:

Its:

TEMROC METALS, INC.
By:

Its:

COLONIAL CRAFT, INC.
By:

Its:

QUANEX BAR, INC.
By:

Its:

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EXHIBIT A
to
Guaranty

Joinder Agreement

        THIS JOINDER AGREEMENT is dated as of            ,             by                        ("New Guarantor").

        WHEREAS, pursuant to Section 6.16 of that certain Quanex Corporation Revolving Credit Agreement dated as of November 26, 2002 (as amended or otherwise modified from time to time, the "Credit Agreement") by and among Quanex Corporation, a Delaware corporation ("Company"), the Banks signatory thereto and Comerica Bank, as the Agent for the Banks (in such capacity, "Agent"), and pursuant to Section 5.6 of that certain Guaranty dated as of December    , 2002 (as amended or otherwise modified from time to time, the "Guaranty") executed and delivered by the Guarantors named therein ("Guarantors") in favor of the Agent, for and on behalf of the Banks, the New Guarantor must execute and deliver a Joinder Agreement in accordance with the Credit Agreement and the Guaranty.

        NOW THEREFORE, as a further inducement to the Banks to continue to provide credit accommodations to the Company, New Guarantor hereby covenants and agrees as follows:

        1.    All capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement unless expressly defined to the contrary.

        2.    New Guarantor hereby enters into this Joinder Agreement in order to comply with Section 6.16 of the Credit Agreement and Section 5.6 of the Guaranty and does so in consideration of the Advances made or to be made from time to time under the Credit Agreement (and the other Loan Documents, as defined in the Credit Agreement), from which New Guarantor shall derive direct and indirect benefit as with the other Guarantors (all as set forth and on the same basis as in the Guaranty).

        3.    New Guarantor shall be considered, and deemed to be, for all purposes of the Credit Agreement, the Guaranty and the other Loan Documents, a Guarantor under the Guaranty and hereby ratifies and confirms its obligations under the Guaranty, all in accordance with the terms thereof.

        4.    No Default or Event of Default (each such term being defined in the Credit Agreement) has occurred and is continuing under the Credit Agreement.

        5.    This Joinder Agreement shall be governed by the laws of the State of Michigan and shall be binding upon New Guarantor and its successors and assigns.

        IN WITNESS WHEREOF, the undersigned New Guarantor has executed and delivered this Joinder Agreement as of                        ,             .

[NEW GUARANTOR]
By:
Its:

EXHIBIT K

EXECUTION COPY

SECURITY AGREEMENT

        THIS SECURITY AGREEMENT (the "Agreement") dated as of November 26, 2002, is entered into by and between the Company (as defined below), each subsidiary of the Company listed on the signature pages hereof, and such other entities which from time to time become parties hereto (collectively, including the Company, the "Debtors" and individually each a "Debtor") and Comerica Bank, a Michigan Banking corporation ("Comerica"), as Agent for and on behalf of the Banks (as defined below) (in such capacity, the "Agent"). The addresses for the Debtors and the Agent are set forth on the signature pages.

R E C I T A L S:

        A.    Quanex Corporation, a Delaware corporation ("Company") have entered into that certain Quanex Corporation Revolving Credit Agreement dated as of November 26, 2002 (as amended, supplemented, amended and restated or otherwise modified from time to time the "Credit Agreement") with each of the financial institutions party thereto (collectively, including their respective successors and assigns, the "Banks"), and with Comerica Bank in its capacity as Agent for the Banks (the "Agent"), pursuant to which the Banks have agreed, subject to the satisfaction of certain terms and conditions, to extend or to continue to extend financial accommodations to the Company, as provided therein.

        B.    Pursuant to the Credit Agreement, the Banks have required that each of the Debtors grant (or cause to be granted) certain liens and security interest to the Agent, as Agent for the benefit of the Banks, all to secure the obligations of the Company under the Credit Agreement.

        C.    The Debtors have directly and indirectly benefited and will directly and indirectly benefit from the transactions evidenced by and contemplated in the Credit Agreement and have consented to the execution and delivery of the Credit Agreement

        D.    The Agent is acting as Agent for the Banks pursuant to Section 12 of the Credit Agreement.

        NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
Definitions

        Section 1.1    Definitions.     As used in this Agreement, capitalized terms not otherwise defined herein have the meaning provided for such terms in the Credit Agreement. References to "Sections," "subsections," "Exhibits" and "Schedules" shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. All references to statutes and regulations shall include any amendments of the same and any successor statutes and regulations. References to particular sections of the UCC should be read to refer also to parallel sections of the Uniform Commercial Code as enacted in each state or other jurisdiction where any portion of the Collateral is or may be located.

        The following terms have the meanings indicated below, all such definitions to be equally applicable to the singular and plural forms of the terms defined:

          "Account" means any "account," as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by a Debtor, and, in any event, shall include, without limitation, each of the following, whether now owned or hereafter acquired by such Debtor: (a) all rights of the Debtor to payment for goods sold or leased or services rendered, whether or not earned by performance, (b) all accounts receivable of the Debtor, (c) all rights of the Debtor to receive any payment of money or other form of consideration, (d) all security pledged, assigned or granted to or held by the Debtor to secure any of the foregoing, (e) all guaranties of, or indemnifications with respect to, any of the foregoing, and (f) all rights of the Debtor as an unpaid seller of goods or services, including, but not limited to, all rights of stoppage in transit, replevin, reclamation and resale.

          "Banks" has the meaning specified in the Credit Agreement.

          "Chattel Paper" means any "chattel paper," as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by a Debtor, and shall include electronic chattel paper and tangible chattel paper.

          "Collateral" has the meaning specified in Section 2.1 of this Agreement.

          "Computer Records" has the meaning specified in Section 2.1(g) of this Agreement.

          "Default" has the meaning specified in the Credit Agreement.

          "Deposit Account" shall mean a demand, time, savings, passbook, or similar account maintained with a bank. The term does not include investment property or accounts evidenced by an instrument.

          "Document" means any "document," as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by the Debtor, including, without limitation, all documents of title and all receipts covering, evidencing or representing goods now owned or hereafter acquired by a Debtor.

          "Equipment" means any "equipment," as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by a Debtor and, in any event, shall include, without limitation, all machinery, equipment, furniture, trade fixtures, tractors, trailers, rolling stock, vessels, aircraft and vehicles now owned or hereafter acquired by such Debtor and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

          "Event of Default" has the meaning specified in the Credit Agreement.

          "General Intangibles" means any "general intangibles," as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by a Debtor and, in any event, shall include, without limitation, each of the following, whether now owned or hereafter acquired by such Debtor: (a) all of the Debtor's patents, copyrights, trademarks, service marks, trade names, trade secrets, registrations, goodwill, franchises, licenses, permits, proprietary information, customer lists, designs, inventions and all other intellectual property and proprietary rights, including without limitation those described on Schedule D attached hereto and incorporated herein by reference (collectively, the "Intellectual Property Collateral"); (b) all of the Debtor's books, records, data, plans, manuals, computer software, computer tapes, computer disks, computer programs, source codes, object codes and all rights of the Debtor to retrieve data and other information from third parties; (c) all of the Debtor's contract rights, commercial tort claims, partnership interests, membership interests, joint venture interests, securities, deposit accounts, investment accounts and certificates of deposit; (d) all rights of the Debtor to payment under chattel paper, documents, instruments and similar agreements; (e) letters of credit, letters of credit rights supporting obligations and rights to payment for money or funds advanced or sold of the Debtor; (f) all tax refunds and tax refund claims of the Debtor; (g) all choses in action and causes of action of the Debtor (whether arising in contract, tort or otherwise and whether or not currently in litigation) and all judgments in favor of the Debtor; (h) all rights and claims of the Debtor under warranties

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  and indemnities; and (i) all rights of the Debtor under any insurance, surety or similar contract or arrangement.

          "Governmental Authority" shall mean any nation or government, any state, province or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "Indebtedness" has the meaning specified in the Credit Agreement.

          "Instrument" means any "instrument," as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by the Debtor, and, in any event, shall include all promissory Notes (including without limitation, the Intercompany Notes of such Debtor), drafts, bills of exchange and trade acceptances, whether now owned or hereafter acquired.

          "Intellectual Property Collateral" is defined in clause (a) of the definition of General Intangibles.

          "Intercompany Note" means any promissory Note issued or to be issued by the Company or any Subsidiary of the Company to any other Debtor to evidence an intercompany loan.

          "Inventory" means any "inventory," as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by a Debtor, and, in any event, shall include, without limitation, each of the following, whether now owned or hereafter acquired by such Debtor: (a) all goods and other personal property of the Debtor that are held for sale or lease or to be furnished under any contract of service; (b) all raw materials, work-in-process, finished goods, supplies and materials of the Debtor; (c) all wrapping, packaging, advertising and shipping materials of the Debtor; (d) all goods that have been returned to, repossessed by or stopped in transit by the Debtor; and (e) all Documents evidencing any of the foregoing.

          "Loan Documents" has the meaning specified in the Credit Agreement.

          "Permitted Liens" shall mean any lien or encumbrance which is a Permitted Lien under the Credit Agreement.

          "Proceeds" means any "proceeds," as such term is defined in Article or Chapter 9 of the UCC and, in any event, shall include, but not be limited to, (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to a Debtor from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to a Debtor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any Person acting, or purporting to act, for or on behalf of any governmental authority), and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

          "Records" is defined in Section 4.9 of this Agreement.

          "Software" means all (i) computer programs and supporting information provided in connection with a transaction relating to the program, and (ii) computer programs embedded in goods and any supporting information provided in connection with a transaction relating to the program whether or not the program is associated with the goods in such a manner that it customarily is considered part of the goods, and whether or not, by becoming the owner of the goods, a person acquires a right to use the program in connection with the goods, and whether or not the program is embedded in goods that consist solely of the medium in which the program is embedded.

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          "Subsidiary" has the meaning specified in the Credit Agreement.

          "UCC" means the Uniform Commercial Code as in effect in the State of Michigan; provided, that if, by applicable law, the perfection or effect of perfection or non-perfection of the security interest created hereunder in any Collateral is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or the effect of perfection or non-perfection.

ARTICLE 2
Security Interest

        Section 2.1    Security Interest.     As collateral security for the prompt payment and performance in full when due of the Indebtedness (whether at stated maturity, by acceleration or otherwise), each Debtor hereby pledges and assigns (as collateral) to the Agent, and grants the Agent a continuing lien on and security interest in, all of such Debtor's right, title and interest in and to the following, whether now owned or hereafter arising or acquired and wherever located (collectively, the "Collateral"):

  (a)
  all Accounts;

  (b)
  all Chattel Paper;

  (c)
  all General Intangibles;

  (d)
  all Equipment;

  (e)
  all Inventory;

  (f)
  all Documents;

  (g)
  all Instruments;

  (h)
  all Deposit Accounts;

  (i)
  all computer records ("Computer Records") and Software, whether relating to the foregoing Collateral or otherwise, but in the case of such Software, subject to the rights of any non-affiliated licensee of software and any cash collateral, deposit account or investment account established or maintained hereunder, including without limitation under Section 6.3 hereof; and

  (j)
  the Proceeds, in cash or otherwise, of any of the property described in the foregoing clauses (a) through (i) and all liens, security, rights, remedies and claims of such Debtor with respect thereto;

provided, however, that "Collateral" shall not include rights under or with respect to any General Intangible, license, permit or authorization to the extent any such General Intangible, license, permit or authorization, by its terms or by law, prohibits the assignment of, or the granting of a security interest in, the rights of a grantor thereunder or which would be invalid or unenforceable upon any such assignment or grant. The pledge and grant of a security interest in Proceeds shall not be deemed to give the applicable Debtor any right to dispose of any of the Collateral, except as may otherwise be permitted herein or in the Credit Agreement.

        Section 2.2    Debtors Remain Liable.     Notwithstanding anything to the contrary contained herein, (a) the Debtors shall remain liable under the contracts, agreements, documents and instruments included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Agent or any Bank of any of their respective rights or remedies hereunder shall not release the Debtors from any of their duties or obligations under the contracts, agreements, documents and

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instruments included in the Collateral, and (c) neither the Agent nor any of the Banks shall have any indebtedness, liability or obligation (by assumption or otherwise) under any of the contracts, agreements, documents and instruments included in the Collateral by reason of this Agreement, and none of such parties shall be obligated to perform any of the obligations or duties of the Debtors thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

ARTICLE 3
Representations and Warranties

        To induce the Agent and Banks to enter into this Agreement and the Credit Agreement, each Debtor represents and warrants to the Agent and to each Bank that as of the date hereof:

        Section 3.1    Title.     Such Debtor is, and with respect to Collateral acquired after the date hereof such Debtor will be, the legal and beneficial owner of the Collateral free and clear of any Lien or other encumbrance, except for the Permitted Liens and the other Liens permitted under Section 7.2 of the Credit Agreement.

        Section 3.2    Financing Statements.     No financing statement, security agreement or other Lien instrument covering all or any part of the Collateral is on file in any public office with respect to any outstanding obligation of such Debtor except (i) as may have been filed in favor of the Agent pursuant to this Agreement and the other Loan Documents and (ii) financing statements filed to perfect Permitted Liens or other Liens permitted under Section 7.2 of the Credit Agreement (including those liens set forth on Schedule 7.2 of the Credit Agreement). As of the date hereof, and to the best of Debtor's knowledge, except as otherwise disclosed on Schedule E hereto, the Debtor does not do business and has not done business under a trade name or any name other than its legal name set forth at the beginning of this Agreement.

        Section 3.3    Principal Place of Business; Registered Organization.     The principal place of business and chief executive office of the Debtor, and the office where the Debtor keeps its books and records, is located at the address of the Debtor shown on the signature page hereto. Each Debtor is duly organized and validly existing as a corporation (or other business organization) under the laws of its jurisdiction of organization, as set forth on Schedule C, and has the registration number set forth on such Schedule C.

        Section 3.4    Location of Collateral.     All Inventory (except Inventory in transit) and Equipment (other than vehicles) of the Debtor in the possession of the Debtor are located at the places specified on Schedule A hereto. If any such location is leased by the Debtor as of the date hereof, the name and address of the landlord leasing such location is identified on Schedule A hereto. None of the Inventory or Equipment of the Debtor (other than trailers, rolling stock, vessels, aircraft and vehicles) is evidenced by a Document (including, without limitation, a negotiable document of title).

        Section 3.5    Perfection.     Upon the filing of Uniform Commercial Code financing statements in the jurisdictions listed on Schedule B attached hereto, or upon the execution and delivery of control agreements or similar documentation (with respect to any cash collateral or deposit account established hereunder), the security interest in favor of the Agent created herein will constitute a valid and perfected Lien upon and security interest in the Collateral which may be created and perfected under the UCC by filing financing statements or obtaining possession thereof, subject to no equal or prior Liens with respect to all other Collateral except for those (if any) which constitute Permitted Liens or other Liens permitted under Section 7.2 of the Credit Agreement.

        Section 3.6    Intellectual Property.     Schedule D is true, accurate and complete list of all registered patents, trademarks, copyrights and other intellectual property owned or licensed (pursuant to an exclusive or non-exclusive license) by the Debtors (as such Schedule D may from time to time be supplemented, amended or modified in accordance with the terms of this Agreement), and all such

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intellectual property has been registered or filed with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable.

ARTICLE 4
Covenants

        Each Debtor covenants and agrees with the Agent that until the Indebtedness is paid and performed in full and all commitments to lend or provide other credit accommodations under the Credit Agreement have been terminated:

        Section 4.1    Encumbrances.     The Debtor shall not create, permit or suffer to exist, and shall defend the Collateral against, any Lien (other than the Liens created by this Agreement, the Permitted Liens or other Liens permitted under Section 7.2 of the Credit Agreement) or any restriction upon the pledge or other transfer thereof (other than as provided in the Credit Agreement), and shall, subject only to the Permitted Liens and the other Liens permitted under Section 7.2 of the Credit Agreement, defend the Debtor's title to and other rights in the Collateral and the Agent's pledge and collateral assignment of and security interest in the Collateral against the claims and demands of all Persons. Except to the extent permitted by the Credit Agreement or in connection with any release of Collateral under Section 7.13 hereof (but only to the extent of any Collateral so released), the Debtor shall do nothing to materially impair the rights of the Agent in the Collateral.

        Section 4.2    Collection of Accounts and Contracts.     The Debtor shall, in accordance with its usual business practices, endeavor to collect or cause to be collected from each account debtor under its Accounts, as and when due, any and all amounts owing under such Accounts.

        Section 4.3    Disposition of Collateral.     To the extent prohibited by the terms of the Credit Agreement, the Debtor shall not enter into or consummate any transfer or other disposition of assets without the prior written consent of the Banks, according to the terms of the Credit Agreement.

        Section 4.4    Further Assurances.     At any time and from time to time, upon the request of the Agent, and at the sole expense of the Debtor, the Debtor shall promptly execute and deliver all such further agreements, documents and instruments and take such further action as the Agent may reasonably deem necessary or appropriate to preserve and perfect its security interest in and pledge and collateral assignment of the Collateral and carry out the provisions and purposes of this Agreement or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral. Except as otherwise expressly permitted by the terms of the Credit Agreement relating to disposition of assets except for Permitted Liens and other Liens permitted by Section 7.2 of the Credit Agreement, the Debtor agrees to maintain and preserve the Agent's security interest in and pledge and collateral assignment of the Collateral hereunder. Without limiting the generality of the foregoing, the Debtor shall (a) execute and deliver to the Agent such financing statements as the Agent may from time to time require; and (b) execute and deliver to the Agent such other agreements, documents and instruments, as the Agent may require to perfect and maintain the validity, effectiveness and priority of the Liens intended to be created by the Loan Documents. The Debtor authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of the Debtor unless otherwise prohibited by law.

        Section 4.5    Insurance.     The Collateral pledged by such Debtor or the Debtors will be insured (to the extent such Collateral is insurable) with insurance coverage in such amounts and of such types as are customarily carried by companies similar in size and nature. In the case of all such insurance policies, each such Debtor shall designate the Agent, as mortgagee or Agent loss payee and such policies shall provide that any loss be payable to the Agent, as mortgagee or Agent loss payee, as its interests may appear as set forth below. Further, upon the request of the Agent, each such Debtor shall deliver certificates evidencing such policies, including all endorsements thereon and those required hereunder, to Agent; and each such Debtor assigns to Agent, as additional security hereunder, all its

6

rights to receive proceeds of insurance with respect to the Collateral. All such insurance shall, by its terms, provide that the applicable carrier shall, prior to any cancellation before the expiration date thereof, mail 30 days' prior written notice to the Agent of such cancellation. As of the Effective Date, the insurance coverage evidenced by the certificates attached hereto as Exhibit C shall be deemed to satisfy the foregoing requirements. Each Debtor further shall provide Agent upon request with evidence reasonably satisfactory to Agent that each such Debtor is at all times in compliance with this paragraph. Upon the occurrence and during the continuance of an Event of Default, Agent may act as each such Debtor's attorney-in-fact in obtaining, adjusting, settling and compromising such insurance and endorsing any drafts. Upon Debtor's failure to insure the Collateral as required in this covenant, Agent may procure such insurance and its costs therefor shall be charged to Debtor, payable on demand, with interest at the highest rate set forth in the Credit Agreement and added to the Indebtedness secured hereby. The disposition of proceeds payable to such Debtor of any insurance on the Collateral ("Insurance Proceeds") shall be governed by the following:

            (i)    provided that no Event of Default has occurred and is continuing hereunder, (a) if the amount of Insurance Proceeds in respect of any loss or casualty does not exceed Two Million Five Hundred Thousand Dollars ($2,500,000), such Debtor shall be entitled, in the event of such loss or casualty, to receive all such Insurance Proceeds and to apply the same toward the replacement of the Collateral affected thereby or to the purchase of other assets to be used in the Debtor's business (provided that such assets shall be subjected to a first lien in favor of Agent); and (b) if the amount of Insurance Proceeds in respect of any loss or casualty exceeds Two Million Five Hundred Thousand Dollars ($2,500,000), such Insurance Proceeds shall be paid to and received by Agent, for release to such Debtor for the replacement of the Collateral affected thereby or to the purchase of other assets to be used in the Debtor's business (provided that such assets shall be subjected to a first lien in favor of Agent); or, upon written request of such Debtor (accompanied by reasonable supporting documentation), for such other use or purpose as approved by the Majority Banks, in their reasonable discretion, in its reasonable discretion, it being understood and agreed in connection with any release of funds under this subparagraph (b), that the Agent and the Majority Banks may impose reasonable and customary conditions on the disbursement of such Insurance Proceeds; and]

            (ii)  if an Event of Default has occurred or is continuing and is not waived as provided in the Credit Agreement, all Insurance Proceeds in respect of any loss or casualty shall be paid to and received by the Agent, to be applied by the Agent against the Indebtedness and/or to be held by the Agent as cash collateral for the Indebtedness, as the Majority Banks may direct in their sole discretion.

        Section 4.6    Bailees.     If any of the Collateral is at any time in the possession or control of any warehouseman, bailee or any of the Debtor's Agents or processors, the Debtor shall notify the Agent (and revise Schedule A to this Agreement to this effect), and at the request of the Agent, notify such warehouseman, bailee, Agent or processor of the security interest created hereunder, shall instruct such Person to hold such Collateral for the Agent's account subject to the Agent's instructions and shall obtain for the Agent such Person's acknowledgment of the same.

        Section 4.7    Furnishing of Information and Inspection Rights.     The Debtor will, at any time and from time to time during regular business hours, upon reasonable advance notice (except if any Event of Default has occurred and is continuing, when no prior notice shall be required), permit the Agent, or its Agents or representatives, to examine all Records, to visit the offices and properties of the Debtor for the purpose of examining such Records, and to discuss matters relating to Debtor's performance hereunder and under the other Credit Agreement with any of the officers, directors, employees or independent public accountants of the Debtor having knowledge of such matters; provided, however, that the Agent acknowledges that, in exercising the rights and privileges conferred in

7

this Section 4.7, it or its Agents and representatives may, from time to time, obtain knowledge of information, practices, books, correspondence and records of a confidential nature and in which the Debtor has a proprietary interest. The Agent agrees that all such information, practices, books, correspondence and records are to be regarded as confidential information and agrees that it shall be subject to Section 12.11 of the Credit Agreement. Notwithstanding anything to the contrary in this Agreement or in Section 12.11 of the Credit Agreement, the Agent may reply to a request from any Person for information related to any Collateral referred to in any financing statement filed to perfect the security interest and liens established hereby, to the extent necessary to maintain the perfection or priority of such security interests or liens, or otherwise required under applicable law. Furthermore, the Debtor shall permit the Agent and its representatives to examine, inspect and audit the Collateral and to examine, inspect and audit the Debtor's books and Records to the extent provided under the Credit Agreement.

        Section 4.8    Corporate Changes.     The Debtor shall not change its name, identity, corporate structure or jurisdiction of organization in any manner that might make any financing statement filed in connection with this Agreement seriously misleading within the meaning of Section 9-506 of the UCC unless the Debtor shall have given the Agent thirty (30) days prior written notice with respect to any change in Debtor's name or identity, corporate structure or jurisdiction of organization and shall have taken all action deemed necessary by the Agent to protect its Liens and the perfection and priority thereof. The Debtor shall give prompt written notice of any change in its principal place of business, chief executive office or the place where it keeps its books and records.

        Section 4.9    Books and Records.     The Debtor shall keep accurate and complete books and records (the "Records") of the Collateral and the Debtor's business and financial condition in accordance with the Credit Agreement.

        Section 4.10    Equipment and Inventory.

          (a)  The Debtor shall keep the Equipment (other than vehicles) and Inventory (other than Inventory in transit) which is in Debtor's possession or in the possession of any bailee or warehouseman at any of the locations specified on Schedule A hereto or, upon prompt written notice to the Agent, at such other places within the United States of America where all action required to perfect the Agent's security interest in the Equipment and Inventory with the priority required by this Agreement shall have been taken.

          (b)  The Debtor shall maintain the Equipment and Inventory in accordance with the terms of the Credit Agreement.

        Section 4.11    Notification.     The Debtor shall promptly notify the Agent in writing of any Lien, encumbrance or claim (other than a Permitted Lien or other Liens permitted under Section 7.2 of the Credit Agreement, to the extent not otherwise subject to any notice requirements under the Credit Agreement) that has attached to or been made or asserted against any of the Collateral upon becoming aware of the existence of such Lien, encumbrance or claim.

        Section 4.12    Collection of Accounts.     So long as no Event of Default has occurred and is continuing and except as otherwise provided in this Section 4.12 and Section 6.3, the Debtor shall have the right to collect and receive payments on the Accounts, and to use and expend the same in its operations in each case in compliance with the terms of each of the Credit Agreement.

        Section 4.13    Possession; Reasonable Care     Following the occurrence and continuance of an Event of Default, the Agent shall be entitled to take possession of the Collateral in accordance with the UCC. The Agent may appoint one or more Agents (which in no case shall be the Debtor or an affiliate of the Debtor) to hold physical custody, for the account of the Agent, of any or all of the Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the

8

Agent accords its own property, it being understood that the Agent shall not have any responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Agent has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Collateral, except, subject to the terms hereof, upon the written instructions of the Banks.

        Section 4.14    Future Subsidiaries / Additional Collateral.

          (a)  With respect to each Person which becomes a Significant Domestic Subsidiary subsequent to the date hereof, within sixty (60) days of the date such Person becomes a domestic Subsidiary, Debtor will cause such Subsidiary to execute and deliver to the Agent, for the benefit of the Banks a security agreement, substantially in the form of this Agreement (or joinder agreement in the form attached hereto as Exhibit B satisfactory to Agent), granting to the Agent, for the benefit of the Banks, a first priority security interest, mortgage and lien encumbering all right, title and interest of such Person in property, rights and interests of the type included in the definition of the Collateral, subject only to the Permitted Liens and other Liens permitted under Section 7.2 of the Credit Agreement.

          (b)  With respect to any intellectual property owned, licensed or otherwise acquired by any Debtor after the date hereof, and with respect to any patent, trademark or copyright which is not registered or filed with the U.S. Patent and Trademark Office and/or the U.S. Copyright Office at the time such Collateral is pledged by a Debtor to the Agent pursuant to this Security Agreement, and which is subsequently registered or filed by such Debtor in the appropriate office, such Debtor shall execute or cause to be executed, not later than sixty (60) days after such property is acquired, obtained or registered (i) an amendment, duly executed by the Debtor, in substantially the form of Exhibit A hereto (an "Amendment"), in respect of such additional or newly registered collateral or (ii) a new security agreement, duly executed by the applicable Debtor, in substantially the form of this Agreement, in respect of such additional or newly registered collateral, granting to Agent, for the benefit of the Banks, a first priority security interest, pledge and lien thereon (subject only to the Permitted Liens and the other Liens permitted under Section 7.2 of the Credit Agreement), together in each case with all certificates, Notes or other instruments representing or evidencing the same, and shall, upon Agent's request, execute or cause to be executed any financing statement or other document (including without limitation, filings required by the U.S. Patent and Trademark Office and/or the U.S. Copyright Office in connection with any such additional or newly registered collateral). The Debtor hereby (x) authorizes the Agent to attach each Amendment to this Agreement, (y) agrees that all such additional collateral listed in any Amendment delivered to the Agent shall for all purposes hereunder constitute Collateral, and (z) is deemed to have made, upon the delivery of each such Amendment, the representations and warranties contained in Sections 3.1, 3.2, 3.4, 3.5, 3.7 of this Agreement with respect to the Collateral covered thereby.

ARTICLE 5
Rights of the Agent

        Section 5.1    Power of Attorney.     Each Debtor hereby irrevocably constitutes and appoints the Agent and any officer or Agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the name of the Debtor or in its own name, to take, after the occurrence and during the continuance of an Event of Default, any and all actions, and to execute any and all documents and instruments which the Agent at any time and from time to time deems necessary, to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, the Debtor hereby gives the Agent the power and right on behalf of the

9

Debtor and in its own name to do any of the following after the occurrence and during the continuance of an Event of Default, without notice to or the consent of the Debtor:

            (i)    to demand, sue for, collect or receive, in the name of the Debtor or in its own name, any money or property at any time payable or receivable on account of or in exchange for any of the Collateral and, in connection therewith, endorse checks, Notes, drafts, acceptances, money orders, documents of title or any other instruments for the payment of money under the Collateral or any policy of insurance;

            (ii)  to pay or discharge taxes, Liens (other than Permitted Liens and the other Liens permitted under Section 7.2 of the Credit Agreement) or other encumbrances levied or placed on or threatened against the Collateral;

            (iii)  (A) to direct account debtors and any other parties liable for any payment under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to the Agent or as the Agent shall direct; (B) to receive payment of and receipt for any and all monies, claims and other amounts due and to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, proxies, stock powers, verifications and notices in connection with accounts and other documents relating to the Collateral; (D) to commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against the Debtor with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Agent may deem appropriate; (G) to exchange any of the Collateral for other property upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Collateral with any committee, depositary, transfer Agent, registrar or other designated agency upon such terms as the Agent may determine; (H) to add or release any guarantor, indorser, surety or other party to any of the Collateral; (I) to renew, extend or otherwise change the terms and conditions of any of the Collateral; (J) to make, settle, compromise or adjust any claim under or pertaining to any of the Collateral (including claims under any policy of insurance); and (K) to sell, transfer, pledge, convey, make any agreement with respect to, or otherwise deal with, any of the Collateral as fully and completely as though the Agent were the absolute owner thereof for all purposes, and to do, at the Agent's option and the Debtor's expense, at any time, or from time to time, all acts and things which the Agent deems necessary to protect, preserve, maintain, or realize upon the Collateral and the Agent's security interest therein.

        This power of attorney is a power coupled with an interest and shall be irrevocable. The Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Agent in this Agreement, and shall not be liable for any failure to do so or any delay in doing so. This power of attorney is conferred on the Agent solely to protect, preserve, maintain and realize upon its security interest in the Collateral. The Agent shall not be responsible for any decline in the value of the Collateral and shall not be required to take any steps to preserve rights against prior parties or to protect, preserve or maintain any Lien given to secure the Collateral.

        Section 5.2    Setoff.     In addition to and not in limitation of any rights of any Banks under applicable law, the Agent and each Bank shall, upon the occurrence and continuance of an Event of Default, without notice or demand of any kind, have the right to appropriate and apply to the payment of the Indebtedness owing to it (whether or not then due) any and all balances, credits, deposits,

10

accounts or moneys of Debtors then or thereafter on deposit with such Banks; provided, however, that any such amount so applied by any Bank on any of the Indebtedness owing to it shall be subject to the provisions of the Credit Agreement.

        Section 5.3    Assignment by the Agent.     The Agent may at any time assign or otherwise transfer all or any portion of its rights and obligations as Agent under this Agreement and the other Loan Documents (including, without limitation, the Indebtedness) to any other Person, to the extent permitted by, and upon the conditions contained in, the Credit Agreement and such Person shall thereupon become vested with all the benefits and obligations thereof granted to the Agent herein or otherwise.

        Section 5.4    Performance by the Agent.     If any Debtor shall fail to perform any covenant or agreement contained in this Agreement, the Agent may (but shall not be obligated to) perform or attempt to perform such covenant or agreement on behalf of the Debtors, in which case Agent shall exercise good faith and make diligent efforts to give Debtors prompt prior written notice of such performance or attempted performance. In such event, the Debtors shall, at the request of the Agent, promptly pay any reasonable amount expended by the Agent in connection with such performance or attempted performance to the Agent, together with interest thereon at the interest rate set forth in the Credit Agreement, from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that the Agent shall not have any liability or responsibility for the performance (or non-performance) of any obligation of the Debtors under this Agreement.

        Section 5.5    Certain Costs and Expenses.     The Debtors shall pay or reimburse the Agent within ten (10) Business Days after demand for all reasonable costs and expenses (including reasonable attorney's and paralegal fees) incurred by it in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of any of the Indebtedness (including in connection with any "workout" or restructuring regarding the Indebtedness, and including in any insolvency proceeding or appellate proceeding). The agreements in this Section 5.5 shall survive the payment in full of the Indebtedness. Notwithstanding the foregoing, the reimbursement of any fees and expenses incurred by the Banks shall be governed by the terms and conditions of the applicable Credit Agreement.

        Section 5.6    Indemnification.     The Debtors shall indemnify, defend and hold the Agent, and each Bank and each of their respective officers, directors, employees, counsel, Agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable attorneys' and paralegals' fees) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Indebtedness and the termination, resignation or replacement of the Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Indemnified Person in any way relating to or arising out of this Agreement or any other Loan Document or any document relating to or arising out of or referred to in this Agreement or any other Loan Document, or the transactions contemplated hereby, or any action taken or omitted by any such Indemnified Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any "Bankruptcy Proceeding" (as defined in the Credit Agreement) or appellate proceeding) related to or arising out of this Agreement or the Indebtedness or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities); provided, that the Debtors shall have no obligation under this Section 5.6 to any Indemnified Person with respect to Indemnified Liabilities to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section 5.6 shall survive payment of all other Indebtedness.

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ARTICLE 6
Default

        Section 6.1    Rights and Remedies.     If an Event of Default shall have occurred and be continuing, the Agent shall have the following rights and remedies subject to the direction and/or consent of the Banks as required under the Credit Agreement:

            (i)    The Agent may exercise any of the rights and remedies set forth in the Credit Agreement (including, without limitation, in Section 5 of this Agreement) or by applicable law.

            (ii)  In addition to all other rights and remedies granted to the Agent in this Agreement, the Credit Agreement or by applicable law, the Agent shall have all of the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and the Agent may also, without previous demand or notice except as specified below or in the Credit Agreement, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or at any of the Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may, in its reasonable discretion, deem commercially reasonable or otherwise as may be permitted by law. Without limiting the generality of the foregoing, the Agent may (A) without demand or notice to the Debtors (except as required under the Credit Agreement or applicable law), collect, receive or take possession of the Collateral or any part thereof, and for that purpose the Agent (and/or its Agents, servicers or other independent contractors) may enter upon any premises on which the Collateral is located and remove the Collateral therefrom or render it inoperable, and/or (B) sell, lease or otherwise dispose of the Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at the Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may, in its reasonable discretion, deem commercially reasonable or otherwise as may be permitted by law. The Agent and, subject to the terms of the Credit Agreement, each of the Banks shall have the right at any public sale or sales, and, to the extent permitted by applicable law, at any private sale or sales, to bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) and become a purchaser of the Collateral or any part thereof free of any right of redemption on the part of the Debtors, which right of redemption is hereby expressly waived and released by the Debtors to the extent permitted by applicable law. The Agent may require the Debtors to assemble the Collateral and make it available to the Agent at any place designated by the Agent to allow Agent to take possession or dispose of such Collateral. The Debtors agree that the Agent shall not be obligated to give more than seven (7) days prior written notice of the time and place of any public sale or of the time after which any private sale may take place and that such notice shall constitute reasonable notice of such matters. The foregoing shall not require notice if none is required by applicable law. The Agent shall not be obligated to make any sale of Collateral if, in the exercise of its reasonable discretion, it shall determine not to do so, regardless of the fact that notice of sale of Collateral may have been given. The Agent may, without notice or publication (except as required by applicable law), adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. The Debtors shall be liable for all reasonable expenses of retaking, holding, preparing for sale or the like, and all reasonable attorneys' fees, legal expenses and other costs and expenses incurred by the Agent in connection with the collection of the Indebtedness and the enforcement of the Agent's rights under this Agreement and the Credit Agreement. The Debtors shall, to the extent permitted by applicable law, remain liable for any deficiency if the proceeds of any such sale or other disposition of the Collateral (conducted in

12

    conformity with this clause (ii) and applicable law) applied to the Indebtedness are insufficient to pay the Indebtedness in full. The Agent shall apply the proceeds from the sale of the Collateral hereunder against the Indebtedness in such order and manner as provided in the Credit Agreement.

            (iii)  The Agent may cause any or all of the Collateral held by it to be transferred into the name of the Agent or the name or names of the Agent's nominee or nominees.

            (iv)  The Agent may exercise any and all rights and remedies of the Debtors under or in respect of the Collateral, including, without limitation, any and all rights of the Debtors to demand or otherwise require payment of any amount under, or performance of any provision of any of the Collateral and any and all voting rights and corporate powers in respect of the Collateral.

            (v)  On any sale of the Collateral, the Agent is hereby authorized to comply with any limitation or restriction with which compliance is necessary (based on a reasoned opinion of the Agent's counsel) in order to avoid any violation of applicable law or in order to obtain any required approval of the purchaser or purchasers by any applicable Governmental Authority.

            (vi)  The Agent may direct account debtors and any other parties liable for any payment under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to the Agent or as the Agent shall direct.

            (vii) For purposes of enabling the Agent to exercise its rights and remedies under this Section 6.1 and enabling the Agent and its successors and assigns to enjoy the full benefits of the Collateral, the Debtors hereby grant to the Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Debtors) to use, assign, license or sublicense any of the Computer Records or Software (including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and all computer programs used for the completion or printout thereof), exercisable upon the occurrence and during the continuance of an Event of Default (and thereafter if Agent succeeds to any of the Collateral pursuant to an enforcement proceeding or voluntary arrangement with Debtor), except as may be prohibited by any licensing agreement relating to such Computer Records or Software. This license shall also inure to the benefit of all successors, assigns, transferees of and purchasers from the Agent.

            (viii)  If and to the extent that any Debtor is permitted to license the Intellectual Property Collateral, Secured Party shall promptly enter into a non-disturbance agreement or other similar arrangement, at such Debtor's request and expense, with such Debtor and any licensee of any Intellectual Property Collateral permitted hereunder, such non-disturbance or similar agreement to be in form and substance reasonably satisfactory to Secured Party pursuant to which (i) Secured Party shall agree to assume the rights of Debtor under such non-exclusive license, and (ii) such licensee shall acknowledge and agree that the Intellectual Property Collateral licensed to it subject to the security interest created in favor of Secured Party and other terms of this Agreement.

        Section 6.2    Private Sales.     The Debtors further agree to do or cause to be done, to the extent that the Debtors may do so under applicable law, all such other reasonable acts and things as may be necessary to make such sales or resales of any portion or all of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at the Debtors' expense.

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        Section 6.3    Establishment of Cash Collateral Account; and Lock Box.

          (a)  Immediately upon the occurrence and during the continuance of an Event of Default (without the necessity of any notice hereunder), there shall be established by each Debtor with Agent, for the benefit of the Banks in the name of the Agent, a segregated non-interest bearing cash collateral account ("Cash Collateral Account") bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Agent and the Banks; provided, however, that the Cash Collateral Account may be an interest-bearing account with a commercial bank (including Comerica or any other Bank which is a commercial bank) if determined by the Agent, in its reasonable discretion, to be practicable, invested by Agent in its sole discretion, but without any liability for losses or the failure to achieve any particular rate of return. Furthermore, in connection with the establishment of a Cash Collateral Account under the first sentence of this Section 6.3 (and on the terms and within the time periods provided thereunder), (i) each Debtor agrees to establish and maintain (and Agent, acting at the request of the Banks, may establish and maintain) at Debtor's sole expense a United States Post Office lock box (the "Lock Box"), to which Agent shall have exclusive access and control. Each Debtor expressly authorizes Agent, from time to time, to remove the contents from the Lock Box for disposition in accordance with this Agreement; and (ii) each Debtor shall notify all account debtors that all payments made to Debtor (a) other than by electronic funds transfer, shall be remitted, for the credit of Debtor, to the Lock Box, and Debtor shall include a like statement on all invoices, and (b) by electronic funds transfer, shall be remitted to the Cash Collateral Account, and Debtor shall include a like statement on all invoices. Each Debtor agrees to execute all documents and authorizations as reasonably required by the Agent to establish and maintain the Lock Box and the Cash Collateral Account. It is acknowledged by the parties hereto that any lockbox presently maintained or subsequently established by a Debtor with Agent may be used, subject to the terms hereof, to satisfy the requirements set forth in the first sentence of this Section 6.3.

          (b)  Immediately upon the occurrence and during the continuance of an Event of Default, any and all cash (including amounts received by electronic funds transfer), checks, drafts and other instruments for the payment of money received by each Debtor at any time, in full or partial payment of any of the Collateral consisting of Accounts or Inventory, shall forthwith upon receipt be transmitted and delivered to Agent, properly endorsed, where required, so that such items may be collected by Agent. Any such amounts and other items received by a Debtor shall not be commingled with any other of such Debtor's funds or property, but will be held separate and apart from such Debtor's own funds or property, and upon express trust for the benefit of Agent until delivery is made to Agent. All items or amounts which are remitted to a Lock Box or otherwise delivered by or for the benefit of a Debtor to Agent on account of partial or full payment of, or any other amount payable with respect to, any of the Collateral shall, at Agent's option, to any of the Indebtedness, whether then due or not, in the order and manner set forth in the Credit Agreement. No Debtor shall have any right whatsoever to withdraw any funds so deposited. Each Debtor further grants to Agent a first security interest in and lien on all funds on deposit in such account. Each Debtor hereby irrevocably authorizes and directs Agent to endorse all items received for deposit to the Cash Collateral Account, notwithstanding the inclusion on any such item of a restrictive notation, e.g., "paid in full", "balance of account", or other restriction.

        Section 6.4    Default Under Credit Agreement.     Subject to any applicable notice and cure provisions contained in the Credit Agreement, the occurrence of any Event of Default (as defined in the Credit Agreement), including without limit a breach of any of the provisions of this Agreement, shall be deemed to be an Event of Default under this Agreement. This Section 6.4 shall not limit the Events of Default set forth in the Credit Agreement.

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ARTICLE 7
Miscellaneous

        Section 7.1    No Waiver; Cumulative Remedies.     No failure on the part of the Agent to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

        Section 7.2    Successors and Assigns.     This Agreement shall be binding upon and inure to the benefit of the Debtor and the Agent and their respective heirs, successors and assigns, except that the Debtor may not assign any of its rights or obligations under this Agreement without the prior written consent of the Agent.

        Section 7.3    AMENDMENT; ENTIRE AGREEMENT.     THIS AGREEMENT AND THE CREDIT AGREEMENT REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the parties hereto.

        Section 7.4    Notices.     All notices, requests, consents, approvals, waivers and other communications hereunder shall be in writing (including, by facsimile transmission) and mailed, faxed or delivered to the address or facsimile number specified for notices on signature pages hereto; or, as directed to the Debtor or the Agent, to such other address or number as shall be designated by such party in a written notice to the other. All such notices, requests and communications shall, when sent by overnight delivery, or faxed, be effective when delivered for overnight (next business day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day (as defined in the Credit Agreement) after the date deposited into the U.S. mail, or if otherwise delivered, upon delivery; except that notices to the Agent shall not be effective until actually received by the Agent.

        Section 7.5    GOVERNING LAW; SUBMISSION TO JURISDICTION; SERVICE OF PROCESS.     (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF MICHIGAN.

          (b)  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF MICHIGAN OR OF THE UNITED STATES FOR THE EASTERN DISTRICT OF MICHIGAN, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE DEBTOR AND THE AGENT CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE DEBTOR AND THE AGENT IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY LOAN DOCUMENT.

        Section 7.6    Headings.     The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

15

        Section 7.7    Survival of Representations and Warranties.     All representations and warranties made in this Agreement or in any certificate delivered pursuant hereto shall survive the execution and delivery of this Agreement, and no investigation by the Agent shall affect the representations and warranties or the right of the Agent, the Banks or the Noteholders to rely upon them.

        Section 7.8    Counterparts.     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        Section 7.9    Waiver of Bond.     In the event the Agent seeks to take possession of any or all of the Collateral by judicial process, the Debtor hereby irrevocably waives any bonds and any surety or security relating thereto that may be required by applicable law as an incident to such possession, and waives any demand for possession prior to the commencement of any such suit or action.

        Section 7.10    Severability.     Any provision of this Agreement which is determined by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        Section 7.11    Construction.     The Debtor and the Agent acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the Debtor and the Agent.

        Section 7.12    Termination.     If all of the Indebtedness (other than contingent liabilities pursuant to any indemnity, including without limitation Sections 5.5 and 5.6 hereof, for claims which have not been asserted, or which have not yet accrued) shall have been fully paid and performed in full (in cash) and all commitments to extend credit or other credit accommodations under the Credit Agreement have been terminated, the Agent shall, upon the written request of the Debtor, execute and deliver to the Debtor a proper instrument or instruments acknowledging the release and termination of the security interests created by this Agreement, and shall duly assign and deliver to the Debtor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Agent and has not previously been sold or otherwise applied pursuant to this Agreement.

        Section 7.13    Release of Collateral.     The Agent shall, upon the written request of Debtor, execute and deliver to the Debtor a proper instrument or instruments acknowledging the release of the security interest and liens established hereby on any Collateral (other than the Pledged Shares): (a) if the sale or other disposition of such Collateral is permitted under the terms of the Credit Agreement and, at the time of such proposed release, both before and after giving effect thereto, no Default or Event of Default has occurred and is continuing, (b) if the sale or other disposition of such Collateral is not permitted under the terms of the Credit Agreement, provided that the requisite Banks under such Credit Agreement shall have consented to such sale or disposition in accordance with the terms thereof, or (c) if such release has been approved by the requisite Banks in accordance with Section 12.10 of the Credit Agreement.

        Section 7.14    WAIVER OF JURY TRIAL.     EACH DEBTOR AND THE AGENT WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY EITHER SUCH PARTY AGAINST THE OTHER, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH DEBTOR AND THE AGENT AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.

16

WITHOUT LIMITING THE FOREGOING, EACH SUCH PARTY FURTHER AGREES THAT ITS RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

        Section 7.15    Consistent Application.     The rights and duties created by this Agreement shall, in all cases, be interpreted consistently with, and shall be in addition to (and not in lieu of), the rights and duties created by the Credit Agreement. In the event that any provision of this Agreement shall be inconsistent with any provision of the Credit Agreement, such provision of the Credit Agreement shall govern.

        Section 7.16    Continuing Lien.     The security interest granted under this Security Agreement shall be a continuing security interest in every respect (whether or not the outstanding balance of the Indebtedness is from time to time temporarily reduced to zero) and Agent's security interest in the Collateral as granted herein shall continue in full force and effect for the entire duration that the Credit Agreement remains in effect and until all of the Indebtedness are repaid and discharged in full, and no commitment (whether optional or obligatory) to extend any credit under the Credit Agreement remain outstanding.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

DEBTORS:
QUANEX CORPORATION

By:

Name:

Title

Address for Notices:

Fax No.:
Telephone No.:
Attention:

17

NICHOLS ALUMINUM-ALABAMA, INC.

By:

Name:

Title

Address for Notices:

Fax No.:
Telephone No.:
Attention:

NICHOLS ALUMINUM-GOLDEN, INC.

By:

Name:

Title

Address for Notices:

Fax No.:
Telephone No.:
Attention:

IMPERIAL PRODUCTS, INC.

By:

Name:

Title

Address for Notices:

Fax No.:
Telephone No.:
Attention:

18

TEMROC METALS, INC.

By:

Name:

Title

Address for Notices:

Fax No.:
Telephone No.:
Attention:

COLONIAL CRAFT, INC.

By:

Name:

Title

Address for Notices:

Fax No.:
Telephone No.:
Attention:

QUANEX BAR, INC.

By:

Name:

Title

Address for Notices:

Fax No.:
Telephone No.:
Attention:

19

QUANEX STEEL, INC.

By:

Name:

Title

Address for Notices:

Fax No.:
Telephone No.:
Attention:

PIPER IMPACT, INC.

By:

Name:

Title

Address for Notices:

Fax No.:
Telephone No.:
Attention:

AGENT:

COMERICA BANK, as Agent

By:

Name:

Title

Address for Notices: One Detroit Center, 9th Floor 500 Woodward Avenue Detroit, Michigan 48226 Telephone No.: 313/222/9434 Attention:

20

SCHEDULE A

TO

SECURITY AGREEMENT

Locations of Equipment and Inventory

(including leased locations) in the Possession of Debtor or Any Bailee/Warehouseman

SCHEDULE B

TO

SECURITY AGREEMENT

Jurisdictions for Filing

UCC-1 Financing Statements

SCHEDULE C

TO

SECURITY AGREEMENT

SCHEDULE D
TO
SECURITY AGREEMENT
Intellectual Property
[TO BE COMPLETED BY COMPANY]

ATTACHMENT 1
to
Agreement
(Trademark)

ITEM A.    TRADEMARKS    Registered Trademarks

Country	Trademark	Registration No.	Debtor

Pending Trademark Applications

Country	Trademark	Registration No.	Debtor

Expired, Abandoned or Canceled Trademarks

Country	Trademark	Registration No.	Debtor

Trademark Applications in Preparation

Country	Trademark	Registration No.	Debtor

ITEM B.    TRADEMARK LICENSES

Country	Trademark	Registration No.	Debtor

[TO BE COMPLETED BY DEBTORS]

ATTACHMENT 1
to
Agreement
(Copyright)

ITEM A.    COPYRIGHTS

Country	Copyright	Registration No.	Debtor

ITEM B.    PENDING COPYRIGHT APPLICATIONS

Country	Copyright	Registration No.	Debtor

ITEM C.    COPYRIGHT LICENSES

Country	Copyright	Registration No.	Debtor	Issue Date	Debtor

[TO BE COMPLETED BY DEBTORS]

Attachment 1
to Agreement (Patent)

ITEM A.    PATENTS    (including letters patent and applications for letters patent):

Country	Patent	Patent No.	Issue Date	Debtor

ITEM B.    PATENT LICENSES:

Country	Patent	Patent No.	Issue Date	Debtor

EXHIBIT A
TO
SECURITY AGREEMENT

FORM OF AMENDMENT

        This Amendment, dated                        , 20    , is delivered pursuant to Section 4.14 of the Security Agreement referred to below. The undersigned hereby agrees that this Amendment may be attached to the Security Agreement dated as of November 26, 2002, between the undersigned and Comerica Bank, as the Agent for the benefit of the Banks referred to therein (the "Security Agreement"), and that the intellectual property listed on Schedule D annexed hereto shall be and become part of the Collateral referred to in the Security Agreement and shall secure payment and performance of all Indebtedness as provided in the Security Agreement.

        Capitalized terms used herein but not defined herein shall have the meanings therefor provided in the Security Agreement.

QUANEX CORPORATION

By:

Name:

Title

NICHOLS ALUMINUM-ALABAMA, INC.

By:

Name:

Title

NICHOLS ALUMINUM-GOLDEN, INC.

By:

Name:

Title

IMPERIAL PRODUCTS, INC.

By:

Name:

Title

TEMROC METALS, INC.

By:

Name:

Title

COLONIAL CRAFT, INC.

By:

Name:

Title

QUANEX BAR, INC.

By:

Name:

Title

QUANEX STEEL, INC.

By:

Name:

Title

PIPER IMPACT, INC.

By:

Name:

Title

EXHIBIT B

JOINDER AGREEMENT
(Security Agreement)

        THIS JOINDER AGREEMENT is dated as of                        ,             by                        , a                        ("New Debtor").

        WHEREAS, pursuant to Section 6.16 of that certain Quanex Corporation Revolving Credit Agreement dated as of November 26, 2002 (as amended or otherwise modified from time to time, the "Credit Agreement") by and among Quanex Corporation, a Delaware corporation ("Company"), the Banks signatory thereto and Comerica Bank, as Agent for the Banks (in such capacity, "Agent"), and pursuant to Section 4.16(a) of that certain Security Agreement dated as of November 26, 2002 (the "Security Agreement") executed and delivered by the Debtors named therein ("Debtors") in favor of Agent, for and on behalf of the Banks, the New Debtor executed and delivered that certain Joinder Agreement dated as of                        ,            , in accordance with the Credit Agreement and the Security Agreement.

        WHEREAS, pursuant to Section 6.16 of the Credit Agreement, the New Debtor is also required to become a party to the Guaranty dated as of November 26, 2002 (as amended or otherwise modified from time to time, the "Guaranty").

        WHEREAS, in order to comply with Section 6.16 of the Credit Agreement, New Debtor executes and delivers this Joinder Agreement in accordance with the Credit Agreement.

        NOW THEREFORE, as a further inducement to Banks to continue to provide credit accommodations to Company and the Account Parties (as defined in the Credit Agreement), New Debtor hereby covenants and agrees as follows:

        1.    All capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement unless expressly defined to the contrary.

        2.    New Debtor hereby enters into this Joinder Agreement in order to comply with Section 6.16 of the Credit Agreement and does so in consideration of the Advances made or to be made from time to time under the Credit Agreement (and the other Loan Documents, as defined in the Credit Agreement).

        3.    Schedule [insert appropriate Schedule] attached to this Joinder Agreement is intended to supplement Schedule [insert appropriate Schedule] of the Security Agreement with the respective information applicable to New Debtor.

        4.    New Debtor shall be considered, and deemed to be, for all purposes of the Credit Agreement, the Security Agreement and the other Loan Documents, a Debtor under the Security Agreement as fully as though New Debtor had executed and delivered the Security Agreement at the time originally executed and delivered under the Credit Agreement and hereby ratifies and confirms its obligations under the Security Agreement, all in accordance with the terms thereof.

        5.    No Default or Event of Default (each such term being defined in the Credit Agreement) has occurred and is continuing under the Credit Agreement.

        6.    This Joinder Agreement shall be governed by the laws of the State of Michigan and shall be binding upon New Debtor and its successors and assigns.

        IN WITNESS WHEREOF, the undersigned New Debtor has executed and delivered this Joinder Agreement as of                        ,             .

[NEW DEBTOR]
By:

Its:

EXHIBIT L

FORM OF INTERCOMPANY NOTE

COMPANY OR GUARANTOR, AS MAKER

        November 26, 2002

        ON DEMAND, FOR VALUE RECEIVED, the undersigned ("Maker") promises to pay to the order of [the entity or entities appearing on Schedule 1 hereto] from which it has received advances of credit ("Holder") at such place as shall be designated from time to time by each such Holder to Maker, in lawful money of the United States of America or in such other currencies applicable to any particular advance made hereunder (each an "Advance" and, collectively, the "Advances") which may, from time to time, be outstanding hereunder, such sum as may from time to time have been advanced by Holder to Maker and then be outstanding hereunder, together with interest thereon as hereinafter set forth.

        Each Advance may bear interest at Holder's average cost of borrowing as certified by Holder from time to time and in accordance with the Holder's customary penalties.

        This Note is a note under which advances, repayments and readvances may be made from time to time.

        This Note shall be fully subordinated in all respects to the Indebtedness (as defined in the Credit Agreement). Upon the occurrence and during the continuance of an Event of Default (as defined in the Credit Agreement), no payments may be made of the principal of or interest on this Note.

        As used herein:

        "Credit Agreement" means that certain Quanex Corporation Revolving Credit Agreement dated as of November 26, 2002, by and among Comerica Bank, as agent (in such capacity, the "Agent") for itself and the other Banks, and Quanex Corporation ("Company"), and the Banks party thereto from time to time, as the same may be amended or otherwise modified from time to time.

        During the period when payments of interest hereon are not permitted by the second preceding paragraph, interest shall accrue and be added to principal on each interest payment date.

        Maker agrees, and Holder by accepting this Note agrees, that: (A) the obligations evidenced by this Note are subordinated in right of payment, to the prior payment in full of all of the Indebtedness, the subordination is for the benefit of the Banks and each Bank (whether now outstanding or hereafter created, incurred, assumed or guaranteed) shall be deemed to have acquired the Indebtedness in reliance upon the covenants and provisions contained in this Note; (B) if Maker is prohibited by the terms of this Note from making any payment of principal, interest or any other sum under or in respect of this Note when due, and therefore the Maker shall fail to pay when due any such sum, such failure shall not constitute a default or event of default under and in respect of this Note (provided that interest shall continue to accrue as provided herein and be added to principal as herein set forth); and (C) no revision to any provision of this Note applicable or relevant to the subordination of this Note to the Indebtedness shall be made or become effective until approved in writing by the Agent.

        Upon any distribution (whether cash, securities or other property, by setoff or otherwise) to creditors of Maker in a liquidation or dissolution of Maker or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Maker or its property: (A) Banks shall be entitled to payment in full of all obligations with respect to the Indebtedness (including interest after the commencement of any such proceeding at the rates specified for the applicable indebtedness) to the date of payment of the applicable Indebtedness before Holder shall be entitled to receive any payment of any obligations with respect to this Note; and (B) until all obligations with respect to the Indebtedness are indefeasibly paid in full, any distribution to which Holder would be entitled shall be made to the Agent.

        No right of any Bank to enforce the subordination of the indebtedness evidenced by this Note shall be impaired by any act or failure to act by the Maker or by its failure to comply with the terms and conditions of this Note.

        This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan.

        Maker hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

        Terms not defined herein shall have the meanings set forth in the Credit Agreement.

        Nothing herein shall limit any right granted Holder by any other instrument or by law.

[ ]

By:

Its:

Dated: , 2002

Pay to the order of Comerica Bank, as Agent

By:

Its:

2

EXHIBIT M

COVENANT COMPLIANCE REPORT

To: Comerica Bank, as Agent

  Re:
  Quanex Corporation Revolving Credit Agreement dated as of November 26, 2002 (as amended or otherwise modified from time to time, the "Credit Agreement"), among Quanex Corporation ("Company"), the Banks party thereto and Comerica Bank, as Agent for the Banks.

        This Covenant Compliance Report ("Report") is furnished pursuant to Section 6.2(a) of the Credit Agreement and sets forth various information as of                                     (the "Computation Date").

        1.    Consolidated Fixed Charge Coverage Ratio (Section 6.9).     On the Computation Date, the Consolidated Fixed Charge Coverage Ratio, which is required to be not less than 1.25 to 1, was    to 1 as computed in the supporting documents attached hereto as Schedule A.

        2.    Consolidated Tangible Net Worth (Section 6.10).     On the Computation Date, the Consolidated Tangible Net Worth, which is required to be not less than $                        was $                        as computed in the supporting documents attached hereto as Schedule B.

        3.    Consolidated Leverage Ratio (Section 6.11).     On the Computation Date, the Consolidated Leverage Ratio, which is required to be not more than 2.50 to 1, was    to 1 as computed in the supporting documents attached hereto as Schedule C.

        The undersigned Responsible Officer of Company hereby certifies that to the best of his/her knowledge, after due inquiry:

        A.    All of the information set forth in this Report (and in any Schedules attached hereto) is true and correct in all material respects.

        B.    As of the Computation Date, Company has observed and performed, in all material respects, all of their covenants and other agreements contained in the Credit Agreement and in the Notes (if issued) and any other Loan Documents to be observed, performed and satisfied by them.

        C.    He/she has personally reviewed the Credit Agreement and this Report is based on an examination sufficient to assure that this Report is accurate.

        D.    Except as stated in Schedule D hereto (which shall describe any existing Event of Default or event which with the passage of time and/or the giving of notice, would constitute an Event of Default and the notice and period of existence thereof and any action taken with respect thereto or contemplated to be taken by Company), no Event of Default, or event which with the passage of time and/or the giving of notice would constitute an Event of Default, has occurred and is continuing on the date of this Report.

        Capitalized terms used in this Report and in the schedules hereto, unless specifically defined to the contrary, have the meanings given to them in the Credit Agreement.

        IN WITNESS WHEREOF, the undersigned has caused this Report to be executed and delivered by its duly authorized officer this            day of                        .

QUANEX CORPORATION

By:

Its:

EXHIBIT N

SUBORDINATION TERMS

        This Instrument shall be fully subordinated in right of payment and priority and in all other respects to the Indebtedness (as defined in the Credit Agreement). Upon the occurrence and during the continuance of an Event of Default and following receipt of notice from the Agent, no payments may be made on the principal of or interest on this Instrument. During the period when payments of interest hereon are not permitted, interest shall accrue and be added to principal on each interest payment date.

        As used herein, "Credit Agreement" shall mean that certain Amended and Restated Quanex Revolving Credit Agreement dated as of November 26, 2002, by and among Quanex Corporation, certain financial institutions from time to time signatory thereto (the "Lenders") and Comerica Bank, a Michigan banking corporation, as Agent for the Banks (in such capacity the "Agent"), and any extensions, renewals, amendments, restatements or other modifications made from time to time thereto.

        Maker agrees, and Holder by accepting this Instrument agrees, that: (A) the obligations evidenced by this Instrument are subordinated in right of payment, to the prior payment in full of all the Indebtedness; the subordination is for the benefit of the Banks, and each Bank shall be deemed to have acquired Indebtedness whether now outstanding or hereafter created, incurred, assumed or guaranteed in reliance upon the covenants and provisions contained in this Instrument; (B) if Maker is prohibited by the terms of this Instrument from making any payment of principal, interest or any other sum under or in respect of this Instrument when due, and therefore the Maker shall fail to pay when due any such sum, such failure shall not constitute a default or event of default under and in respect of this Instrument (provided that interest shall continue to accrue as provided herein and be added to principal as herein set forth); and (C) no revision to any provision of this Instrument applicable or relevant to, or otherwise affecting, the subordination of this Instrument to the Indebtedness shall be made or become effective until approved in writing by the Agent.

        Upon any distribution (whether cash, securities or other property, by setoff or otherwise) to creditors of Maker in a liquidation or dissolution of Maker or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding (each, a "Proceeding") relating to Maker or its property: (A) the Banks shall be entitled to payment in full of all obligations with respect to the Indebtedness (including interest after the commencement of any such proceeding at the rates specified for the applicable Indebtedness to the date of payment of the Indebtedness, whether or not allowed in such proceeding) before Holder shall be entitled to receive any payment of any obligations with respect to this Instrument; and (B) until all obligations with respect to the Indebtedness are paid in full, any distribution to which Holder would be entitled shall be made to the Banks as their interests may appear, and Banks (acting through Agent) shall be entitled to vote (or direct Holder's vote) on any claim in such Proceeding.

        No right of any Bank to enforce the subordination of the indebtedness evidenced by this Instrument shall be impaired by any act or failure to act by the Maker or by its failure to comply with the terms and conditions of this Instrument.

        Terms not defined herein shall have the meanings set forth in the Credit Agreement.